Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

dated as of November 17, 2021

among

TRANSMONTAIGNE OPERATING COMPANY L.P.,
as the Borrower,

TRANSMONTAIGNE PARTNERS LLC,
as Parent,

THE LENDERS AND ISSUING BANKS PARTY HERETO FROM TIME TO TIME,

BARCLAYS BANK PLC,
as the Administrative Agent and as the Collateral Agent

Lead Arrangers and Bookrunners:

BARCLAYS BANK PLC
and
ING CAPITAL LLC
MIZUHO BANK, LTD.
MUFG UNION BANK, N.A.
TRUIST SECURITIES, INC.

$150,000,000 Senior Secured Revolving Credit Facility and
$1,000,000,000 Senior Secured Term Loan

i

Exhibits and Schedules

Exhibit A	Form of Administrative Questionnaire
Exhibit B-1	Form of Assignment and Assumption
Exhibit B-2	Form of Affiliated Lender Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E-1	Form of Term Note
Exhibit E-2	Form of Revolving Note
Exhibit E-3	Form of Swingline Note
Exhibit F	Form of Compliance Certificate
Exhibit G-1	Form of U.S. Tax Compliance Certificate
Exhibit G-2	Form of U.S. Tax Compliance Certificate
Exhibit G-3	Form of U.S. Tax Compliance Certificate
Exhibit G-4	Form of U.S. Tax Compliance Certificate
Exhibit H-1	Form of Closing Date Certificate
Exhibit H-2	Form of Solvency Certificate
Exhibit I	Form of Prepayment Notice
Exhibit J	Form of Junior Lien Intercreditor Agreement
Exhibit K	Form of Pari Passu Intercreditor Agreement
Exhibit L	Form of Swap Intercreditor Agreement

Schedule 1.01(a)	Management Shareholders
Schedule 1.01(b)	Excluded Real Property

Schedule 2.01	Commitments
Schedule 3.07	Liabilities
Schedule 3.14	ERISA Matters
Schedule 6.01	Liens
Schedule 6.02	Indebtedness
Schedule 6.07	Investments
Schedule 6.08	Transactions with Affiliates
Schedule 6.11	Restrictive Agreements
Schedule 9.01	Notice Addresses

v

This CREDIT AGREEMENT, dated as of November 17, 2021 (this “Agreement”), is by and among TRANSMONTAIGNE OPERATING COMPANY L.P., a Delaware limited partnership (the “Borrower”), TRANSMONTAIGNE PARTNERS LLC, a Delaware limited liability company (“Parent”), the Lenders from time to time party hereto, the Issuing Banks from time to time party hereto, the Swingline Lender and BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, capitalized terms used but not defined in the preamble above and in these recitals have the meaning assigned thereto in Article I;

WHEREAS, the Borrower has requested that the applicable Lenders extend credit under the Facilities and the Issuing Banks to issue Letters of Credit; and

WHEREAS, the Lenders and the Issuing Banks are willing to extend credit to the Borrowers under the Facilities on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

A G R E E M E N T:

Article I.
DEFINITIONS

Section 1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, when used in reference to any Loan or Borrowing, whether such Loan or Loans, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Loan” shall mean a Loan that bears interest based on the ABR.

“Accepting Lenders” shall have the meaning assigned to such term in Section 2.22(a).

“Acquired Debt” shall have the meaning assigned to such term in clause (i) of the definition of Permitted Debt.

“Acquisition” shall mean the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Adjusted Eurodollar Rate” shall mean, for any Interest Rate Determination Date with respect to an Interest Period for Eurodollar Loans, the rate per annum obtained by dividing (a) the fluctuating rate per annum equal to (x) the rate per annum determined by the Administrative Agent to be the offered rate for deposits in Dollars with a term equivalent to such Interest Period appearing on the page of the Reuters Screen which displays an average of the London interbank offered rate administered by the ICE Benchmark Administration, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in Dollars with a term equivalent to such Interest Period on such other page or other service which displays an average of the London interbank offered rate administered by the ICE Benchmark Administration, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement; provided that the Adjusted Eurodollar Rate shall at no time be less than 0.50% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A.

“Affected Class” shall have the meaning assigned to such term in Section 2.22(a).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” shall mean the Sponsor and any Person that is an Affiliate of the Sponsor, a Parent Entity or any Subsidiary thereof, but that is not (a) a Loan Party or any Subsidiary of a Loan Party, (b) a Debt Fund Affiliate or (c) a natural person.

“Affiliated Lender Limitation” shall mean the requirement that the aggregate amount of the Term Commitments or Term Loans held or beneficially owned by all the Affiliated Lenders shall not at any time exceed 25.0% of the aggregate amount of the Term Commitments or Term Loans (measured at the time of purchase) of all the Term Lenders at such time.

“Agency Fee Letter” shall mean the Fee Letter, dated as of the Closing Date, between the Administrative Agent and the Borrower, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Agent Fees” shall have the meaning assigned to such term in Section 2.11(a).

“Agent Parties” shall have the meaning assigned to such term in Section 9.16(b)(ii).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (c) the Adjusted Eurodollar Rate in effect on such day (assuming a one-month Interest Period and determined as of approximately 11:00 a.m. (London, England time) on such day) plus 1.00%. If for any reason the Administrative Agent shall have determined in good faith that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. Notwithstanding the foregoing, in the case of Tranche B Term Loans, the Alternate Base Rate shall at no time be less than 0.50% per annum, and in the case of the Revolving Facility, the Alternate Base Rate shall at no time be less than 0.00% per annum.

“Anticipated Cure Deadline” shall have the meaning assigned to such term in Section 7.04.

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.09(c)(i).

“Anti-Money Laundering Laws” shall have the meaning assigned to such term in Section 3.09(b).

“Applicable Margin” shall mean (a) with respect to the Tranche B Term Loans (i) with respect to ABR Loans, a rate per annum equal to 2.50% and (ii) with respect to Eurodollar Loans, a rate per annum equal to 3.50% and (b) with respect to the Revolving Facility (i) with respect to ABR Loans, a rate per annum equal to 2.50% and (ii) with respect to Eurodollar Loans, a rate per annum equal to 3.50%.

“Applicable Percentage” shall mean, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time). If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Reserve Requirement” shall mean, at any time, for any Eurodollar Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. A Eurodollar Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Counterparty” shall mean (a)  any Lender or any Affiliate of a Lender (i) at the time it entered into a Hedge Agreement in its capacity as a party thereto, (ii) with respect to a Hedge Agreement in effect as of the Closing Date, as of the Closing Date, as applicable, in its capacity as a party thereto, and in the case of subclauses (i) or (ii) notwithstanding whether such Approved Counterparty may cease to be an Agent, Arranger, Lender or an Affiliate of an Agent, Arranger or Lender thereafter, as applicable, (b) any other Person party to an effective Swap Intercreditor Agreement with respect to such Hedge Agreement to be entered into and (c) any assignee of a Person that was itself an Approved Counterparty with respect to a Hedge Agreement at the time of the assignment thereof, in its capacity as a party thereto.

“Approved Domestic Bank” shall have the meaning assigned to such term in clause (b) of the definition of “Permitted Investments”.

“Approved Fund” shall mean, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by such Lender, an Affiliate of such Lender or an entity or an Affiliate of an entity that administers or manages such Lender.

“Arrangers” shall mean Barclays, ING Capital LLC, Mizuho Bank, Ltd., MUFG Union Bank, N.A. and Truist Securities, Inc. in their capacities as lead arrangers and bookrunners.

“Asset Sale” shall mean any Disposition of property or series of related Dispositions of property made in reliance on clause (n) of Section 6.04.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit B-1.

“Auction” shall have the meaning assigned to such term in Section 9.04(j).

“Auction Manager” shall mean any financial institution agreed to by the Borrower and the Administrative Agent (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any repurchases of Term Loans pursuant to Section 9.04(j).

“Audited Financial Statements” shall have the meaning assigned to such term in Section 3.06.

“Authorized Officer” of any Person shall mean any duly appointed and authorized chief executive, president, vice president, Financial Officer or secretary of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, in each case, whose signatures and incumbency shall have been certified pursuant to Section 4.01(d)(iii) or pursuant to a certificate delivered to the Administrative Agent on or after the Closing Date in form and substance reasonably satisfactory to the Administrative Agent.

“Authorized Representative” shall mean, with respect to any Indebtedness, the administrative agent, collateral agent, trustee and/or any similar representative acting on behalf of the holders of such Indebtedness.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.04(b)(iii).

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” shall mean, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Bankruptcy Group Member” shall mean the Parent, the Borrower, and each of the Material Subsidiaries.

“Benchmark” shall mean, initially, the Adjusted Eurodollar Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.25, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor:

(a)            For purposes of Section 2.25(a), the first alternative set forth below that can be determined by the Administrative Agent:

(i)             the sum of: (A) Term SOFR and (B) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration; provided that if any Available Tenor of Adjusted Eurodollar Rate does not correspond to an Available Tenor of Term SOFR, the Benchmark Replacement for such Available Tenor of Adjusted Eurodollar Rate shall be the closest corresponding Available Tenor (based on tenor) for Term SOFR and if such Available Tenor of Adjusted Eurodollar Rate corresponds equally to two Available Tenors of Term SOFR, the corresponding tenor of Term SOFR with the shorter duration shall be applied; or

(ii)            the sum of: (A) Daily Simple SOFR and (B) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of the Adjusted Eurodollar Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 2.25(a); and

(b)           For purposes of Section 2.25(b), the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark other than the Adjusted Eurodollar Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member, as applicable, of such Person, or if such limited liability company does not have a board of managers, board of directors, manager or managing member, as applicable, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member, as applicable, of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrower ERISA Group Members” shall mean the Loan Parties and their respective ERISA Affiliates.

“Borrower Notice” shall have the meaning assigned to such term in clause (e) of the definition of “Collateral and Guarantee Requirement”.

“Borrowing” shall mean a group of Loans of a single Class and Type and made on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower for a Borrowing in accordance with the terms of Section 2.03, and substantially in the form of Exhibit C.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Parent and the Restricted Subsidiaries, including in connection with Joint Ventures; provided that, in any event, “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) any expenditures to the extent financed with any Net Sale Proceeds or Net Recovery Proceeds of any Asset Sale or Recovery Event reinvested pursuant to Section 2.10(b)(iii) or Section 2.10(b)(iv), as applicable; (iii) expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit; and (iv) capital expenditures to the extent they are made with the cash and cash equivalent proceeds of equity contributions (other than in respect of Disqualified Capital Stock and Specified Equity Contributions) made to the Borrower after the Closing Date.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, as in effect on December 31, 2017 and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, as in effect on December 31, 2017.

“Captive Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” shall have the meaning assigned to such term in Section 2.04(g).

“Cash Collateral Account” shall mean a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” shall have the meaning assigned to such term in Section 2.04(g).

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” shall mean (a) the adoption of any law, rule, treaty or regulation after the Closing Date, (b) any change in law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Closing Date which compliance, if not having the force of law, shall have been undertaken by such Lender across its lending business, without discriminating in its application to any Loan; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean any sale, assignment, transfer or other Disposition as a result of which:

(a)            the Permitted Holders shall cease to have the power, directly or indirectly, to vote or direct the voting of Equity Interests representing a majority of the voting stock of the Parent; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if:

(i)             any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate or appoint (and does so designate or appoint) a majority of the Board of Directors of the Parent or (B) the Permitted Holders own, directly or indirectly, of record and beneficially an amount of voting stock of the Parent equal to an amount that is more than fifty percent (50%) of the amount of voting stock of the Parent owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Closing Date and such ownership by the Permitted Holders represents the largest single block of voting stock of the Parent held by any Person or related group for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended; or

(ii)            at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, no “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of the Parent or any other direct or indirect parent thereof and their subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall be the “beneficial owner” (as defined in Rules 13(d)-3 and 13 (d)-5 under such Act) (other than a newly-formed parent company of which Parent is a wholly-owned Subsidiary), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the outstanding voting stock of the Parent or (y) the percentage of the then outstanding voting stock of the Parent owned, directly or indirectly, beneficially by the Permitted Holders at such time; or

(b)           Parent ceases to, directly or indirectly, beneficially own 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of the Borrower.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B Term Loans, Revolving Loans or Incremental Loans of any Series (including any applicable Refinancing Loans in respect of any of the foregoing), (b) any Commitment, refers to whether such Commitment is a Tranche B Term Commitment, a Revolving Commitment or an Incremental Commitment of any Series (including any applicable Refinancing Commitments in respect of any of the foregoing) and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. Additional Classes of Loans, Borrowings, Commitment and Lenders may be established pursuant to Section 2.21, 2.22 or 2.23.

“Closing Date” shall mean the date on which each of the conditions set forth in Section 4.01 shall have been satisfied or waived in accordance with the terms hereof.

“Closing Date Distribution” shall mean a cash distribution by the Borrower on the Closing Date to the Parent, in an amount not to exceed the amount of (x) (i) the Unrestricted cash of the Parent, the Borrower and its Subsidiaries immediately prior to the Borrowing of the Term Loans on the Closing Date, plus (ii) the Term Loans made to the Borrower on the Closing Date, less (y) (i) an amount necessary to effect the Refinancing and (ii) an amount necessary to pay fees, costs, and expenses relating to the Transactions.

“Closing Date Financial Statements” shall have the meaning assigned to such term in Section 3.06.

“COBRA” shall mean Section 4980B of the Code, Sections 601-608 of ERISA, Sections 2201-2208 of the Public Health Service Act, and other similar Governmental Rules.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, but in any event excluding Excluded Property.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that (in each case subject to Section 5.09 and Section 5.16):

(a)            the Collateral Agent shall have received (i) on the Closing Date, from each Loan Party party thereto as of the Closing Date, counterparts of the Guaranty and the Security Agreement duly executed and delivered on behalf of such Person (which may include electronic transmission of a “.pdf” copy of a signed signature page to such Agreement) and (ii) in the case of any Person that becomes a Loan Party after the Closing Date, joinders or supplements to the Guaranty and the Security Agreement, in the forms specified therein, duly executed and delivered within the applicable timeframes on behalf of such Person, together with documents and opinions of the type referred to in Sections 4.01(d) and 4.01(g) with respect to such Loan Party;

(b)           (i) 100% of the Equity Interests in the Borrower and (ii) all voting Equity Interests in any Restricted Subsidiary that is a Material Subsidiary and that is directly owned by the Borrower or any other Loan Party, other than Excluded Subsidiaries, in each case, shall have been pledged to the extent required by the Security Agreement, and the Collateral Agent shall, to the extent required by the Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent (or its counsel) that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel);

(c)            the Pledged Debt owing to any Loan Party shall have been pledged to the extent required by the Security Agreement and the applicable promissory note shall be delivered to the Collateral Agent to the extent required by the Security Agreement, together with undated instruments of transfer with respect thereto endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent (or its counsel) that such promissory notes have been sent for overnight delivery to the Collateral Agent or its counsel);

(d)           all documents and instruments, including UCC financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created on assets of the Parent, the Borrower and each other Loan Party by the Security Documents and perfect such Liens to the extent required by, and with the priority required on assets of the Parent, the Borrower and each other Loan Party by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e)            the Collateral Agent shall have received within two hundred and seventy (270) days (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the Loan Party that is the owner of such Mortgaged Property, (ii) with respect to each Mortgaged Property, a fully paid policy or policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) in an amount equal to the fair market value thereof as reasonably determined by the Borrower or otherwise reasonably acceptable to the Collateral Agent issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens or as otherwise acceptable to the Collateral Agent, together with such endorsements as the Collateral Agent may reasonably request, to the extent available at commercially reasonable rates, (iii) (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if any Mortgaged Property which contains any improved real property is located in an area identified by FEMA as a Special Flood Hazard Area, a notification to the applicable Loan Party (“Borrower Notice”) and (if applicable) notification to the applicable Loan Party that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the applicable Loan Party’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail or overnight delivery) and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Collateral Agent (any of the foregoing being “Evidence of Flood Insurance”); (iv) a survey of such Mortgaged Property in compliance with the current Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys reasonably satisfactory to the Collateral Agent, provided that a new survey will not be required if an existing survey together with an affidavit of no change is delivered to the title insurance company by the applicable Loan Party or an express map or similar product is provided, in each case sufficient for the title insurance company to delete the standard survey exception from the title insurance policy and provide customary survey-related endorsements and coverages; (v) customary local counsel and corporate opinions with respect to the enforceability, due authorization, execution and delivery of each Mortgage, the corporate formation, existence and good standing of the applicable mortgagor, in each case, in form and substance reasonably satisfactory to the Collateral Agent; and (vi) evidence of payment of all Other Taxes in connection with recording the Mortgages, any amendments thereto and any fixture filings; provided that, in its sole discretion, the Collateral Agent may not take a Mortgage with respect to any Mortgaged Property, or require the Borrower to comply with subsections (ii), (iii), (iv), (v) or (vi) until such time as the Collateral Agent is satisfied, in form and substance, with the flood insurance requirements under applicable law or where the Collateral Agent, in the exercise of its sole but reasonable discretion, determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents;

(f)            the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank, broker or securities intermediary, as the case may be, of a customary control agreement reasonably satisfactory to the Collateral Agent with respect to each Bank Account (as defined in the Security Agreement) to the extent required by the Security Agreement; and

(g)           the Administrative Agent shall have received insurance certificates from the Loan Parties’ insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.12 is in full force and effect and such certificates shall comply with the requirements set forth in Section 5.12.

Notwithstanding the foregoing, the foregoing definition shall not require the granting, creation or perfection of Liens, pledges of or security interests in, or the obtaining of title insurance or other deliverables with respect to, any Excluded Property. The Administrative Agent may, without the consent of the Collateral Agent or any Lender, grant extensions of time for the granting, creation and perfection of Liens, security interests in or the obtaining of title insurance or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary, or waive any opinion requirement or extend any period to deliver the same (including extensions beyond the Closing Date or beyond each of the time frames provided in Section 5.09 or Section 5.16 or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where the Administrative Agent, in the exercise of its sole but reasonable discretion, determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. Any Restricted Subsidiary that Guarantees any Indebtedness incurred by the Borrower or any Restricted Subsidiary pursuant to any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Parent, the Borrower or any other Subsidiary shall be a Guarantor under the Guaranty and shall pledge its assets pursuant to the Security Agreement and in accordance with the foregoing.

“Commitment” shall mean a Tranche B Term Commitment, a Revolving Commitment, a Refinancing Commitment, an Incremental Commitment of any Series or any combination thereof (as the context requires).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.16(a)(i).

“Compliance Certificate” shall mean a certificate of the Borrower executed and delivered by an Authorized Officer of the Borrower, substantially in the form of Exhibit F.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated First Lien Net Leverage Ratio” shall mean the ratio of (i) consolidated indebtedness for borrowed money, Capital Lease Obligations and purchase money debt as reflected on the balance sheet of Parent, the Borrower and the Restricted Subsidiaries of the Borrower, in each case solely to the extent secured, in whole or in part, by first priority Liens pari passu with the initial Tranche B Term Facility on the Collateral, minus cash and cash equivalents to (ii) EBITDA for the most recent four fiscal quarter period for which financial statements of Parent are internally available.

“Consolidated Senior Secured Net Leverage Ratio” shall mean the ratio of (a) indebtedness for borrowed money, Capitalized Lease Obligations, purchase money debt, debt evidenced by bonds, debentures, notes, loan agreements or other similar instruments, unreimbursed amounts in respect of letters of credit and all guarantees of the foregoing, net of cash and cash equivalents), in each case to the extent secured by Liens on the Collateral to (b) EBITDA for the most recent four fiscal quarter period for which financial statements of Parent are internally available.

“Consolidated Total Net Leverage Ratio” shall mean the ratio of (a) indebtedness for borrowed money, Capitalized Lease Obligations, purchase money debt, debt evidenced by bonds, debentures, notes, loan agreements or other similar instruments, unreimbursed amounts in respect of letters of credit and all guarantees of the foregoing, net of cash and cash equivalents) to (b) EBITDA for the most recent four fiscal quarter period for which financial statements of Parent are internally available.

“Consolidated Total Assets” shall mean, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Borrower, as of the end of the most recently ended Fiscal Quarter for which internal financial statements are available; provided that Consolidated Total Assets shall be calculated after giving pro forma effect to any Investments, acquisitions or dispositions occurring subsequent to the end of such Fiscal Quarter, as well as any such transaction giving rise to the need to calculate Consolidated Total Assets.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the Closing Date, by and among Pike Petroleum Fund VI Holdings, LLC, a Delaware limited liability company, Pike Petroleum Holdings, LLC, PPH Management Holdings, LLC, TLP Acquisition Holdings, LLC, TLP Finance Holdings, LLC, TransMontaigne Partners LLC, and TransMontaigne Operating Company L.P., a Delaware limited partnership.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Extension” shall mean each of (a) the Borrowing of a Loan and (b) the issuance, extension, renewal or amendment of a Letter of Credit.

“Cure Rights” shall mean the rights of the Borrower set forth in Section 7.04.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Fund Affiliate” shall mean any Affiliate of the Sponsor that is a bona fide diversified debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, and who managers have fiduciary duties to the investors in such fund or investment vehicle independent of, or in addition to, their duties to the Sponsor.

“Debt Issuance” shall mean the issuance by any Person and its Restricted Subsidiaries of any Indebtedness for borrowed money.

“Debt Service” shall mean, for any Measurement Period, the sum of all (a) scheduled interest and scheduled principal paid during such period in respect of Indebtedness for borrowed money of the Parent Entities (including the Parent Notes), less any net payments received by any Parent Entity during such period pursuant to any Secured Interest Rate Hedge Agreements and (b) any net payments paid by any Parent Entity during such period pursuant to any Secured Interest Rate Hedge Agreements. For the avoidance of doubt, Debt Service shall not include voluntary or mandatory prepayments pursuant to the Loan Documents.

“Debt Service Coverage Ratio” shall mean for any Measurement Period, the ratio of (a)(i) EBITDA, minus (ii) maintenance Capital Expenditures (excluding, for the avoidance of doubt, any extraordinary or non-recurring environmental Capital Expenditures), to (b) Debt Service, in each case, for such Measurement Period.

“Debtor Relief Law” shall mean the U.S. Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.20(b), any Lender that (a) has failed to (i) perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)) or any Issuing Bank, to confirm in a manner satisfactory to the Administrative Agent, such Issuing Bank and the Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than through an Undisclosed Administration, (i) become or is insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets or a custodian publicly appointed for it or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest or proceeding does not result in or provide such Lender or Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Person. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination. For the avoidance of doubt, it is hereby understood and agreed by all parties to this Agreement that the Defaulting Lender provisions in this Agreement shall not apply to any Person in its capacity as a Secured Commodity Hedge Lender or as a Secured Interest Rate Hedge Lender, as applicable, or affect its status or rights as a Secured Commodity Hedge Lender or as a Secured Interest Rate Hedge Lender, as applicable, in respect of any Hedge Agreement.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.04(n) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash or cash equivalents within 180 days following the consummation of the applicable Disposition); provided, that the aggregate Fair Market Value of all Designated Non-Cash Consideration that is at any time outstanding shall not exceed the greater of $33,750,000 and 15% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available, determined at the time of the receipt of such Designated Non-Cash Consideration.

“Designated Subsidiary” shall mean each Restricted Subsidiary of the Borrower, other than any Restricted Subsidiary that is an Excluded Subsidiary. No Unrestricted Subsidiaries shall constitute “Designated Subsidiaries”. The term “Designated Subsidiary” shall also include any Restricted Subsidiary designated as such pursuant to Section 5.15.

“Discharge Date” shall mean, subject to Section 9.02, the date on which all of the following have occurred:

(a)            payment in full in cash of (i) the outstanding principal amount of loans and advances under this Agreement, together with any and all premiums, (ii) unreimbursed amounts with respect to any drawing under any letter of credit issued under the Financing Documents and (iii) interest accrued and owing at or prior to the time such amounts are paid (including interest accruing (or which would, absent the commencement of an insolvency or liquidation proceeding of the Borrower, accrue) on or after the commencement of any insolvency or liquidation proceeding of the Borrower, whether or not such interest would be allowed in such insolvency or liquidation proceeding), on all Indebtedness outstanding under the Financing Documents;

(b)           (i) the termination or expiration of all commitments (including the Commitments), if any, to extend credit (including the issuance of any letter of credit) under the Financing Documents, and (ii) the termination or expiration of all Secured Commodity Hedge Agreements, Secured Interest Rate Hedge Agreements and Secured Treasury Services agreements or the entering into of arrangements reasonably satisfactory to the applicable Secured Commodity Hedge Lender, Secured Interest Rate Hedge Lender or Secured Treasury Lender party thereto which provide for the effective termination of such Secured Commodity Hedge Agreements, Secured Interest Rate Hedge Agreements and Secured Treasury Services agreements;

(c)            cancellation, termination or cash collateralization of letters of credit issued under any Financing Document in accordance with the terms thereof; and

(d)           payment in full in cash of all other Obligations (other than contingent obligations in respect of indemnity for which a claim has not been made) that are then due and payable or otherwise accrued and owing at or prior to the time such amounts are paid, including all obligations outstanding under the Secured Commodity Hedge Agreements, the Secured Interest Rate Hedge Agreements and the Secured Treasury Services agreements.

“Disposition” shall mean, with respect to any assets or property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof; and the terms “Dispose”, “Disposal” and “Disposed of” shall have correlative meanings; provided that “Disposition”, “Dispose”, “Disposal” and “Disposed of” shall not be deemed to include any issuance by the Parent of any of its Equity Interests to another Person.

“Disqualified Capital Stock” shall mean any Equity Interest of any Person that is not Qualified Capital Stock.

“Disqualified Lender” shall mean (a) any competitor of the Borrower or its Subsidiaries specified by the Borrower in writing to the Administrative Agent from time to time after the Closing Date and (b) any clearly and reasonably identifiable Affiliates (including, without limitation, any sponsors thereof) of any Person referred to in clauses (a) or (b) above on the basis of such Affiliate’s name; provided that a Disqualified Lender shall not include any bona fide debt fund or fixed income investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person Controlling, Controlled by or under common Control with such competitor or Affiliate thereof, as applicable; provided further that any Disqualified Lender so identified by the Borrower from time to time after the Closing Date shall not apply retroactively to disqualify any Lender or participant that has previously acquired any rights and obligations under this Agreement. Any supplement to the list of Disqualified Lenders pursuant to the foregoing shall be made by the Borrower to the Administrative Agent in writing (including by email) and such supplement shall take effect the same Business Day such notice is received by the Administrative Agent. The list of Disqualified Lenders shall be made available to any Lender upon request to the Administrative Agent, subject to customary confidentiality requirements.

“Divestiture” shall mean the Disposition (in one transaction or a series of transactions) of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Borrower or any Restricted Subsidiary or (b) all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Drawing Amount” shall mean, with respect to any Letter of Credit, as of any date of determination, the amount available to be drawn thereunder as of such date.

“Early Opt-in Effective Date” shall mean, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” shall mean the occurrence of:

(a)            a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)           the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Adjusted Eurodollar Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EBITDA” shall mean, as of any date for the applicable period ending on such date with respect to the Parent and the Restricted Subsidiaries on a consolidated basis, the sum of:

(a)            Net Income of the Parent and its Restricted Subsidiaries, plus

(b)           an amount which, in the determination of Net Income for such period (except with respect to clauses (xvii) and (xviii)(B) below, which amounts would not be deducted from Net Income), has been deducted for, without duplication:

(i)             total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest in respect of Capital Lease Obligations, (E) net payments, if any, made (less net payments, if any, received) pursuant to Secured Interest Rate Hedge Agreements with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (G) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations;

(ii)            provision for entity or assets-level Taxes, if any, based on income, profits or capital of the Borrower, Parent and the Restricted Subsidiaries, including, without limitation, U.S. federal, state, franchise and similar Taxes and foreign withholding Taxes paid or accrued during such period including penalties and interest related to such Taxes or arising from any Tax examinations;

(iii)          depreciation and amortization expense (including amortization of intangible assets);

(iv)           letter of credit fees;

(v)           non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of the Parent (or any Parent Entity thereof), the Borrower or other Restricted Subsidiary pursuant to a written plan or agreement or the treatment of such options under variable plan accounting;

(vi)          any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by management of the Parent or any Parent Entity in connection with the Transactions;

(vii)         any costs or expenses incurred by any Parent Entity, the Borrower or a Restricted Subsidiary pursuant to any management equity plan, deferred compensation plan or stock option plan, any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement;

(viii)        (x) all extraordinary losses, expenses or charges (as determined in accordance with GAAP prior to giving effect to FASB Accounting Standards Update No. 2015-01) and (y) all unusual and non-recurring losses, expenses or charges;

(ix)           non-cash amortization of financing costs of the Parent, the Borrower and the Restricted Subsidiaries;

(x)            cash expenses incurred in connection with the Transactions;

(xi)           cash restructuring charges or reserves and business optimization expense actually incurred; provided that the aggregate amount of add backs made pursuant to this clause (xi) shall not exceed an amount equal to 10% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (without giving effect to any adjustments pursuant to this clause (xi));

(xii)          any losses realized upon the Disposition of assets or other property outside of the ordinary course of business;

(xiii)         any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any Disposition permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that reasonable evidence exists that such indemnification or reimbursement will be made, and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing and (B) in fact indemnified or reimbursed within three hundred sixty-five (365) days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such three hundred sixty-five (365) days);

(xiv)         expenses, charges or losses with respect to liability or casualty events or business interruption, to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied in writing by the applicable insurer and (B) in fact reimbursed within three hundred sixty-five (365) days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such three hundred sixty-five (365) days);

(xv)          any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with the Transaction or any Investment permitted under Section 6.07;

(xvi)         all other non-cash charges (including any write-downs or non-cash impairment charges) or other expenses of the Parent, the Borrower and the Restricted Subsidiaries reducing Net Income which do not represent a cash item in such period; provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge in the current period and (B) the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period;

(xvii)        (1) the amount of “run-rate” (it being understood and agreed that “run-rate” shall mean the full recurring benefit for a period that is associated with any action taken, expected to be taken, committed to be taken or planned to be taken in connection with the Transactions, net of the amount of actual benefits realized during such period from such actions) cost savings, “run-rate” contract revenue, operating expense reductions, synergies, business optimization initiatives and other operating improvements and revenue enhancement projected by the Borrower in good faith to result from any action taken, expected to be taken, committed to be taken or planned to be taken in connection with the Transactions, including, without limitation, the Pike West Coast Contribution; provided that such cost savings, contract revenue, operating expense reductions synergies, business optimization initiatives and other operating improvements and revenue enhancement referred to in this clause (xvii)(1) (A) are reasonably identifiable and factually supportable and determined in good faith by the Borrower and (B) do not exceed the cost savings, operating expense reductions, synergies, business optimization initiatives and other operating improvements and revenue enhancement expected in good faith to be realized by the Borrower and the Restricted Subsidiaries over the 36-month period commencing with the Closing Date (including from any actions taken in whole or in part prior to the Closing Date); and

(2)            the amount of “run-rate” (it being understood and agreed that “run-rate” shall mean the full recurring benefit for a period that is associated with any action taken, expected to be taken, committed to be taken or planned to be taken in connection with a Specified Transaction, net of the amount of actual benefits realized during such period from such actions) cost savings, “run-rate” contract revenue, operating expense reductions, synergies, business optimization initiatives and other operating improvements and revenue enhancement projected by the Borrower in good faith to result from any action taken, expected to be taken, committed to be taken or planned to be taken in connection with a Specified Transaction; provided that such cost savings, contract revenue, operating expense reductions synergies, business optimization initiatives and other operating improvements and revenue enhancement referred to in this clause (xvii)(2) (A) are reasonably identifiable and factually supportable and determined in good faith by the Borrower and (B) do not exceed the cost savings, operating expense reductions, synergies, business optimization initiatives and other operating improvements and revenue enhancement expected in good faith to be realized by the Borrower and the Restricted Subsidiaries over the 24-month period commencing with the date as of which EBITDA is being determined;

provided that, with respect to clause (xvii)(1) and clause (xvii)(2) above, the aggregate amount of add backs made pursuant to clause (xvii)(1) and clause (xvii)(2) shall not exceed an amount equal to 25% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (without giving effect to any adjustments pursuant to clause (xvii)(1) and clause (xvii)(2);

(xviii)       (A) start-up expenses relating to the start-up and ramp-up of capital projects and (B) the annualization of positive EBITDA for such period during which ramp-up of such capital projects occurs; provided that the aggregate amount of add backs made pursuant to this clause (xviii) shall not exceed an amount equal to $10,000,000 for the period of four consecutive Fiscal Quarters most recently ended prior to the determination date;

(xix)         any fees and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with the Transactions, any acquisition, Investment, Disposition, Debt Issuance or repayment of Indebtedness, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction not completed) and any charges or non-recurring merger or acquisition costs, fees and expenses incurred during such period as a result of any such transaction;

(xx)          losses from discontinued operations not to exceed $10,000,000 during any period of four (4) consecutive Fiscal Quarters;

(xxi)         non-recurring transition expenses and non-recurring severance costs or costs associated with a voluntary termination plan;

(xxii)        the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary deducted (and not added back) in such period in calculating Net Income; and

(xxiii)       adjustments, exclusions and add-backs reflected in the financial model delivered by the Sponsor to the Arrangers on October 13, 2021 (as may be further modified and re-delivered following such to the extent such updated model is reasonably acceptable to the Arrangers), minus

(c)            an amount which, in the determination of Net Income, has been included for:

(i)             all extraordinary (as determined in accordance with GAAP prior to giving effect to FASB Accounting Standards Update No. 2015-01), non-recurring or unusual gains and non-cash income during such period (other than income arising out of the reversal of any lower of cost or market reserve); and

(ii)            any gains realized upon the Disposition of property outside of the ordinary course of business, plus/minus

(d)           unrealized losses/gains in respect of Hedge Agreements,

all without duplication and as determined in accordance with GAAP; provided that EBITDA shall be adjusted as follows:

(1)            (A) With respect to any Permitted Acquisition or the Pike West Coast Contribution, an amount equal to the EBITDA attributable to the Person or assets acquired pursuant to such Permitted Acquisition or the Pike West Coast Contribution, as applicable (in each case, net of any actual EBITDA attributable to such Person or assets accruing after the consummation of such Permitted Acquisition or the Pike West Coast Contribution, as applicable) shall be added to actual EBITDA for the period in which such Permitted Acquisition or the Pike West Coast Contribution, as applicable, was completed; provided that (x) the EBITDA which is attributable to such Person or assets shall have been determined (i) in good faith by a Financial Officer of the Parent and in a manner reasonably acceptable to the Administrative Agent; (ii) giving effect to any anticipated or proposed cost savings related to such Permitted Acquisition or the Pike West Coast Contribution, as applicable, as well as any revenues reasonably anticipated to be generated from terminaling agreements executed or amended on or about the date of such Permitted Acquisition or the Pike West Coast Contribution, as applicable, and in connection therewith, to the extent approved by the Administrative Agent, and (y) no such adjustments shall be made unless, prior to the consummation of such Permitted Acquisition or the Pike West Coast Contribution, as applicable, the Administrative Agent shall have been furnished written documentation in form and substance reasonably satisfactory to the Administrative Agent demonstrating pro forma compliance with all financial and other covenants contained herein after consummation of such Permitted Acquisition or the Pike West Coast Contribution, as applicable (whether or not such written documentation was required as part of a Permitted Acquisition or the Pike West Coast Contribution, as applicable); and

(B) With respect to any Specified Disposition, an amount equal to the EBITDA attributable to the assets (including, without limitation, Equity Interests) disposed of pursuant to such Specified Disposition shall be deducted from actual EBITDA for the period in which such Specified Disposition was consummated; provided that the EBITDA which is attributable to such assets shall have been determined (i) in good faith by a Financial Officer of the Parent and in a manner reasonably acceptable to the Administrative Agent; and (ii) giving effect to any anticipated or proposed cost savings related to such Specified Disposition, as well as any revenues reasonably anticipated to be lost from terminaling agreements terminated or amended on or about the date of such Specified Disposition and in connection therewith, to the extent approved by the Administrative Agent; and

(2)           With respect to any Material Project,

(A)          beginning the later of (1) the first fiscal quarter during which a Material Project has commenced and (2) the first fiscal quarter in which any portion of such fiscal quarter is within twelve (12) months of the Scheduled Material Project Operation Date and for each fiscal quarter thereafter prior to the Material Project Operation Date (but including the first quarter in which such date occurs), an amount equal to (i) a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) (expressed as a decimal) multiplied by (ii) an amount to be approved by the Administrative Agent as the projected EBITDA attributable to such Material Project for the first twelve (12)-month period following the Scheduled Material Project Operation Date of such Material Project (such amount to be approved by the Administrative Agent and determined based upon projected revenues and other payments, in each case, under binding guaranteed revenue contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, capital costs and expenses, and other factors reasonably deemed appropriate by the Administrative Agent) (the amount approved by the Administrative Agent pursuant to this clause (ii), is referred to as the “Material Project Approved Amount”), which may, at the Borrower’s option, be added to actual EBITDA for such fiscal quarter and for each fiscal quarter thereafter until the Material Project Operation Date of such Material Project (including the fiscal quarter in which such Material Project Operation Date occurs), but net of any actual EBITDA attributable to such Material Project following such Material Project Operation Date; provided that if the actual Material Project Operation Date does not occur by the Scheduled Material Project Operation Date, then the Material Project Approved Amount shall be reduced, for fiscal quarters ending after the Scheduled Material Project Operation Date to (but excluding) the first full quarter after the actual Material Project Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (I) ninety (90) days or less, zero percent (0%), (II) longer than ninety (90) days, but not more than one-hundred eighty (180) days, twenty-five percent (25%), (III) longer than one-hundred eighty (180) days but not more than two-hundred and seventy (270) days, fifty percent (50%), (IV) longer than two-hundred and seventy (270) days but not more than three-hundred sixty-five (365) days, seventy-five percent (75%), and (V) longer than three-hundred sixty-five 365 days, one hundred percent (100%); and

(B)           beginning with the first full fiscal quarter following the Material Project Operation Date and for the two immediately succeeding fiscal quarters, an amount equal to the Material Project Approved Amount (net of any actual EBITDA attributable to such Material Project following such Material Project Operation Date) may, at the Borrower’s option, be added to actual EBITDA for such fiscal quarters.

Notwithstanding the foregoing, (A) no additions pursuant to section (2) of this definition shall be allowed with respect to any Material Project unless: (i) not later than fifteen (15) days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the delivery of any Compliance Certificate required under Section 5.08 with respect to the fiscal quarter with respect to which such additions are intended to be made for the first time (the “Initial Quarter”), the Borrower shall have delivered to the Administrative Agent written pro forma projections of EBITDA relating to such Material Project, and (ii) prior to the last day of the Initial Quarter, the Administrative Agent shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information (including, without limitation, updated status reports summarizing each Material Project currently under construction and covering original anticipated and current projected cost, capital expenditures (completed and remaining), the anticipated Material Project Operation Date, total adjustments with respect to all Material Projects and the portion thereof to be added to EBITDA and other information regarding projected revenues, customers and contracts supporting such pro forma projections and the anticipated Material Project Operation Date) and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, (B) the aggregate amount of all adjustments with respect to all Material Projects shall be limited to 20% of the actual EBITDA for such period, and (C) if a Material Project is terminated or cancelled, or if any material portion of a Material Project is disposed of or suffers a casualty loss then no additions for such quarter shall be permitted. For the purposes of this definition “actual EBITDA” shall be determined without including any adjustments described in section (2).

Notwithstanding anything to the contrary it is understood that to the extent included in Net Income, there shall be excluded in determining EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Hedge Agreements or (iii) other derivative instruments.

Notwithstanding anything to the contrary herein, for purposes of determining EBITDA for any period, EBITDA for such period shall include the Borrower’s direct or indirect interest in any Joint Venture by calculating “EBITDA” for such Joint Venture on a stand-alone basis and crediting an allocated portion thereof to the Borrower based on its proportional direct or indirect interests in such Joint Venture, rather than consolidating such Joint Venture with the Borrower on an accounting basis and irrespective of whether the Borrower actually receives cash distributions in respect thereof from such Joint Venture.

“ECF Date” shall have the meaning assigned to such term in Section 2.10(b)(ii).

“ECF Percentage” shall have the meaning assigned to such term in Section 2.10(b)(ii).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) any Person that is a Lender, an Affiliate of a Lender or an Approved Fund and (b) any other Person other than (i) any Disqualified Lender, (ii) a Defaulting Lender, (iii) any natural Person and (iv) a Parent Entity or any Affiliate thereof (other than an Affiliated Lender as contemplated in Section 8.06(b) or Section 9.04(g)).

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment and natural resources such as flora and fauna.

“Environmental Claim” shall mean any and all suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, adversarial proceedings, consent orders, consent decrees or consent agreements arising out of or pursuant to (i) any Environmental Law; (ii) the presence or Release of, or human exposure to, any Hazardous Material; or (iii) natural resource damages.

“Environmental Law” shall mean, collectively, all applicable federal, state, local or foreign laws, including common law, ordinances, regulations, rules, legal codes, orders, judgments or other Governmental Rules that relate to (a) the prevention, abatement or elimination of pollution, or the protection or preservation of the Environment, wildlife or natural resources and (b) the use, generation, handling, treatment, storage, Release, transportation or regulation of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., each as amended, and their applicable foreign, state or local counterparts or equivalents.

“Equity Interests” in or of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any limited or general partnership interest and any limited liability company interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” shall mean any Person (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 or 303 of ERISA and Section 412 or 430 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Erroneous Payment” shall have the meaning assigned to such term in Section 8.13(a).

“Erroneous Payment Notice” shall have the meaning assigned to such term in Section 8.13(b).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar” shall, when used in reference to any Loan or Borrowing, refer to whether such Loan, or any Loan comprising such Borrowing, is bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Loan” shall mean a Loan that bears interest based on the Adjusted Eurodollar Rate.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Evidence of Flood Insurance” shall have the meaning assigned to such term in clause (e) of the definition of “Collateral and Guarantee Requirement”.

“Excess Cash Flow” shall mean, for any Fiscal Year of the Borrower, the excess, if any, of:

(a)            the sum, without duplication, of:

(i)             Net Income of the Borrower and its Restricted Subsidiaries for such fiscal year;

the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Net Income;

(ii)            the amount of the decrease, if any, in Working Capital for such fiscal year (other than any such decreases arising from acquisitions or Dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting); and

(i)             the aggregate amount of non-cash losses on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Net Income; minus

(b)            the sum, without duplication, of:

(i)            the amount of all non-cash credits included in arriving at such Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges (including any reserves or accruals for potential cash charges in any future period), expenses, costs and fees excluded by virtue of the definition of “Net Income”;

(ii)            Capital Expenditures made by the Borrower and its Restricted Subsidiaries in cash during such Fiscal Year, in each case, except to the extent funded by the incurrence of Long Term Indebtedness or from equity contributions made to, or the proceeds of Equity Interests issued by, the Parent;

(iii)         the aggregate amount of all principal payments of Indebtedness of the Borrower or any of its Restricted Subsidiaries during such fiscal year, in each case, to the extent made by the Borrower or any of its Restricted Subsidiaries in cash with internally generated cash (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.09, (C) any mandatory prepayment of Term Loans made pursuant to Section 2.10(b) to the extent required due to an Asset Sale or Recovery Event that resulted in an increase to Net Income and not in excess of the amount of such increase and (D) any mandatory the repayment, prepayment, repurchase (including pursuant to an offer to purchase), redemption, defeasance or other discharge of such Indebtedness, in any such case in whole or in part of (I) Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness (or any Indebtedness representing Refinancing Indebtedness in respect of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof) and (II) any other Indebtedness outstanding pursuant to Section 7.02 (or any Indebtedness, but excluding (x) all voluntary prepayments of Term Loans, (y) all prepayments, redemptions or repurchases of Junior Indebtedness except to the extent permitted under clause (q) of the definition of "Permitted Debt" and (z) all prepayments of revolving Indebtedness during such Fiscal Year, except to the extent there is an equivalent permanent reduction in commitments thereunder); the amount of the increase, if any, in Working Capital for such fiscal year, other than any such increases arising from acquisitions or dispositions by the Borrower or its Restricted Subsidiaries during such period or the application of purchase accounting;

(iv)          the aggregate amount of net non-cash gains on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Net Income;

(v)          cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Net Income;

(vi)          the amount of Restricted Payments made by the Borrower in cash during such Fiscal Year or, at the option of the Borrower, the aggregate amount to the extent expected to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such Fiscal Year to pay Parent Expenses, to pay scheduled interest expenses and debt service related to the Parent Notes and expenses related to the Transactions and any reasonable and customary indemnification claims made by directors, managers or officers of Parent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries, except to the extent funded by the incurrence of Long Term Indebtedness or from equity contributions made to, or the proceeds of Equity Interests issued by, the Parent and contributed to the Borrower;

(vii)         without duplication of amounts deducted from Excess Cash Flow in other Fiscal Years, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts with third parties that are not Affiliates (but including on behalf of any Joint Venture, whether paid directly or through a capital call (or otherwise)) or paid in cash following the end of such Fiscal Year and prior to the date the mandatory prepayment is required to be made pursuant to Section 2.10(b)(ii) (the “Contract Consideration”) entered into prior to or during such Fiscal Year relating to acquisitions that constitute Investments permitted under this Agreement or Capital Expenditures, in each case, to the extent expected to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such Fiscal Year; provided that, to the extent the aggregate amount of internally generated cash actually utilized to finance such Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

(viii)         any fees or expenses paid in cash during such fiscal year in connection with any Investment, Disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement or the other Loan Documents) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed; and

(ix)           the amount of cash Taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period plus the amount of distributions made in such period under Section 6.03(a)(v) (to the extent such distributions were applied to the payment of Taxes during such period), to the extent they exceed the amount of tax expense deducted in determining Net Income for such period.

“Excluded Information” shall have the meaning assigned to such term in Section 9.04(k).

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement and the Mortgages.

“Excluded Real Property” shall mean Real Property (a) that has a book value, individually, of less than 10% of Consolidated Total Assets and generates less than 10% of the aggregate revenues of the Borrower and its consolidated Restricted Subsidiaries as of the most recently completed Fiscal Quarter or Fiscal Year for which Parent's financial statements have been delivered, and that has a book value in the aggregate with all other Real Property of the Loan Parties that does not constitute Mortgaged Property of less than 25% of Consolidated Total Assets and generates less than 25% of the aggregate revenues of the Borrower and its consolidated Restricted Subsidiaries as of the most recently completed Fiscal Quarter or Fiscal Year for which Parent's financial statements have been delivered, (b) that is designated by the Borrower in writing to the Administrative Agent at the time of the acquisition thereof as having been acquired with the intention of transferring such Real Property to a Joint Venture through a Permitted JV Investment, provided that, if such Real Property is not transferred to such Joint Venture within ninety (90) days (or such longer period of time as the Administrative Agent may agree in writing in its sole discretion) of being acquired then such Real Property shall no longer constitute Excluded Real Property pursuant to this clause (b), (c) designated as Excluded Real Property on Schedule 1.01(b) as of the Closing Date, (d) constituting a building (as defined in the applicable Flood Insurance Regulation) or manufactured (mobile) home (as defined in the applicable Flood Insurance Regulation) located within an area designated by the Federal Emergency Management Agency as having special flood hazards and in which flood insurance is available under the Flood Insurance Regulations which the Administrative Agent determines, in its sole discretion, is without significant value, (e) constituting office space, (f) with respect to which the Administrative Agent has determined in its sole discretion that such Real Property shall constitute Excluded Real Property for the purposes of this Agreement and the other Loan Documents; provided, however, that there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters or (g) that is leased real property and requires the consent of the landlord with respect thereto in order to be mortgaged, and Borrower is unable to obtain such landlord’s consent after using commercially reasonable efforts.

“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Guarantor”, for so long as such election is in effect):

(a)            each Immaterial Subsidiary,

(b)            each Domestic Subsidiary that is not a wholly-owned Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Subsidiary),

(c)           each Domestic Subsidiary that is prohibited from guaranteeing or granting Liens to secure the Obligations by any applicable law or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d)          each Domestic Subsidiary that is prohibited by any applicable contractual requirement or applicable law from guaranteeing or granting Liens to secure the Obligations; provided, that (i) in the case of Subsidiaries owned on the Closing Date, only to the extent existing on the Closing Date and (ii) in the case of a Subsidiary acquired from a third party after the Closing Date, only to the extent existing on the date the applicable person becomes a Subsidiary and not entered into in contemplation thereof (and, in each case, for so long as such restriction or any replacement or renewal thereof is in effect),

(e)            any Special Purpose Securitization Subsidiary or other special purpose entity,

(f)            any Foreign Subsidiary,

(g)           any Domestic Subsidiary (i) that is an FSHCO, (ii) that is a Subsidiary of a Foreign Subsidiary or (iii) that is a Subsidiary of a Subsidiary described in clauses (a) through (e), (g)(i) or (h) through (k) of this definition of “Excluded Subsidiary,”

(h)          any other Domestic Subsidiary with respect to which (x) the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of providing a Guarantee of or granting Liens to secure the Obligations would be excessive in relation to the value to be afforded thereby or (y) providing such a Guarantee or granting such Liens could reasonably be expected to result in material adverse tax consequences to the Borrower or one of its Subsidiaries as determined in good faith by the Borrower,

(i)           each Unrestricted Subsidiary,

(j)            with respect to any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, and

(k)          any Captive Insurance Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquires the interest in the Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(e) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean the Third Amended and Restated Senior Secured Credit Facility, dated March 13, 2017, among the Borrower, Wells Fargo Bank, National Association, as administrative agent, and each lender and each other agent from time to time party thereto, as amended, restated, amended and restated, or otherwise modified from time to time.

“Extended Revolving Commitment” shall have the meaning assigned to such term in Section 2.24(b)(ii).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.24(a)(ii).

“Extending Revolving Lender” shall have the meaning assigned to such term in Section 2.24(b)(ii).

“Extending Term Lender” shall have the meaning assigned to such term in Section 2.24(a)(ii).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.24(d).

“Facility” shall mean the Tranche B Term Facility, the Revolving Facility or an Incremental Facility, as the context requires. Each tranche of Extended Term Loans or Extended Revolving Commitments shall constitute a separate Facility from the tranche of Term Loans or Revolving Commitments not extended pursuant to the relevant Term Loan Extension or Revolving Extension.

“Fair Market Value” shall mean, at any time with respect to any property of any kind or character, the sale value of such property that would be realized in an arm’s length sale at such time between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively, as determined by the Borrower in good faith.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” shall mean for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” shall mean the Agency Fee Letter, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“FEMA” shall mean the Federal Emergency Management Agency, an agency of the United States Department of Homeland Security that administers the National Flood Insurance Program, or any of its successors.

“Financial Covenants” shall have the meaning assigned to such term in Section 6.12.

“Financial Officer” of any Person shall mean an Authorized Officer of such Person who is the President, Chief Financial Officer, Vice President, senior financial officer, treasurer or other officer with similar responsibilities related to financial aspects of the business of such Person.

“Financing Documents” shall mean, individually or collectively, as the context may require, this Agreement, the Security Documents, the other Loan Documents, each Secured Interest Rate Hedge Agreement, each Secured Commodity Hedge Agreement, each Secured Treasury Service agreement, any other agreement, document or instrument providing for or evidencing any Obligations and any other agreement, document or instrument executed or delivered at any time in connection with any Obligations, including any intercreditor or joinder agreement among holders of the Obligations, to the extent such are effective at the relevant time, in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time

“First Purchaser Lien” shall mean a so-called “first purchaser” Lien, as defined in Texas Bus. & Com. Code Section 9.343, comparable laws of the states of Oklahoma, Kansas, Mississippi, Wyoming or New Mexico, or any other comparable law of any such jurisdiction or any other applicable jurisdiction.

“Fiscal Quarter” shall mean any fiscal quarter of a Fiscal Year.

“Fiscal Year” shall mean a fiscal year of the Parent or a Group Member, as applicable; references to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2020”) refer to the Fiscal Year ending on or about December 31 of such calendar year.

“Fitch” shall mean Fitch Ratings Inc.

“Fixed Charge Coverage Ratio” shall mean, for any Measurement Period, the ratio of (a)  EBITDA for such Measurement Period to (b) Fixed Charges for such Measurement Period.

In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Capital Stock or preferred stock subsequent to the commencement of the Measurement Period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Capital Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of computing the Fixed Charge Coverage Ratio, Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Borrower or any of its Restricted Subsidiaries during the Measurement Period or subsequent to such Measurement Period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable Measurement Period.

“Fixed Charges” shall mean, for any Measurement Period, the sum (without duplication) of:

(a)            Interest Expense for such Measurement Period;

(b)            provision for cash income taxes made by the Group Members on a consolidated basis in respect of such Measurement Period; and

(c)            scheduled payments made during such Measurement Period on account of principal of Indebtedness of the Group Members (including scheduled principal payments in respect of the Term Loans and scheduled reductions of the Revolving Commitments to the extent accompanied by a reduction in the amount of Revolving Exposure).

“Flood Determination Form” shall have the meaning assigned to such term in clause (e) of the definition of “Collateral and Guarantee Requirement”.

“Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor thereto.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Eurodollar Rate.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Revolving L/C Obligations other than Revolving L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” shall mean any Subsidiary that owns no material assets other than the Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory, judicial or legislative body, including any supra-national bodies (such as the European Union or the European Central Bank).

“Governmental Rule” shall mean, with respect to any Person, any law, rule, regulation, ordinance, order, code (including the Code), treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority applicable to such Person.

“Group Members” shall mean the Parent, the Borrower and the Restricted Subsidiaries.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation (including a performance obligation under any Contractual Obligations) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment or performance thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the Financial Officer of such guarantor)).

“Guarantor” shall mean (a) the Parent and (b) each Subsidiary Guarantor.

“Guaranty” shall mean the Guaranty Agreement, dated as of the Closing Date, by and among the Parent, each Subsidiary Guarantor party thereto, the Borrower and the Administrative Agent, as amended, amended and restated or otherwise modified from time to time.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basic swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holdco Indebtedness” shall mean the Indebtedness incurred pursuant to the Senior Secured Credit Facility dated as of November 25, 2018 among TLP Finance Holdings, LLC, TLP Acquisition Holdings, LLC, and each of the lenders party thereto, as amended, restated, amended and restated, or otherwise modified from time to time and any Refinancing Indebtedness thereof.

“Immaterial Subsidiary” shall mean each Restricted Subsidiary of the Borrower designated as such by the Borrower to the Administrative Agent in writing that meets all of the following criteria as of the date of the most recent balance sheet required to be delivered pursuant to Section 5.04(a) or Section 5.04(b), as applicable: (a) the assets of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 5.0% of the consolidated assets of the Borrower and the other Restricted Subsidiaries as of such date; and (b) the revenues of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 5.0% of the consolidated revenues of the Borrower and the other Restricted Subsidiaries for such period; provided, however, that (i) the aggregate assets of all Immaterial Subsidiaries and their Restricted Subsidiaries (on a consolidated basis) as of such date may not exceed an amount equal to 10.0% of the consolidated assets of the Borrower and the other Restricted Subsidiaries as of such date; and (ii) the aggregate revenues of all Immaterial Subsidiaries and their Restricted Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date may not exceed an amount equal to 10.0% of the consolidated revenues of the Borrower and the other Restricted Subsidiaries for such period. Notwithstanding anything to the contrary contained herein or in any other Loan Documents, upon any Immaterial Subsidiary ceasing to qualify as an Immaterial Subsidiary, such Person shall not be required to become a Loan Party prior to the time required under Section 5.09.

“Incremental Commitment” shall mean, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.21, to make Incremental Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Loans of such Series to be made by such Lender.

“Incremental Equivalent Indebtedness” shall have the meaning assigned to such term in clause (w) of the definition of “Permitted Debt”.

“Incremental Facility” shall mean, with respect to Incremental Commitments of any Series and the Incremental Loans made thereunder, such Incremental Commitments and Incremental Loans.

“Incremental Facility Agreement” shall mean an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Parent, the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments of any Series and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.

“Incremental Lender” shall mean a Lender with an Incremental Commitment or an outstanding Incremental Loan.

“Incremental Loan” shall mean a Loan made by an Incremental Lender to the Borrower pursuant to Section 2.21.

“Incremental Maturity Date” shall mean, with respect to Incremental Loans of any Series, the scheduled date on which such Incremental Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement, unless extended pursuant to the terms hereof and thereof in respect of any Incremental Lender.

“Incremental Revolving Commitment” shall have the meaning assigned to such term in Section 2.21(a)(i).

“Incremental Term Commitment” shall have the meaning assigned to such term in Section 2.21(a)(iii).

“Incremental Term Facility” shall have the meaning assigned to such term in Section 2.21(a)(iii).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.21(a)(iii).

“Indebtedness” of any Person shall mean, without duplication, (a) all indebtedness for borrowed money, (b) obligations of such Person in respect of Disqualified Capital Stock, (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services appearing on such Person’s balance sheet in accordance with GAAP (other than accrued liabilities and trade liabilities incurred in the ordinary course of business and maturing within one hundred twenty (120) days after the incurrence thereof), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) the principal component of all obligations, contingent or otherwise, of such Person (x) as an account party in respect of letters of credit and (y) in respect of bankers’ acceptances, (i) the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay under Hedge Agreements if such Hedge Agreements were terminated at the time of determination and (j) all obligations of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

Accrual of interest, the accretion of accreted value, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness for purposes of Section 6.02. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was permitted under this Agreement. With respect to any Indebtedness consisting of Disqualified Capital Stock, the principal amount thereof shall be deemed to be the liquidation preference or the maximum fixed repurchase price, as the case may be.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Intellectual Property” shall have the meaning assigned to such term in the Security Agreement.

“Intellectual Property Security Agreement” shall mean, collectively, the intellectual property security agreement, substantially in the form of Exhibit B to the Security Agreement, together with each intellectual property security agreement supplement executed and delivered pursuant to the Collateral and Guarantee Requirement.

“Intercreditor Agreement” shall mean the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Swap Intercreditor Agreement, or each of the foregoing, as the context may require.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06, which shall be in the form of Exhibit D.

“Interest Expense” shall mean, for any period, all interest, commitment fees, letter of credit fronting fees, letter of credit fees, letter of credit participation fees and breakage costs in respect of outstanding Obligations, accrued, capitalized or payable during such period (whether or not actually paid during such period).

“Interest Payment Date” shall mean (a) with respect to any ABR Loan and any Swingline Loan, each Quarterly Date after the Closing Date and (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor that commences on or after the Closing Date and, in the case of any such Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period.

“Interest Period” shall mean, as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the date that is one, three or six months thereafter (or such other period that is twelve months or less that is requested by the Borrower and consented to by all relevant Lenders), or the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.06 or repaid or prepaid in accordance with Section 2.08, 2.09 or 2.10; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period; provided that, in connection with the determination of the Adjusted Eurodollar Rate for any ABR Loan, such date shall be the first day of such Interest Period.

“Investment” shall mean, with respect to any Person, (a) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person that are held by such Person, (b) any advance, loan or capital contribution to, assumption of Indebtedness of or other extension of credit to, any other Person that are made by such Person (excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person) or (c) Guarantees of any Indebtedness or other obligations (including performance obligations under Contractual Obligations) of any other Person that are made by such Person.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean each (i) Revolving Lender as listed on Schedule 2.01 that has a Revolving L/C Issuing Commitment, (ii) an Affiliate of any Revolving Lender, and (iii) any other Lender that becomes an Issuing Bank in accordance with Section 2.04(k), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. If there is more than one Issuing Bank at any given time, the term Issuing Bank shall refer to the relevant Issuing Bank.

“Joint Venture” shall mean either (a) any Person which would constitute an “equity method investee” of the Borrower or a Restricted Subsidiary or (b) any Person in whom the Borrower or a Restricted Subsidiary beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Indebtedness” shall mean Indebtedness of any Group Member that is (a) secured by Liens that are junior to or contractually subordinated to any Lien securing the Obligations, (b) unsecured and incurred pursuant to clauses (q) or (w) of the definition of “Permitted Debt”, (c) Subordinated Indebtedness or (d) secured by Liens solely on property that does not constitute Collateral; provided, that in no event shall the Tranche B Term Loans or Loans in respect of the Revolving Facility or any other Loans incurred under this Agreement that are secured by the Collateral on a pari passu basis any such facilities shall be deemed to constitute Junior Indebtedness.

“Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement among the Loan Parties, the Collateral Agent and each Authorized Representative with respect to any permitted junior Refinancing Indebtedness, in substantially the form of Exhibit J or otherwise satisfactory to the Administrative Agent (in the exercise of its sole but reasonable discretion).

“knowledge” shall mean, with respect to any Person, the actual knowledge of an Authorized Officer of such Person.

“LCA Election” shall have the meaning assigned to such term in Section 1.02(l).

“LCA Test Date” shall have the meaning assigned to such term in Section 1.02(l).

“Legal Requirements” shall mean, as to any Person, any requirement under a Permit and any Governmental Rules, in each case, applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.

“Lender” shall mean the Persons listed on Schedule 2.01 as lenders and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Lender Parties” shall mean the Lenders, the Agents, the Issuing Banks and, solely for the purposes of Section 3.13 and Article IX, the Arrangers.

“Letter of Credit” shall mean any standby letter of credit issued pursuant to this Agreement other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant Issuing Bank.

“Letter of Credit Expiration Date” shall mean the day that is five (5) Business Days prior to the scheduled Revolving Facility Maturity Date, or, if such day is not a Business Day, the next preceding Business Day.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” shall mean a Permitted Acquisition or any other similar Investment permitted hereunder that constitutes an Acquisition by the Borrower or one or more of the Restricted Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” shall mean this Agreement, the Incremental Facility Agreements, the Loan Modification Agreements, the Refinancing Facility Agreements, the Guaranty, the Security Documents, any promissory note issued under Section 2.08(e), the Fee Letter, the Letter of Credit Applications and any other loan or security agreements or letter agreement or similar document, entered into by a Lender Party or any Secured Party, on the one hand, and the Borrower or one or more Loan Parties, on the other hand, in connection with the transactions expressly contemplated by this Agreement or any other such agreement designated as a “Loan Document” by the Loan Parties and the Administrative Agent. Any Secured Interest Rate Hedge Agreement to which a Secured Interest Rate Hedge Lender is a party, any Secured Commodity Hedge Agreement to which a Secured Commodity Hedge Lender is a party, any Secured Treasury Service agreement to which a Secured Treasury Lender is a party and the Fee Letter shall be Loan Documents solely for purposes of the Guaranty, the Security Documents and the Obligations guaranteed and secured thereby, clauses (a) and (g) of the definition of “Permitted Debt” and clause (a) of the definition of “Permitted Liens”.

“Loan Modification Agreement” shall mean a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Parent, the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.

“Loan Modification Offer” shall have the meaning assigned to such term in Section 2.22(a).

“Loan Parties” shall mean (a) the Parent, (b) the Borrower and (c) each Subsidiary Guarantor from time to time.

“Loans” shall mean the loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Long Term Indebtedness” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one (1) year from the date of its creation or matures within one (1) year from such date that is renewable or extendable, at the option of such Person, to a date more than one (1) year from such date or arises under any revolving credit facility that obligates the lender or lenders to extend credit during a period of more than one (1) year from such date, including Indebtedness in respect of the Loans.

“Majority in Interest”, shall mean, when used:

(a)            in respect of the Revolving Facility, at any time, Revolving Lenders who are not Defaulting Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time;

(b)           in respect of the Tranche B Term Facility, at any time, Tranche B Term Loan Lenders holding outstanding Tranche B Term Loans representing more than 50% of all Tranche B Term Loans outstanding at such time; provided that, whenever there are one or more Defaulting Lenders that are Tranche B Term Loan Lenders, the total outstanding Tranche B Term Loans of any such Defaulting Lenders shall be excluded for purposes of making a determination of the Majority in Interest; and

(c)            in reference to Lenders of any other Class, at any time, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time; provided that, whenever there are one or more Defaulting Lenders of such Class, the total outstanding Term Loans of any such Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest.

“Management Shareholders” shall mean the Persons identified on Schedule 1.01(a) hereto.

“Margin Stock” shall have the meaning assigned to such term in Regulation U and Regulation X.

“Material Adverse Effect” shall mean a material adverse effect on (i) the assets, liabilities, condition (financial or otherwise), business or results of operations of the Borrower and the Restricted Subsidiaries, taken as a whole, (ii) the enforceability or validity of any Loan Document or the enforceability, validity or priority of the Liens created under the Security Documents or (iii) the material rights and remedies of any Agent under the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Guarantees under the Loan Documents) of any one or more of the Group Members in an aggregate principal amount of $50,000,000 or more.

“Material Project” shall mean the construction or expansion of any capital project (including by a Joint Venture), the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed (or exceeds) $20,000,000; provided that the Borrower may elect that one or more “phases” of the construction or expansion of a capital project be treated as an independent Material Project if (a) the aggregate capital cost of such “phase” is reasonably expected by the Borrower to exceed $5,000,000 and (b) the aggregate capital cost of such “phase”, together with all other “phases” of such construction or expansion of such capital project is reasonably expected by the Borrower to exceed $20,000,000.

“Material Project Operation Date” shall mean the date on which such Material Project is substantially complete and commercially operable as determined in good faith by the Borrower.

“Material Subsidiary” shall mean any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” shall mean the Tranche B Term Maturity Date, the Revolving Facility Maturity Date or the Incremental Maturity Date with respect to Incremental Loans of any Series, as the context requires.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Measurement Period” shall mean each period of four consecutive Fiscal Quarters of the Borrower, commencing with the first full Fiscal Quarter ending after the Closing Date; provided that if there have been fewer than four full Fiscal Quarters subsequent to the Closing Date, the applicable Measurement Period shall be the number of full Fiscal Quarters subsequent to the Closing Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property for the benefit of the Secured Parties (including any Mortgage to secure the Obligations). Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgaged Property” shall mean (a) each parcel of Real Property owned or leased by a Loan Party as of the Closing Date, and the improvements thereto, and (b) each other parcel of Real Property acquired by a Loan Party after the Closing Date, and the improvements thereto, in each case, other than Excluded Real Property.

“Multiemployer Plan” shall mean a “multiemployer plan,” as defined in Sections 3(37) or 4001(a)(3) of ERISA, that is subject to the provisions of Title IV of ERISA and in respect of which any of the Borrower ERISA Group Members (i) makes or is accruing an obligation to make contributions; or (ii) during the six preceding calendar years, has made or accrued any obligations to make contributions; or (iii) is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Net Debt Issuance Proceeds” shall mean, an amount equal to, with respect to any incurrence of any Indebtedness of the Borrower or any Restricted Subsidiary, the cash payments received by the Borrower or any of the Restricted Subsidiaries from such incurrence of Indebtedness.

“Net Equity Issuance Proceeds” shall mean, with respect to the issuance of any Equity Interest by the Parent or the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and Permitted Investments received in connection with such issuance over (ii) the investment banking fees, underwriting discounts and commissions, and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance.

“Net Income” shall mean, as of any date for the applicable period ending on such date with respect to any Persons on a consolidated basis, net income (excluding, without duplication, to the extent such items would otherwise be included in the calculation of net income (or loss) (a) extraordinary items, (b) except to the extent set forth in the definition of “EBITDA” any amounts attributable to Investments in any Unrestricted Subsidiary or Joint Venture to the extent that either (i) such amounts have not been distributed in cash to such Person or any Restricted Subsidiary during the applicable period or (ii) there exists in respect of any future period any encumbrance or restriction (other than pursuant to any Loan Document) on the ability of such Unrestricted Subsidiary or Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Unrestricted Subsidiary or Joint Venture held by such Person or a Restricted Subsidiary, (c) the cumulative effect of foreign currency translations during such period to the extent included in net income, (d) net income of any Restricted Subsidiary (other than a Loan Party) for any period to the extent that, during such period, there exists any prohibition pursuant to applicable law or contract (other than pursuant to any Loan Document) on the ability of such Restricted Subsidiary to pay dividends or make any other distributions in cash on the Equity Interests of such Restricted Subsidiary held by such Person or Restricted Subsidiary, except to the extent that such net income is distributed in cash during such period to such Person or to a Restricted Subsidiary of such Person that is not itself subject to any such encumbrance or restriction, (e) net income of any Restricted Subsidiary that is not a Guarantor to the extent that such income is attributable to minority interests in such Restricted Subsidiary, (f) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is designated a Restricted Subsidiary, as applicable, or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or that Person’s assets are acquired by such Person or any of its Restricted Subsidiaries, (g) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification or interpretation of accounting policies during such period to the extent included in net income, and (h) the effects of adjustments (including the effects of such adjustments pushed down to the Restricted Subsidiaries) in consolidated financial statements of the Parent pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of Taxes), in each case as determined in accordance with GAAP.

“Net Recovery Proceeds” shall mean, with respect to any Recovery Event, an amount equal to the cash payments received by the Borrower or any of the Restricted Subsidiaries from such Recovery Event, net of (i) reasonable costs and expenses associated therewith, including fees and expenses of attorneys, accountants, insurance adjusters, appraisers, environmental consultants, engineers, architects and other professionals and consultants, (ii) any Tax liability arising therefrom and (iii) amounts applied to the repayment of Permitted Debt (other than the Obligations) secured by a Lien permitted under Section 6.01 on the property subject to such Recovery Event.

“Net Sale Proceeds” shall mean, with respect to any Asset Sale, an amount equal to the cash payments received by the Borrower or any of the Restricted Subsidiaries from such Asset Sale, net of (i) reasonable costs and expenses associated therewith, including fees and expenses of investment bankers, brokers, attorneys, accountants, engineers, environmental consultants and other professionals and consultants, (ii) any Tax liability arising therefrom, (iii) any escrow established pursuant to the documents evidencing such Asset Sale to secure any indemnification obligations or adjustments to the purchase price associated with such Asset Sale (provided that upon release of such escrow, the amount released to or for the benefit of the Borrower or any of the Restricted Subsidiaries shall constitute Net Sale Proceeds) and (iv) amounts applied to the repayment of Permitted Debt (other than the Obligations) secured by a Lien permitted under Section 6.01 on the property Disposed of.

“NFIP” shall have the meaning assigned to such term in clause (e) of the definition of “Collateral and Guarantee Requirement”.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.18(c).

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.04(b)(iii).

“Non-Recourse Parties” shall have the meaning assigned to such term in Section 9.21.

“Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.16(e)(ii)(B).

“Not Otherwise Applied” shall mean, with reference to any proceeds of any transaction or event, that such proceeds have not previously been (and is not substantially simultaneously being) applied (a) in determining the permissibility of any transaction under the Loan Documents where such permissibility was contingent on the receipt or availability of such proceeds or (b) to exercise the Cure Right pursuant to Section 7.04.

“Obligations” shall mean all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of any of the Loan Parties arising under or in connection with the Loan Documents, the Secured Interest Rate Hedge Agreements, the Secured Commodity Hedge Agreements and the Secured Treasury Services, including amounts owing to any of the Agents, any Lender or any other Secured Party pursuant to the terms of this Agreement, any other Loan Document, any Secured Interest Rate Hedge Agreement, any Secured Commodity Hedge Agreement or any Secured Treasury Services, as applicable, including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, whether or not allowed in such proceeding) on the Loans and reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent, the Arrangers or to any Lender, Secured Interest Rate Hedge Lender, Secured Commodity Hedge Lender or Secured Treasury Lender that are required to be paid by any of the Loan Parties pursuant hereto or thereto) or otherwise with respect to the Loans; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.

“Ordinary Course Settlement Payments” shall mean all regularly scheduled payments due under any Hedge Agreement from time to time, calculated in accordance with the terms of such Hedge Agreement, but excluding, for the avoidance of doubt, any Termination Payments due and payable under such Hedge Agreement.

“Organizational Documents” shall mean, with respect to any Person, as applicable, its certificate or articles of incorporation or organization, by laws, certificate of partnership, partnership agreement, certificate of formation, articles of organization, limited liability company agreement and/or operating agreement, and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s partnership interests, limited liability company interests or authorized shares of Equity Interests, in each case, as amended.

“Original Indebtedness” shall have the meaning assigned to such term in the definition of “Refinancing Indebtedness”.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing, transfer or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b) or 2.18(c)).

“Outstanding Amount” shall mean (a) with respect to the Tranche B Term Loans, Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Tranche B Term Loans, Revolving Loans and Swingline Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit), as the case may be, occurring on such date and (b) with respect to any Revolving L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Credit Extension of a Letter of Credit occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent” shall have the meaning assigned to such term in the preamble.

“Parent Notes” shall mean the 6.125% Senior Notes due 2026 issued by the Parent and TLP Finance Corp. pursuant to the First Supplemental Indenture dated as of February 12, 2018 among the Parent, TLP Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee, including any Refinancing Indebtedness thereof.

“Parent Company” shall mean, with respect to any Person, any direct or indirect parent thereof who owns, directly or indirectly, 100% of the Equity Interests of such Person.

“Parent Entity” shall mean Parent or any Parent Company thereof and any Restricted Subsidiary of the Parent.

“Parent Expenses” shall mean:

(a)            costs (including all professional fees and expenses) incurred by the Parent or any Parent Entity in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, or any indenture or other agreement or instrument relating to Indebtedness of any Group Member, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder;

(b)           customary indemnification obligations of the Parent or any Parent Entity owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Group Members;

(c)            obligations of Parent or any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Group Members;

(d)           general corporate overhead expenses, including professional fees and expenses and other operational expenses of the Parent or any Parent Entity related to the ownership or operation of the business of the Group Members; and

(e)            expenses incurred by the Parent or any Parent Entity in connection with any public offering or other sale of Equity Interests or Indebtedness.

“Pari Passu Indebtedness” shall mean Indebtedness with a Lien on the Collateral ranking pari passu with the Liens on the Collateral securing the Obligations (but without regard to control of remedies).

“Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement among the Loan Parties, the Collateral Agent and each Authorized Representative with respect to any Pari Passu Indebtedness, in substantially the form of Exhibit K or otherwise satisfactory to the Administrative Agent (in the exercise of its sole but reasonable discretion).

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d).

“Payment Recipient” shall have the meaning assigned to such term in Section 8.13(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate, dated as of the date hereof, executed by an Authorized Officer of the Parent and the Borrower and delivered to the Administrative Agent on the Closing Date.

“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, and other rights, privileges and approvals required under or issued pursuant to any Governmental Rule.

“Permitted Acquisition” shall mean any Acquisition by the Borrower or any Restricted Subsidiary; provided that:

(a)            (i) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person (including each subsidiary of such Person) is organized under the laws of the United States of America, any State thereof or the District of Columbia and, upon the consummation of such acquisition, will be a wholly-owned Restricted Subsidiary that is a Domestic Subsidiary (including as a result of a merger or consolidation between any Restricted Subsidiary and such Person) or (ii) in the case of any purchase or other acquisition of other assets, such assets will be owned by a Loan Party;

(b)           such Acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Borrower or any Subsidiary of the Borrower;

(c)            the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 5.17(a);

(d)           with respect to each such Acquisition, the Group Members shall take all actions required in order to cause the Collateral and Guarantee Requirement, to the extent then applicable, to be satisfied within the time period specified in Section 5.09(a) with respect to each newly created or acquired Subsidiary or assets;

(e)            not less than five (5) Business Days prior to the consummation of any Acquisition for which the aggregate consideration paid shall exceed $50,000,000, the Administrative Agent shall have received a description of the material terms of such Acquisition, to the extent such description may be disclosed by any Group Member in a manner that would not violate any confidentiality agreement of such Group Member or applicable Legal Requirements; and

(f)            at the time of and immediately after giving effect to any such Acquisition, (i) no Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in pro forma compliance with the Financial Covenants as of the most recently completed Measurement Period after giving pro forma effect thereto and to any other event during such Measurement Period as to which pro forma recalculation is appropriate as if such transactions had occurred as of the first day of such Measurement Period, and (iii) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clauses (f)(ii) above.

“Permitted Amendment” shall mean an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.22, providing for a modification of the Maturity Date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a modification of the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a modification of the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Permitted Credit Agreement Refinancing Debt” shall mean any Indebtedness of the Borrower and Guarantees thereof by any Loan Party; provided that (i) such Indebtedness is equal or junior in right of payment with any remaining portion of the Facilities and with respect to security with any remaining portion of the Facilities pari passu, junior or unsecured and shall not be secured by any assets other than the Collateral securing the Facilities or guaranteed by any Person that does not guarantee the Facilities, (ii) any such Indebtedness that is pari passu with or junior to the Facilities with respect to security shall be subject to the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable, (iii) (a) the stated final maturity of such Indebtedness that is refinancing the Term Loans (or any portion thereof) shall not be earlier than the date that is ninety-one (91) days after the latest Maturity Date applicable to such Indebtedness being refinanced in effect at the time such Indebtedness is incurred, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date that is ninety-one (91) days after the latest Maturity Date applicable to such Indebtedness being refinanced in effect at the time such Indebtedness is incurred (other than customary default and acceleration provisions), and (b) the stated final maturity of such Indebtedness that is refinancing any Revolving Loans or Revolving Commitments shall not be earlier than the then-applicable Maturity Date applicable to the Revolving Loans and Revolving Commitments being refinanced, (iv) such Indebtedness that is refinancing the Term Loans (or any portion thereof) shall not (A) be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) or (B) permit such Indebtedness to be repaid, prepaid, redeemed, repurchased or defeased at the option of any holder thereof without a ratable prepayment of Term Loans hereunder, in each case of the foregoing clauses (A) and (B), prior to the date that is ninety-one (91) days after the latest Maturity Date applicable to such Indebtedness being refinanced in effect at the time such Indebtedness is incurred, (v) the principal amount of such Indebtedness that is refinancing the Term Loans (or any portion thereof) shall not exceed the principal amount of the Term Loans being prepaid pursuant to clause (vi) below except by an amount no greater than accrued and unpaid interest with respect to such Indebtedness and any reasonable fees, original issue discount, premium and expenses relating to such prepayment of Term Loans plus such additional amounts as may be incurred under Section 6.02 hereof; (vi) (A) substantially concurrently with the incurrence of such Indebtedness that is refinancing the Term Loans (or any portion thereof), the Borrower shall repay or prepay then outstanding Term Loans of any Class in an aggregate amount equal to the aggregate amount of such Indebtedness (minus the amount of reasonable fees, original issue discount, premium and expenses relating to such Indebtedness) and (B) any such prepayment of Term Loans of any Class shall be applied to reduce the subsequent scheduled repayments of Term Loans of such Class to be made pursuant to Section 2.09(a) in the inverse order of maturity and, in the case of a prepayment of Eurodollar Term Loans, shall be subject to Section 2.15 and (vii) the Borrower shall have delivered a certificate of a Financial Officer of the Borrower certifying that the requirements of this definition have been satisfied.

“Permitted Debt” shall mean:

(a)            Indebtedness incurred under the Loan Documents at any time outstanding and any Refinancing Indebtedness in respect thereof and any obligations arising under Treasury Services;

(b)           Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Loan Party to any Restricted Subsidiary that is not a Loan Party and (iii) any Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that any such Indebtedness incurred under this clause (b)(iii) by a Restricted Party that is not a Loan Party shall be unsecured and subordinated in right of payment to the Obligations on terms reasonably determined by the Administrative Agent;

(c)            Indebtedness set forth on Schedule 6.02 and Refinancing Indebtedness in respect thereof;

(d)           (i)(A) Permitted First Lien Refinancing Debt and (B) Permitted Second Lien Refinancing Debt; provided that at the time such Indebtedness is incurred, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) Refinancing Indebtedness in respect thereof;

(e)            Indebtedness of any Restricted Subsidiary that is not a Loan Party to a Loan Party; provided that any such Indebtedness shall be incurred in compliance with Section 6.07;

(f)            Guarantees incurred in compliance with Section 6.07(e), (p) or (w) or as otherwise set forth on Schedule 6.02, to the extent constituting Indebtedness;

(g)            Indebtedness incurred under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(h)            Indebtedness of the Borrower or any Restricted Subsidiary and any Refinancing Indebtedness in respect thereof (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and any Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed the greater of (i) 25% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (calculated on a pro forma basis) at the time of incurrence thereof and (ii) $55,000,000 at any time outstanding;

(i)             Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition and any Refinancing Indebtedness in respect thereof; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Borrower nor any Restricted Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing (“Acquired Debt”); provided that the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed the greater of (i) 25% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (calculated on a pro forma basis) at the time of incurrence thereof and (ii) $55,000,000 at any time outstanding;

(j)             Indebtedness incurred in the ordinary course of business and owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(k)            Indebtedness relating to premium financing arrangements for property and casualty insurance plans and health and welfare benefit plans (including health and workers compensation insurance, employment practices liability insurance and directors and officers insurance), in each case, incurred in the ordinary course of business;

(l)             Indebtedness in respect of (i) letters of credit, bankers acceptances, completion or performance guarantees and similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations under (A) workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature and, in each case, not in connection with the borrowing of money or obtaining of advances and (ii) commercial letters of credit (in each case, for the avoidance of doubt, to the extent constituting Indebtedness) not issued under the Revolving Facility (and reimbursement and backstop obligations in connection therewith) in an aggregate amount under this clause (l)(ii) not to exceed the available Revolving L/C Sublimit at the time incurred (provided that outstanding commercial letters of credit incurred under this clause (l)(ii) shall be deemed to reduce the Revolving L/C Sublimit by a corresponding amount);

(m)           Indebtedness consisting of advances or deposits received by the Borrower or any Restricted Subsidiary from customers in the ordinary course of business;

(n)            Indebtedness of the Borrower or any Restricted Subsidiary in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investment permitted under Section 6.07 or any Disposition permitted under Section 6.04;

(o)           (i) Subordinated Indebtedness in an aggregate principal amount not exceeding $50,000,000 at any time outstanding; provided that, in the case of this clause (o), at the time such Indebtedness is incurred, no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) Refinancing Indebtedness in respect thereof;

Pari Passu Indebtedness of the Borrower or any Subsidiary Guarantor and any Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness matures no earlier than Tranche B Term Maturity Date of the Loans at the time such Indebtedness is incurred, (ii) such Indebtedness has a weighted average life to maturity no shorter than the longest remaining weighted average life to maturity of the Facilities, provided, further, that such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with Long Term Indebtedness (so long as such credit facility includes customary “rollover provisions” that satisfy the requirements of clause (i) above following such rollover), in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (i) above shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions; (iii) such Indebtedness shall not be subject to any mandatory prepayment, repurchase or redemption provisions, unless the prepayment, repurchase or redemption of such Indebtedness is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Loans hereunder pursuant to Section 2.10, (iv) such Indebtedness is not guaranteed by any person other than the Guarantors, (v) the terms and conditions (other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) of such Indebtedness are, in the good faith determination of the Borrower, not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole) or otherwise on then-prevailing market terms, (vi) no Event of Default shall have occurred and be continuing at the time of incurrence or would result therefrom and (vii) after giving pro forma effect to any incurrence or discharge of Indebtedness on the date such debt is incurred and all related transactions, as if completed on the first day of the four Fiscal Quarter period then most recently ended for which financial statements are available, the Consolidated First Lien Net Leverage Ratio (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would not exceed 4.50:1.00; provided, further, that the aggregate principal amount of such Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties, together with the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to clause (t) of the definition of “Permitted Debt”, Incremental Equivalent Indebtedness and Junior Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of 25% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (calculated on a pro forma basis) at the time of such Disposition and (ii) $55,000,000 in the aggregate; provided, further, that if the Weighted Average Yield applicable to any Pari Passu Indebtedness issued on or prior to the date that is twelve (12) months after the Closing Date exceeds by more than 0.50% per annum the applicable Weighted Average Yield payable pursuant to the terms of this Agreement, as amended through the date of such calculation, with respect to Tranche B Term Loans, then the Applicable Margin then in effect for Tranche B Term Loans shall automatically be increased to a level such that the Weighted Average Yield with respect to the Tranche B Term Loans is 0.50% per annum below the Weighted Average Yield with respect to such Pari Passu Indebtedness (other than a shorter Weighted Average Yield for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing that does not provide for a Weighted Average Yield that is shorter than the then-remaining Weighted Average Yield of the Tranche B Term Loans); provided, that, if any Pari Passu Indebtedness includes a Eurodollar or Alternate Base Rate floor that is greater than the Eurodollar or Alternate Base Rate floor applicable to any existing Class of Term Loans, such differential between interest rate floors shall be included in the calculation of Weighted Average Yield for purposes of this clause (i), but only to the extent an increase in the Eurodollar or Alternate Base Rate floor applicable to the existing Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Eurodollar or Alternate Base Rate floors (but not the applicable rate) applicable to the existing Term Loans shall be increased to the extent of such differential between interest rate floors;

Junior Indebtedness of the Borrower or any Subsidiary Guarantor and any Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness matures no earlier than 91 days after the latest Maturity Date of the Loans at the time such Indebtedness is incurred, (ii) such Indebtedness does not require any scheduled amortization, mandatory prepayments, redemptions, sinking fund payments or purchase offers prior to the final maturity date thereof (other than pursuant to customary asset sale, event of loss, change, excess cash flow or change of control prepayment provisions and a customary acceleration right after the occurrence of an event of default), in each case, prior to the date that is 91 days after the latest Maturity Date of the Loans at the time such Indebtedness is incurred provided, further, that such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with Long Term Indebtedness (so long as such credit facility includes customary “rollover provisions” that satisfy the requirements of clause (i) above following such rollover), in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (i) above shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions;, (iii) such Indebtedness is not guaranteed by any person other than the Guarantors, (iv) if secured, such Indebtedness is secured by all or less than all of the Collateral on a basis junior in priority to the Liens securing the Obligations hereunder, (v) the terms and conditions (other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) of such Indebtedness are, in the good faith determination of the Borrower, not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole) or otherwise on then-prevailing market terms, (vi) no Event of Default shall have occurred and be continuing at the time of incurrence or would result therefrom and (vii) after giving pro forma effect to any incurrence or discharge of Indebtedness on the date such debt is incurred and all related transactions, as if completed on the first day of the four Fiscal Quarter period then most recently ended for which financial statements are available, (A) with respect to Indebtedness that is secured by the Collateral on a junior basis, the Consolidated Senior Secured Net Leverage Ratio (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would not exceed 5.00:1.00 and (B) with respect to Indebtedness that is unsecured, either (1) the Consolidated Total Net Leverage Ratio (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would not exceed 6.00:1.00 or (2) the Fixed Charge Coverage Ratio would not exceed 2.00:1.00; provided, further, that the aggregate principal amount of such Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties, together with the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to clause (t) of the definition of “Permitted Debt”, Incremental Equivalent Indebtedness and Junior Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of 25% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (calculated on a pro forma basis) at the time of such Disposition and (ii) $55,000,000 in the aggregate;

(p)           (i) Indebtedness incurred in connection with any permitted Sale and Leaseback Transaction and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in clause (i) above, provided that, except to the extent otherwise permitted hereunder, the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith), refunding, renewal or extension and the direct and contingent obligors with respect to such Indebtedness are not changed;

(q)            Indebtedness issued by any of the Restricted Subsidiaries to any current, future or former director, officer, consultant or employee of the Parent or any Parent Entity, or their estates or the beneficiaries of such estates to finance the purchase, redemption, acquisition or retirement for value of Equity Interests permitted by Section 6.03(a)(vii)(A) hereof, in an aggregate principal amount at any time outstanding, including all Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision set forth in this clause (s), not to exceed $10,000,000 at any time outstanding;

(r)             Indebtedness, Disqualified Capital Stock or preferred stock of the Borrower or any of the Restricted Subsidiaries incurred to finance an acquisition, or Acquired Debt, including all Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness, Disqualified Capital Stock or preferred stock, in an aggregate principal amount (together with all other Indebtedness incurred and outstanding under this clause (t)) not to exceed the greater of (i) 25% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (calculated on a pro forma basis) at the time of incurrence thereof and (ii) $55,000,000 at any time outstanding;

(s)            other unsecured Indebtedness of the Borrower or any other Restricted Subsidiary and any Refinancing Indebtedness in respect thereof in an aggregate principal amount (together will all other Indebtedness incurred and outstanding under this clause (u)) not to exceed the greater of (i) 50% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (calculated on a pro forma basis) at the time of incurrence thereof and (ii) $115,000,000 at any time outstanding;

(t)             term Indebtedness, the proceeds of which are used solely to cash collateralize letters of credit issued for the purpose of credit support or to replace guarantees or deposits required under purchase agreements or other contracts with Persons who are not Group Members;

Indebtedness (“Incremental Equivalent Indebtedness”) of the Borrower or any of its Restricted Subsidiaries and any Refinancing Indebtedness in respect thereof secured by the Collateral on (x) an equal priority basis (but without regard to control of remedies) with the Obligations or (y) a junior basis to the Obligations in an aggregate principal amount not to exceed at any one time outstanding the Permitted Incremental Amount less the aggregate principal amount of (without duplication) Incremental Commitments and Incremental Loans incurred pursuant to Section 2.21 at or prior to such time; provided that no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom, provided, further, that such Indebtedness shall (1) if such Indebtedness is secured on an equal priority basis (but without regard to control of remedies) with the Obligations, have a maturity date that is after the latest Maturity Date at the time such Indebtedness is incurred, and if such Indebtedness is secured on a junior basis to the Obligations, have a maturity date that is at least 91 days after the latest Maturity Date at the time such Indebtedness is incurred, (2) if such Indebtedness is secured on an equal priority basis (but without regard to control of remedies) with the Obligations, have a weighted average life to maturity no shorter than the longest remaining weighted average life to maturity of the Facilities and, if such Indebtedness is secured on a junior basis to the Obligations, shall not be subject to scheduled amortization prior to maturity, (3) if such Indebtedness is secured on an equal priority basis (but without regard to control of remedies) with the Obligations, not be subject to any mandatory prepayment, repurchase or redemption provisions, unless the prepayment, repurchase or redemption of such Indebtedness is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Loans hereunder pursuant to Section 2.10 and, if such Indebtedness is secured on a junior basis to the Obligations, shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than pursuant to customary asset sale, event of loss, excess cash flow (provided that such excess cash flow sweep does not require the application of any excess cash flow that would otherwise be required to be applied to the prepayments of the Loans hereunder pursuant to Section 2.10) and change of control prepayment provisions and a customary acceleration right after an event of default), in each case prior to the latest Maturity Date at the time such Indebtedness is incurred, (4) if such Indebtedness is secured on an equal priority basis (but without regard to control of remedies) with the Obligations, be in the form of debt securities and subject to the Pari Passu Intercreditor Agreement and (if then in effect) the Junior Lien Intercreditor Agreement and, if such Indebtedness is secured on a junior basis to the Obligations, be subject to the Junior Lien Intercreditor Agreement, (5) not be guaranteed by any person other than the Guarantors and (6) have terms and conditions (other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole);

(u)           Indebtedness incurred by the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the aggregate amount of all cash capital contributions to, or net cash proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Capital Stock) (other than Specified Equity Contributions pursuant to Section 7.04) by, the Borrower (or any Parent Entity and contributed by such Parent Entity to the Borrower) during the period from and including the Business Day immediately following the Closing Date, in each case to the extent such amounts are Not Otherwise Applied, and any Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness;

(v)           other Indebtedness in an amount which, taken together with Investments and Acquisitions made pursuant to Section 6.07(w), do not exceed the greater of (i) 35% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (calculated on a pro forma basis) at the time of thereof and (ii) $80,000,000 at any time outstanding; provided that the value of any Investment shall not be based on the notional amount of such Investment but, rather, shall be based on the actual exposure of the guaranteeing party under the contract giving rise to such Guarantee at any time; and

(w)           all premium (if any) interest (including post-petition interest), fees, expenses, charges, amortization of original issue discount, interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (v) above and any Refinancing Indebtedness in respect thereof.

“Permitted Equity Issuance” shall mean any sale or issuance of any Qualified Capital Stock of the Borrower or any Parent Company.

“Permitted Holders” shall mean (a) the Sponsor, (b) the Management Shareholders; provided that in no event shall the Management Shareholders be treated as Permitted Holders with respect to more than ten percent (10%) of the outstanding voting Equity Interests of the Parent, (c) any Person Controlled by the Sponsor and (d) any Qualified Owner so long as a Ratings Reaffirmation is provided after giving effect to such transaction.

“Permitted First Lien Refinancing Debt” shall mean Permitted Credit Agreement Refinancing Debt that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations; provided that (a) such Indebtedness is not secured by any Lien on any asset of the Loan Parties other than the Collateral, (b) the Liens securing such Indebtedness are created under and evidenced by the Security Agreement and the other Security Documents and (c) the Authorized Representative with respect to such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement.

“Permitted Incremental Amount” shall mean, at any time, (a) with respect to any Revolving Commitment Increase, $50,000,000, less the aggregate amount of Incremental Commitments established prior to such time based on usage of this clause (a) of the Permitted Incremental Amount, and (b) with respect to any Incremental Term Facility an amount equal to or less than the sum of (i) the greater of (A) $225,000,000 and (B) 100% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available plus (ii) all voluntary prepayments, repurchases, redemptions and other retirements of Term Loans, any Incremental Term Loans or any Incremental Equivalent Indebtedness secured on a pari passu basis with the Tranche B Term Loans and all voluntary prepayments of Revolving Loans accompanied by corresponding voluntary permanent commitment reductions of Revolving Commitments and any Incremental Revolving Facility, in each case to the extent such prepayments, repurchases, redemptions and other retirements have not been funded with the proceeds of any Long Term Indebtedness.

“Permitted Investments” shall mean:

(a)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than twenty-four (24) months from the date of acquisition thereof; provided, that the full faith and credit of the United States is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (B) issues (or the parent of which issues) commercial paper rated at least P-2 (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, and (C) has combined capital and surplus of at least $250,000,000 (any such bank being an “Approved Domestic Bank”), in each case, with maturities of not more than three hundred sixty (360) days from the date of acquisition thereof;

(c)            commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case, with maturities of not more than three hundred sixty (360) days from the date of acquisition thereof;

(d)           marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(e)            repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the United States government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f)            securities with average maturities of twelve (12) months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(g)           solely with respect to any Foreign Subsidiary, instruments equivalent to those referred to in clauses (a) through (f) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(h)           Investments, classified in accordance with GAAP as current assets of the Borrower or a Restricted Subsidiary, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000, and the portfolios of which are limited such that at least 95% of such investments are of the character, quality and maturity described in clauses (a), through (g) of this definition; and

(i)             investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (h) above.

“Permitted JV Investments” shall mean investments in Joint Ventures not to exceed the sum of (a) the greater of (i) 35% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (calculated on a pro forma basis) at the time of such investment and (ii) $80,000,000 in the aggregate plus (b) any amounts that the Borrower or any Restricted Subsidiary is contractually obligated to contribute under the applicable Organizational Documents of such Joint Venture as of the Closing Date plus (c) Capital Expenditures made by the Borrower and its Restricted Subsidiaries in cash in an amount not to exceed the Borrower’s proportional direct or indirect interests in such Joint Venture unless otherwise permitted or required under the Organizational Documents of such Joint Venture, whether paid directly or through a capital call (or otherwise)).

“Permitted Liens” shall mean:

(a)            the Liens created under the Loan Documents (including in respect of Refinancing Facility Agreements, Incremental Facility Agreements, Secured Interest Rate Hedge Agreements, Secured Commodity Hedge Agreements and Secured Treasury Services);

(b)           Liens on the Collateral securing Indebtedness permitted pursuant to clauses (d), (p), (q) and (w) of the definition of “Permitted Debt”; provided that such Liens shall be subject to the applicable Intercreditor Agreement(s) (except to the extent any such Liens are on property that does not constitute Collateral); and;

(c)            any Lien on any asset of any Restricted Subsidiary set forth on Schedule 6.01; provided that (i) such Lien shall not apply to any other asset of such Restricted Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that (A) do not increase the outstanding principal amount thereof and (B) in the case of any such obligations constituting Indebtedness, that are permitted hereunder as Refinancing Indebtedness in respect thereof;

(d)           Liens for taxes, assessments or other governmental levies or charges which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by the Borrower or any Restricted Subsidiary, as the case may be, and for which adequate reserves have been taken to the extent required in accordance with GAAP;

(e)            (i) any attachment or judgment Lien in respect of judgments that do not constitute an Event of Default under Section 7.01(i) or (ii) securing appeal or other surety bonds related to such judgments;

(f)            Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off or similar rights and remedies as to deposit accounts or other funds maintained with depository institution) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions; provided that deposit accounts or funds subject to such Lien are not established or deposited for the purpose of providing collateral for any Indebtedness not permitted hereby;

(g)           any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Restricted Subsidiary that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that (A) do not increase the outstanding principal amount thereof and (B) in the case of any such obligations constituting Indebtedness, that are permitted hereunder as Refinancing Indebtedness in respect thereof;

(h)            Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by clause (h) of the definition of “Permitted Debt” and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than the proceeds and products thereof); provided, further, that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(i)             (x) First Purchaser Liens arising in the ordinary course of business and (y) Liens of landlords and Liens of carriers, contractors, warehousemen, mechanics, materialmen, repairmen and suppliers and other Liens imposed by law or incurred in the ordinary course of business (including Liens on inventory in-transit for storage and transportation charges and expenses) which are, in each case, not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, that are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate proceedings for which adequate reserves to the extent required in accordance with GAAP have been established;

(j)             Liens (other than any Lien imposed by Title IV of ERISA) incurred, or deposits or pledges made, in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance, old age benefit and other types of social security, (ii) to secure (or to obtain letters of credit and/or bank guarantees that secure) the performance of tenders, statutory obligations, health, safety and environmental obligations, surety bonds, stay, customs and appeal bonds, bids, leases (other than Capital Lease Obligations), performance bonds, purchase, construction or sales contracts, reimbursement and indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries, and other similar obligations or (iii) otherwise to satisfy statutory or legal obligations; provided that, in each case, such Liens were not incurred or made in connection with the incurrence or maintenance of Indebtedness for borrowed money;

(k)            leases or subleases granted to others, easements, rights-of-way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions, oil, gas and other mineral interests, royalty interests and leases, minor defects, exceptions or irregularities in title, encroachments, protrusions and other similar encumbrances or exceptions to title, in each case, which do not secure any monetary obligations and which do not interfere in any material respect with the ordinary course of business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(l)            with respect to any leasehold Real Property of the Borrower or any Restricted Subsidiary, the terms and provisions of any lease or other instrument creating or evidencing such leasehold (provided that with respect to any such lease of Real Property entered into after the Closing Date such terms and provisions are customary for leases and instruments of such type);

(m)           with respect to any Real Property of the Borrower or any Restricted Subsidiaries held in the form of an easement, right-of-way or similar such interest or estate, the terms and provisions of any easement, right of way grant, or other instrument creating or evidencing such easement, right-of-way or similar such interest or estate (provided that with respect to any such instrument of Real Property entered into after the Closing Date such terms and provisions are customary for agreements and instruments of such type);

(n)           zoning, building codes, and other land use ordinances, variances, conditional use permits, entitlements and similar regulations, permits, approvals and conditions applicable to any Real Property which do not materially interfere with the use of the Real Property;

(o)           Liens not created by the Borrower or any Restricted Subsidiaries that affect the underlying fee interest of any Real Property leased by the Borrower or any Restricted Subsidiary, including master leases or ground leases and subordination or similar agreements;

(p)           matters disclosed in any policy of title insurance insuring the Lien of any Mortgage or on any ALTA/NSPS Land Title Survey or express map of the Real Property described in such Mortgage (whether issued as of the Closing Date or issued with respect to any Real Property that is acquired or otherwise becomes a Mortgaged Property after the Closing Date) delivered to and accepted by the Collateral Agent in accordance with the Collateral and Guarantee Requirement, but excluding any standard or pre-printed title exceptions in any promulgated form of such policy of title insurance pursuant to applicable Governmental Rules, and further excluding any so-called “blanket” or similar exceptions included in any such policy of title insurance pursuant to applicable Governmental Rules;

(q)           Liens on cash and Permitted Investments securing obligations under clause (k) of the definition of “Permitted Debt”;

(r)            in connection with the Disposition of any Equity Interests or other assets in a transaction permitted by Section 6.04, customary rights and restrictions contained in merger agreements, stock or asset purchase agreements and similar agreements in respect of such Disposition pending the completion thereof;

(s)            Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(t)             in the case of (i) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any options, put and call arrangements, rights of first refusal and similar rights, set forth in the Organizational Documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(u)            Liens arising by virtue of any precautionary UCC financing statement filings or similar filings in respect of leases, conditional sales, title retentions, consignments or similar arrangements entered into in the ordinary course of business;

(v)            Liens on Equity Interests and/or any and all assets or other property of any Unrestricted Subsidiary or Joint Venture;

(w)           pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(x)            Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(y)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z)            Liens arising pursuant to Section 42 U.S.C. § 9607(l), or other Environmental Law;

(aa)          obligations under or in connection with any shared facilities agreement or any related non-disturbance arrangements to the extent such obligations constitute Liens;

(bb)         (i) any interest or title of a lessor or sub-lessor under any lease entered into by the Borrower or any other Loan Party as lessee covering only the assets so leased and (ii) with respect to the Borrower’s or any other Loan Party’s Rights of Way and leases of Real Property, Liens securing Indebtedness of the owner(s) of the underlying Real Property that is non-recourse with respect to the Borrower and its Subsidiaries; provided that the foreclosure of any such Liens would not extinguish or terminate such Rights of Way or leases of Real Property; provided that in the case of (i) and (ii), such Liens do not secure Indebtedness for borrowed money of the Borrower or any other Loan Party and do not encumber property of the Borrower or any other Loan Party other than the property that is the subject of such leases and items located thereon;

(cc)          non-exclusive licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any Restricted Subsidiary in the ordinary course of business; and

(dd)         other Liens securing Indebtedness or other obligations in an aggregate principal amount (together with all other Indebtedness and other obligations secured under this clause (dd)) not to exceed the greater of (i) $115,000,000 at any time outstanding and (ii) 50% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (calculated on a pro forma basis) at the time of incurrence thereof.

“Permitted Second Lien Refinancing Debt” shall mean Permitted Credit Agreement Refinancing Debt that is unsecured or secured by Liens on the Collateral on a junior and subordinated basis to the Liens securing the Obligations; provided that (a) such Indebtedness is not secured by any Lien on any asset of the Loan Parties other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Collateral Agent and the Administrative Agent) and (c) the Authorized Representative with respect to any such secured Indebtedness shall have become party to the Junior Lien Intercreditor Agreement.

“Permitted Securitization Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing.

“Permitted Securitization Financing” shall mean one or more transactions pursuant to which (i) Securitization Assets or interests therein are sold or transferred to or financed by one or more Special Purpose Securitization Subsidiaries, and (ii) such Special Purpose Securitization Subsidiaries finance (or refinance) their acquisition of such Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against Securitization Assets (including conduit and warehouse financings) and any hedging agreements entered into in connection with such Securitization Assets; provided, that recourse to the Borrower or any Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to the extent customary (as determined by the Borrower in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Special Purpose Securitization Subsidiary)).

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pike West Coast” shall mean Pike West Coast Holdings, LLC, a Delaware limited liability company.

“Pike West Coast Contribution” shall mean the transactions contemplated by the Contribution Agreement.

“Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) that is sponsored, maintained or contributed to by any of the Borrower ERISA Group Members or in respect of which any of the Borrower ERISA Group Members has any liability or is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.16(b)(i).

“Pledged Debt” shall mean all indebtedness evidenced by promissory notes or other instruments from time to time owed to the Parent or any Grantor (as defined in the Security Agreement).

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Private Side Information” shall mean any information with respect to the Parent, the Borrower, any Subsidiary or any of the securities of any of the foregoing that is not Public Side Information.

“Private Side Lender Representatives” shall mean, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“PTE” a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Side Information” shall mean information with respect to the Parent, the Borrower, any Subsidiary or any of the securities of any of the foregoing that (a) is publicly available, (b) is not material with respect to the Parent, the Borrower, any Subsidiary or any of the securities of any of the foregoing for purposes of United States federal and state securities laws or (c) constitutes information of a type that would be publicly available if the Parent or the Borrower was a public reporting company (as reasonably determined by the Borrower).

“Public Side Lender Representatives” shall mean, with respect to any Lender, representatives of such Lender that do not wish to receive Private Side Information.

“Qualified Capital Stock” shall mean, with respect to any Person, Equity Interests of such Person that do not include a cash dividend (other than dividends that are solely payable as and when declared by the board of directors (or similar governing body) of such Person) and are not mandatorily redeemable by such Person or any of its Restricted Subsidiaries or redeemable at the option of the holder of such Equity Interests, in each case, prior to the 91st day following the Maturity Date (other than redemptions solely for Qualified Capital Stock in such Person and cash in lieu of fractional shares of such Equity Interests and redemptions upon the occurrence of an “asset sale” or a “change in control” (or similar event, however denominated) so long as any such redemption requirement becomes operative only after repayment in full (or waiver thereof) of all monetary Obligations (other than contingent indemnification and reimbursement obligations); provided, however, that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall constitute Qualified Capital Stock notwithstanding any obligation of such Person or any Subsidiary thereof to repurchase such Equity Interest in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability).

“Qualified Owner” shall mean any Person that (a) has, or is a direct or indirect Subsidiary of a Person, or comprises a fund or account or other investment vehicle managed or controlled by a Person, that has, or has its obligations in respect of its direct or indirect ownership interests in the Borrower guaranteed by a Person that has, in each case, a tangible net worth of at least $400,000,000 (or assets under management of at least $400,000,000), (b) either (i) is (or is a Subsidiary or Affiliate of) a Person that owns or manages (or has owned or has managed) midstream systems or (ii) has engaged an operator that is experienced in the business of midstream systems; provided that clause (b) shall be deemed to have been satisfied if, after giving effect to an applicable transfer, the Borrower continues to be managed and operated by nationally recognized qualified providers of project management and operations and maintenance services for the Borrower meeting the criteria specified in sub-clause (b)(ii) above (it being acknowledged and agreed that if the Borrower is managed and operated by the same Person after giving effect to the applicable transfer as immediately prior to the applicable transfer, then such Person shall be deemed to have satisfied the foregoing); and (c) prior to such Person becoming an owner of outstanding interests in the Borrower, has complied with all applicable “know your customer” and anti-money laundering requirements of the Lenders.

“Qualifying IPO” shall mean the issuance by Parent or any parent of Parent of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Quarterly Date” shall mean the last Business Day of each March, June, September and December.

“Ratings Reaffirmation” shall mean, with respect to any transfer to a Qualified Owner, that each of S&P and Moody’s shall have delivered a written confirmation that the credit ratings assigned by such entities to the Tranche B Term Facility made or committed hereunder shall be no lower than such ratings assigned by such Rating Agency, as the case may be, to such Tranche B Term Facility immediately prior to the time that such Rating Agency became aware of the proposed occurrence of such transfer and all transactions related thereto, in each case after giving effect to the occurrence of such proposed transfer, and all transactions related thereto.

“Razorback Pipeline” shall mean a 67-mile, 8-inch diameter interstate common carrier pipeline that transports light refined product from Borrower’s terminal in Mount Vernon, Missouri to Borrower’s terminal in Rogers, Arkansas.

“Real Property” of any Person shall mean all right, title and interest of such Person in and to any and all parcels of real property owned, leased, licensed or operated by such Person together with all improvements and appurtenant fixtures and other real property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Restricted Subsidiary, but excluding all identifiable amounts constituting compensation for lost earnings or revenues, including, without limitation, business interruption insurance.

“Refinancing” shall mean the repayment, prepayment, repurchase, defeasance or discharge in full of all obligations, the termination of all commitments and guarantees, and the release of all Liens and other security interests, under (a) the Existing Credit Agreement on the Closing Date and (b) the SeaPort Existing Credit Agreement, in each case.

“Refinancing Commitments” shall have the meaning assigned to such term in Section 2.23(a).

“Refinancing Facility Agreement” shall mean a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Parent, the Borrower, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

“Refinancing Indebtedness” shall mean, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Borrower if the Borrower shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or the Borrower only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent; and (g) in the event that the Authorized Representative with respect to such Original Indebtedness shall have been party to the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable, then the Authorized Representative with respect to such Refinancing Indebtedness shall have become party to the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as the case may be.

“Refinancing Lender” shall have the meaning assigned to such term in Section 2.23(a).

“Refinancing Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Register” shall have the meaning assigned to such term in Section 2.08(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, partners, advisors, agents, successors, assigns or representatives of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing or migrating in, onto or through the Environment.

“Relevant Governmental Body” shall mean the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” shall mean, with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which the 30-day notice period has not been waived by the PBGC.

“Repricing Transaction” shall have the meaning assigned to such term in Section 2.10(d).

“Required Incremental Lenders” shall mean, at any time, Incremental Lenders having Incremental Loans and unused Incremental Commitments representing more than 50% of the sum of the outstanding Incremental Loans and unused Incremental Commitments at such time. For purposes of this definition, the Incremental Loans and unused Incremental Commitments of any Affiliated Lender or Defaulting Lender shall be disregarded in determining the Required Incremental Lenders at any time.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of the outstanding Loans and unused Commitments at such time. For purposes of this definition, the Loans and unused Commitments of any Affiliated Lender shall be disregarded in determining the Required Lenders at any time. For the purposes of this definition, the Loans and unused Commitments of any Defaulting Lender shall be disregarded in determining the Required Lenders at any time.

“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.10(c).

“Required Revolving Lenders” shall mean, at any time, the Revolving Lenders described in clause (a) of the definition of “Majority in Interest”. For purposes of this definition, the Revolving Commitment and the Revolving Exposure of any Affiliated Lender shall be disregarded in determining the Required Revolving Lenders at any time.

“Required Tranche B Term Lenders” shall mean, at any time, Tranche B Term Loan Lenders having Tranche B Term Loans and unused Tranche B Term Commitments representing more than 50% of the sum of the outstanding Tranche B Term Loans and unused Tranche B Term Commitments at such time. For purposes of this definition, the Tranche B Term Loans and unused Tranche B Term Commitments of any Affiliated Lender or Defaulting Lender shall be disregarded in determining the Required Tranche B Term Lenders at any time.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted” shall mean, without duplication, when used in reference to cash or Permitted Investments of any Person, that such cash or Permitted Investments (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in accordance with GAAP, (b) are controlled by or subject to any Lien in favor of any creditor (including any counterparty under a Hedge Agreement) or (c) are not otherwise generally available for use by such Person due to contractual requirements or Legal Requirements, in any case with respect to the foregoing clauses (a), (b) or (c), other than (i) Liens created (and perfection by control required) under the Security Documents and (ii) Liens permitted pursuant to clause (b) or (f) of the definition of “Permitted Liens”.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) on any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation, repayment or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Restricted Subsidiary, or any option, warrant or other right to acquire any such Equity Interest in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiaries” shall mean the Borrower and each Subsidiary of the Borrower other than the Unrestricted Subsidiaries; provided that upon any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be a “Restricted Subsidiary”. As of the Closing Date, all Subsidiaries of the Borrower are Restricted Subsidiaries.

“Retained Excess Cash Flow Amount” shall mean, as of any date of determination, an aggregate amount not greater than the sum of (a) the greater of (i) 50% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (calculated on a pro forma basis) at the time of such investment and (ii) $120,000,000 plus (b) the product of (i) Excess Cash Flow for the applicable Fiscal Year multiplied by (ii) 100% minus the ECF Percentage for the applicable Fiscal Year (expressed as a percentage).

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans, expressed as an amount representing the maximum principal amount of the Revolving Loans to be made by such Lender, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, an Incremental Facility Agreement or a Refinancing Facility Agreement. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $150,000,000.

“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.21(a)(i).

“Revolving Exposure” shall mean, as to each Revolving Lender, the sum, without duplication, of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its Applicable Percentage of the amount of the Revolving L/C Obligations and Swingline Obligations at such time.

“Revolving Extension” shall have the meaning assigned to such term in Section 2.24(b).

“Revolving Extension Offer” shall have the meaning assigned to such term in Section 2.24(b).

“Revolving Extension Series” shall have the meaning assigned to such term in Section 2.24(b).

“Revolving Facility” shall mean the Revolving Commitments and the Revolving Loans made hereunder.

“Revolving Facility Test Condition” shall mean, as of the last day of any Measurement Period, that the aggregate outstanding amount of all Revolving Loans and drawn Letter of Credit Obligations (excluding Letters of Credit that have been Cash Collateralized) exceeds an amount equal to 35% of the Revolving Commitments.

“Revolving Facility Maturity Date” shall mean, (a) in the event the Parent Notes are not refinanced with Refinancing Indebtedness on or prior to November 14, 2025, November 14, 2025 or (b) in the event the Parent Notes have been refinanced with Refinancing Indebtedness on or prior to November 14, 2025, the earlier of (i) the new maturity date of the refinanced Parent Notes and (ii) the fifth anniversary of the Closing Date.

“Revolving L/C Advance” shall mean, with respect to each Revolving Lender, such Lender’s funding of its participation in any Revolving L/C Borrowing in accordance with its Applicable Percentage or other applicable share provided for under this Agreement.

“Revolving L/C Borrowings” shall mean an extension of credit resulting from a Revolving L/C Disbursement under any Letter of Credit in accordance with Section 2.04(c)(iii) which has not been reimbursed.

“Revolving L/C Issuing Commitment” shall mean the amount set forth in Schedule 2.01(a) as each Revolving Lender’s Revolving L/C Issuing Commitment.

“Revolving L/C Disbursement” shall mean any payment made by an Issuing Bank pursuant to a Letter of Credit.

“Revolving L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of any Unreimbursed Amounts plus the aggregate of all Revolving L/C Borrowings.

“Revolving L/C Sublimit” shall mean an amount equal to $35,000,000.

“Revolving Lender” shall mean a Lender with a Revolving Commitment or Revolving Loans.

“Revolving Loan” shall mean a Loan made pursuant to Section 2.01(b).

“Rights of Way” shall mean unrecorded and recorded, as applicable, fee deeds, leases, easements, rights of way, servitudes, permits, licenses and other instruments and agreements.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Leaseback Transaction” shall mean, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof.

“Sanctions” shall have the meaning assigned to such term in Section 3.09(d)(i).

“Scheduled Material Project Operation Date” shall mean the date designated in writing by the Borrower (which is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed)) as the date on which the Material Project Operation Date is scheduled to occur, provided such designation must be delivered by the Borrower to the Administrative Agent on or before the date that the first adjustment to EBITDA with respect thereto is being requested.

“SeaPort Existing Credit Agreement” shall mean the Credit Agreement dated as of October 31, 2018 among Pike West Coast, as holdings, SeaPort Financing LLC, a Delaware limited liability company, as borrower, Macquarie Capital Funding LLC, as administrative agent, collateral agent and issuing bank, and the other lenders party thereto.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Commodity Hedge Agreement” shall mean any Hedge Agreement entered into between the Borrower or a Guarantor and a Secured Commodity Hedge Lender designed to hedge against the Borrower’s or any Guarantor’s exposure to fluctuation in commodity prices and any swap, cap, collar, put, call, floor, future, option, spot, forward, tolling agreement, fuel purchase and sale agreement, fuel transportation agreement, fuel storage agreement, netting agreement or similar agreement entered into in respect of any commodity, whether physical or financial, and any agreement (including any guarantee, credit sleeve or similar arrangement) providing for credit support for the foregoing and incurred in the ordinary course of business and not for speculative purposes.

“Secured Commodity Hedge Lender” shall mean each Lender (or such Lender’s Affiliates) and each other Approved Counterparty, in each case, that becomes a “Secured Hedge Provider” in accordance with Section 9.16 and, in the case of any Approved Counterparty that is not a Lender or an Affiliate of a Lender, that has acceded to the terms of the Swap Intercreditor Agreement provided that any obligations in excess of $50,000,000 (measured on the basis of the Loan Parties’ exposure under such Secured Commodity Hedge Agreement as of the applicable Valuation Date (as defined in the applicable Master Agreement)) in the aggregate at any one time owing by the Loan Parties under any Secured Commodity Hedge Agreements to any Approved Counterparty who is not a Lender or an Affiliate of a Lender as of the Closing Date shall be deemed to not be obligations under Secured Commodity Hedge Agreements, and, for the avoidance of doubt, shall not be Obligations hereunder or under any other Loan Document.

“Secured Interest Rate Hedge Agreement” shall mean any Hedge Agreement entered into between the Borrower and a Secured Interest Rate Hedge Lender designed to hedge against the Borrower’s exposure to interest rates incurred in the ordinary course of business and not for speculative purposes.

“Secured Interest Rate Hedge Lender” shall mean any counterparty to any Hedge Agreement, if and to the extent that (a) such party was an Arranger, an Agent, a Lender or an Affiliate of any of the foregoing under this Agreement as of the Closing Date or at the time such Hedge Agreement was entered into and (b) such counterparty has been designated to the Administrative Agent by written notice from the Borrower as being a Secured Interest Rate Hedge Lender for the purpose of the Loan Documents (which notice may designate such counterparty as a Secured Interest Rate Hedge Lender for any ISDA or other master agreement governing one or more Hedge Agreements).

“Secured Interest Rate Hedge Obligations” shall mean all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of any of the Loan Parties arising under or in connection with the Secured Interest Rate Hedge Agreements.

“Secured Parties” shall mean, collectively the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks, the Secured Interest Rate Hedge Lenders, the Secured Commodity Hedge Lenders and the Secured Treasury Lenders.

“Secured Treasury Lender” shall mean any provider of any Treasury Services, if and to the extent that (a) such provider was (i) an Arranger, an Agent or an Affiliate of any of the foregoing under this Agreement as of the Closing Date or at the time the applicable agreement with respect to the provision of such Treasury Services was entered into or (ii) a Lender or an Affiliate of a Lender at the time the applicable agreement with respect to the provision of such Treasury Services was entered into and (b) such counterparty has been designated to the Administrative Agent by written notice from the Borrower as being a Secured Treasury Lender for the purpose of the Loan Documents.

“Secured Treasury Service” shall mean any Treasury Services provided by any Secured Treasury Lender to any Loan Party.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) Receivables Assets, (b) franchise fees, royalties and other similar payments made related to the use of trade names and other Intellectual Property, business support, training and other services, (c) revenues related to distribution and merchandising of the products of the Borrower and its Subsidiaries, (d) rents, real estate taxes and other non-royalty amounts due from franchisees, (e) Intellectual Property rights relating to the generation of any of the types of assets listed in this definition, (f) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment incidental to the ownership, lease or operation thereof, (g) any Equity Interests of any Special Purpose Securitization Subsidiary or any Subsidiary of a Special Purpose Securitization Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, (h) any inventory and any equipment, contractual rights with unaffiliated third parties, website domains and associated property and rights necessary for a Special Purpose Securitization Subsidiary to operate in accordance with its stated purposes, (i) any rights and obligations associated with gift card or similar programs, and (j) other assets and property (or proceeds of such assets or property) to the extent capable of being included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Borrower in good faith).

“Security Agreement” shall mean the Pledge and Security Agreement, dated as of the Closing Date, by and among the Borrower, the Parent, each Subsidiary Guarantor party thereto and the Collateral Agent, as amended, amended and restated or otherwise modified from time to time.

“Security Documents” shall mean the Security Agreement, any Intellectual Property Security Agreement, the Mortgages, the Intercreditor Agreements, any other intercreditor agreement, deposit account control agreements and all other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09, 5.10 or 5.11.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Series” shall have the meaning assigned to such term in Section 2.21(f).

“Solvent” or “Solvency” shall mean, with respect to any Person (on a consolidated basis) on any date of determination, that on such date, (a) the fair value of the assets of such Person exceeds, on a consolidated basis, its debts and liabilities, subordinated, contingent or otherwise, (b) present fair saleable value of the property of such Person, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person, on a consolidated basis, is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person, on a consolidated basis, is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.

“Special Flood Hazard Area” shall mean an area identified by FEMA as an area with special flood or mudflow and/or flood-related erosion hazard as shown on FEMA’s Flood Insurance Rate Map or Flood Hazard Boundary Map.

“Special Purpose Securitization Subsidiary” shall mean (i) a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Securitization Financing for the acquisition of Securitization Assets or interests therein, and which is organized in a manner (as determined by the Borrower in good faith) intended to reduce the likelihood that it would be substantively consolidated with Parent, the Borrower or any of the Subsidiaries (other than Special Purpose Securitization Subsidiaries) in the event the Parent, the Borrower or any such Subsidiary becomes subject to a proceeding under a Debtor Relief Law and (ii) any subsidiary of a Special Purpose Securitization Subsidiary.

“Specified Acquisition Agreement Representations” shall mean, in connection with a Limited Condition Acquisition, the representations and warranties made by or on behalf of the target of such Limited Condition Acquisition, its subsidiaries or their respective businesses in the applicable acquisition agreement which are material to the interests of the Lenders, but only to the extent that the applicable Group Member has the right to terminate its obligations under such acquisition agreement or to decline to consummated such Limited Condition Acquisition as a result of a breach of such representations and warranties.

“Specified Disposition” shall mean any transaction or series of related transactions resulting, directly or indirectly, in the sale, transfer, or other disposition of assets (including, without limitation, Qualified Capital Stock and Disqualified Capital Stock) by the Borrower or any Restricted Subsidiary for consideration greater than $20,000,000.

“Specified Equity Contribution” shall have the meaning assigned to such term in Section 7.04.

“Specified Representations” shall mean, collectively, the representations and warranties set forth in Sections 3.01(a) and (b)(ii) (as it relates to the Loan Parties), Sections 3.03(a) and (b)(i)(B) (as it relates to the Loan Parties), Section 3.04, Sections 3.09(b), (c) and (d), Section 3.10, Section 3.11, Section 3.16 and Section 3.19.

“Specified Transaction” shall mean an Acquisition, a Disposition, a Divestiture, the designation of any Subsidiary as an Unrestricted Subsidiary pursuant to Section 5.15, any incurrence or repayment of Indebtedness (other than for working capital purposes), any Investment, in each case, whether by merger, consolidation, amalgamation or otherwise, or any restructuring of the Borrower and/or its Subsidiaries, operating improvements, cost savings initiatives and other similar initiatives (including, without limitation, the modification and renegotiation of contracts and other arrangements).

“Sponsor” shall mean ArcLight Capital Partners, LLC, or any entity (including ArcLight Energy Partners Fund VI, L.P.) Controlled or managed by, or under common Control with, ArcLight Capital Partners, LLC.

“Subordinated Affiliate Indebtedness” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary thereof that (a) is owed to any Person that is an Affiliate of the Borrower or any Restricted Subsidiary thereof and (b) satisfies the Subordinated Indebtedness Requirement.

“Subordinated Indebtedness” of any Person shall mean any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person (including, for the avoidance of doubt, Subordinated Affiliate Indebtedness).

“Subordinated Indebtedness Requirement” shall mean, with respect to any Indebtedness, the requirement that (a) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, (b) such Indebtedness is unsecured, (c) the stated final maturity of such Indebtedness is not earlier than the date that is 91 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date that is 91 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, (d) such Indebtedness is not required to be amortized, repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) prior to the date 91 days after the latest Maturity Date in effect at the time such Indebtedness is incurred, (e) such Indebtedness does not constitute an obligation (including pursuant to a Guarantee) of any Person other than the Loan Parties and (f) such Indebtedness contains terms and conditions (excluding pricing, premiums and optional prepayment or optional redemption provisions) that are market terms on the date of incurrence thereof (as determined in good faith by the board of directors (or other governing body) of the Borrower) or are not materially more restrictive than the covenants and events of default contained in this Agreement (provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (f) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)).

“Subsidiary” shall mean, with respect to any Person,

(a)            any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar Person) of which securities or other ownership interests representing more than 50% of the Equity Interests entitled to vote in the election of directors, members of management or trustees thereof is at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person or one or more Subsidiaries, or both, by such Person; and

(b)            any partnership, joint venture, limited liability company or similar Person of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such Person.

Unless the context requires otherwise, references herein to a “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean (a) each wholly-owned Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary and (b) any other Designated Subsidiary of the Borrower that the Borrower elects in its sole discretion from time to time to be a guarantor in respect of the Obligations in connection with Section 5.09(b).

“Successor Borrower” shall have the meaning assigned to such term in Section 6.06(b)(ii).

“Swap Intercreditor Agreement” shall mean an enforceable intercreditor agreement or similar document, substantially in the form of Exhibit L, or otherwise in form and substance reasonably satisfactory to the Agents and the Required Lenders, among the Agents and an Approved Counterparty that is not a Lender or an Affiliate of a Lender, that is party to one or more Hedge Agreements with the Borrower or any Guarantor, and acknowledged by the Loan Parties, covering all Hedge Agreements between such Approved Counterparty and the Borrower or such Guarantor that are or are intended to be Secured Commodity Hedge Agreements or Secured Interest Rate Hedge Agreements, as applicable.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out, unwound or terminated, and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.

“Swingline Commitment” shall be equal to $25,000,000 in the aggregate.

“Swingline Facility” shall mean the revolving credit facility made available by the Swingline Lender pursuant to Section 2.01(c).

“Swingline Lender” shall mean Barclays Bank PLC and any other Lender (or Affiliate or Approved Fund of any Lender) that agrees to act as the Swingline Lender hereunder.

“Swingline Loan” shall have the meaning assigned to such term in Section 2.01(c).

“Swingline Note” shall mean a promissory note of the Borrower payable to the Swingline Lender, in substantially the form of Exhibit E-3 hereto, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Obligations” shall mean, as at any date of determination, the aggregate Outstanding Amount of all Swingline Loans outstanding.

“Swingline Sublimit” shall mean an amount equal to the lesser of: (a) the Swingline Commitment and (b) the aggregate amount of the Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the Revolving Commitments.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalties, additions to tax or fines applicable thereto.

“Term Commitment” shall mean a Tranche B Term Commitment or any applicable Refinancing Commitment in respect of a Term Commitment.

“Term Lender” shall mean a Lender with a Term Commitment or Term Loans.

“Term Loan” shall mean a Tranche B Term Loan or any applicable Refinancing Loan in respect of a Term Loan or an Incremental Loan of any Series or Extended Term Loans.

“Term Loan Extension” shall have the meaning assigned to such term in Section 2.24(a).

“Term Loan Extension Offer” shall have the meaning assigned to such term in Section 2.24(a).

“Term Loan Extension Series” shall have the meaning assigned to such term in Section 2.24(a).

“Term Loan Increase” shall have the meaning assigned to such term in Section 2.21(a)(ii).

“Term SOFR” shall mean, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Payment” shall mean the Swap Termination Value payable by any Loan Party in connection with an early termination (whether as a result of the occurrence of an event of default or other termination event) of any Hedge Agreement in accordance with the terms thereof; provided that for the avoidance of doubt, “Termination Payments” shall not include any Ordinary Course Settlement Payments due under any such Hedge Agreement.

“Total Indebtedness” shall mean, as of any date of determination, the total consolidated (a) Indebtedness for borrowed money and obligations evidenced by bonds (excluding, for the avoidance of doubt, bids, trade contracts, leases, statutory obligations, surety and appeal bonds (including surety bonds issued to secure term purchases of gas), performance bonds and obligations of a like nature and, in each case, not in connection with the borrowing of money or obtaining of advances), debentures, notes or similar instruments, (b) drawn but unreimbursed obligations under letters of credit (excluding, for the avoidance of doubt, undrawn letters of credit) and (c) Capital Lease Obligations, in each case, of the Borrower and the Restricted Subsidiaries determined in accordance with GAAP as of such date, without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.02(f).

“Total Net Indebtedness” shall mean, as of any date of determination, an amount equal to (a) Total Indebtedness as of such date, less (b) the aggregate amount of Unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries as of such date.

“Total Net Leverage Ratio” shall mean, as of any date of calculation, the ratio of (a) Total Net Indebtedness as of such date to (b) EBITDA for the period of four consecutive Fiscal Quarters of the Borrower most recently ended on or prior to such date.

“Tranche B Term Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche B Term Commitments is $1,000,000,000.

“Tranche B Term Facility” shall mean the Tranche B Term Commitments and the Tranche B Term Loans made hereunder.

“Tranche B Term Loan” shall mean a Loan made pursuant to Section 2.01(a).

“Tranche B Term Loan Lenders” shall mean Lenders holding Tranche B Term Loans.

“Tranche B Term Maturity Date” shall mean the seventh anniversary of the Closing Date, unless extended pursuant to the terms hereof in respect of any Lender.

“Transactions” shall mean (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and issuance of Letters of Credit hereunder and the use of the proceeds thereof, (b) the granting of the Liens contemplated hereby and by the Security Documents, (c) the Refinancing, (d) the Pike West Coast Contribution, (e) the Closing Date Distribution and (f) the payment of all fees, costs and expenses in connection with the foregoing.

“Transformative Event” shall mean any merger, acquisition or other investment, dissolution, liquidation, consolidation or disposition that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide the Borrower with adequate flexibility under the Loan Documents for the continuation and/or expansion or development of their operations following such consummation, as determined by the Borrower in good faith.

“Treasury Regulations” shall mean the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Treasury Services” shall mean any cash management services, including treasury, depository, overdraft, credit or debit card, purchasing card, electronic funds transfer and other cash management arrangements to any Loan Party.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurodollar Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the state of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” shall have the meaning assigned to such term in Section 3.06(b).

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States” and “U.S.” shall each mean the United States of America.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.04(c)(i).

“Unrestricted” shall mean, when used in reference to cash or Permitted Investments of any Person, that such cash or Permitted Investments is not Restricted.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower designated by the board of directors (or similar governing body) of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the Closing Date. Subject to the limitations set forth in Section 5.15, the Borrower may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary (other than any Subsidiary of the Subsidiary to be so designated).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.16(e)(ii)(B)(iii).

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.10(c).

“Weighted Average Yield” shall mean, with respect to any Loan or other Indebtedness, the weighted average yield to stated maturity of such Loan or other Indebtedness based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the lenders advancing such Loan or other Indebtedness with respect thereto and to any interest rate “floor”; provided that upfront fees and original issue discount shall be equated to an interest rate assuming a four (4)-year life to maturity (e.g., 100 basis points of original issue discount equals to 25 basis points of interest margin for a four year average life to maturity) or, if less, the stated life to maturity at the time of incurrence of the applicable Loan or other Indebtedness; and provided, further, that “Weighted Average Yield” shall not include amendment fees, consent fees, arrangement fees, structuring fees, commitment fees, underwriting fees, placement fees, advisory fees, success fees, ticking fees, undrawn commitment fees and similar fees (regardless of whether any of the foregoing fees are paid to, or shared with, in whole or in part any or all lenders proving or participating in such Loan or other Indebtedness), any fees not paid or payable in the primary syndication of such Loan or other Indebtedness or other fees not paid or payable generally to all such lenders ratably. Determinations of the Weighted Average Yield of any Indebtedness for purposes of Section 2.10(d) or any Loans for purposes of Section 2.21 shall be made by the Administrative Agent in a manner determined by it to be consistent with accepted financial practice.

“wholly-owned”, when used in reference to a Subsidiary of any Person, shall mean that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned Subsidiary of such Person or any combination thereof.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Working Capital” shall mean, at any date, (a)  all amounts (other than cash and cash equivalents) that would be set forth opposite the caption “total current assets” (or any like caption) on the most recent consolidated balance sheet of the Parent, the Borrower and its Restricted Subsidiaries in accordance with GAAP on such date (but excluding lease payments) minus (b) all amounts that would be set forth opposite the caption “total current liabilities” (or any like caption) on the most recent consolidated balance sheet of the Parent, the Borrower and its Restricted Subsidiaries in accordance with GAAP, but excluding (a) the current portion of all funded Indebtedness of such Person and (b) all Indebtedness consisting of Revolving Loans or Swingline Loans.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02           Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Loan Documents:

(a)           the definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined;

(b)           whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)           the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)          all references herein to Articles, Sections, Exhibits, Schedules, recitals and the preamble shall be deemed references to Articles and Sections of, and Exhibits, Schedules, recitals and the preamble to, this Agreement unless the context shall otherwise require;

(e)           the term “or” is not exclusive;

(f)            except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25, or any successor thereto, to value any Indebtedness of the Parent, the Borrower or any Subsidiary at “fair value”, as defined therein and (iii) leases that are recharacterized or characterized as capital leases due to a change in GAAP after December 31, 2017 shall not be treated as capital leases for any purpose under this Agreement but shall instead be treated as they would have been in accordance with GAAP as in effect on December 31, 2017;

(g)            the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights;

(h)          references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions in the Loan Documents);

(i)            unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York, New York time;

(j)          all pro forma computations required to be made hereunder giving effect to any Specified Transaction, Permitted Acquisition or other transaction shall be made in good faith by a responsible financial or accounting officer of the Borrower and (i) shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Specified Transaction, Permitted Acquisition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive Fiscal Quarters ending with the most recent Fiscal Quarter for which financial statements shall have been delivered pursuant to Section 5.04(a) or 5.04(b) (or, prior to the delivery of any such financial statements, ending with the last Fiscal Quarter included in the unaudited financial statements referred to in Section 3.06(b)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets or Equity Interests acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act to the extent applicable and (ii) include the amount of cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from any action taken, expected to be taken, committed to be taken or planned to be taken in connection with a Specified Transaction (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, operating expense reductions and synergies referred to in this clause (j) (A) are reasonably identifiable, factually supportable and determined in good faith by the Borrower, as certified by a Financial Officer of the Borrower to the Administrative Agent and (B) do not exceed the cost savings, operating expense reductions and synergies expected in good faith to be realized by the Borrower over the 18-month period commencing with the date as of which EBITDA is being determined (as opposed to the annualized impact of such cost savings); provided, further, that any increase in EBITDA as a result of cost savings, operating expense reductions and synergies, when taken together with all adjustments made in clauses (b)(xvii) and (b)(xix) of the definition of “EBITDA”, other than any cost savings, operating expense reductions and synergies of a type that would be permitted to be reflected in pro forma financial information under Rule 11-02 of Regulation S-X under the Securities Act of 1933, shall not exceed 10% of EBITDA in any period of four consecutive quarters and shall be subject to the limitations set forth in the definition of “EBITDA”. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Secured Interest Rate Hedge Agreement applicable to such Indebtedness if such Hedge Agreement has a remaining term in excess of twelve (12) months); and

(k)            (i) where compliance with any provision herein or the other Loan Documents is determined by reference to the proceeds of any issuances of Equity Interests or capital contributions, such proceeds shall be deemed to be limited to such amount as was not previously (and is not concurrently being) applied in determining the permissibility of another transaction hereunder or under the Loan Documents, (ii) with respect to determining the permissibility of the establishment of any commitments in respect of Indebtedness, all such commitments established at or prior to such time shall be deemed to be fully drawn and (iii) with respect to determining the permissibility of the incurrence of any Indebtedness, the proceeds thereof shall not be counted as Unrestricted cash in any “net debt” determinations relating to the incurrence thereof.

(l)            notwithstanding anything in clause (j) to the contrary, in connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(i)             determining compliance with any provision of this Agreement which requires the calculation of any ratio;

(ii)            determining compliance with any representation, warranty, Default or Event of Default of this Agreement; or

(iii)           testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or EBITDA, if any, and ratio baskets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive Fiscal Quarters ending prior to the LCA Test Date for which consolidated financial statements of the Parent are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a pro forma basis assuming (x) such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof) have been consummated and (y) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof) have not been consummated.

(m)            In the event that (i) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred under the Revolving Facility) or in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio Basket based on the Fixed Charge Coverage Ratio, the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio and/or the Consolidated Total Net Leverage Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any the Revolving Facility).

Section 1.03           Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term Loan” or “Term Borrowing”) or by Type (e.g., a “Eurodollar Loan” or “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Loan” or “Eurodollar Term Borrowing”).

Section 1.04           Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article II.
THE CREDITS

Section 2.01           Commitments. Subject to the terms and conditions set forth herein:

(a)            each Term Lender severally agrees to make Tranche B Term Loans in Dollars, in each case on the Closing Date, in an aggregate principal amount that will not result in (i) such Lender’s Tranche B Term Loans exceeding such Lender’s Tranche B Term Commitment or (ii) the aggregate principal amount of all Tranche B Term Loans exceeding the aggregate Tranche B Term Commitments of all Lenders (it being understood that the Tranche B Term Loans made shall be funded on the Closing Date at 99.5% of the principal amount thereof, and notwithstanding said discount, all calculations hereunder with respect to such Tranche B Term Loans, including the accrual of interest and the repayment or prepayment of principal, shall be based on 100% of the stated principal amount thereof). Amounts repaid or prepaid in respect of Tranche B Term Loans may not be re-borrowed;

(b)           each Revolving Lender severally agrees to make Revolving Loans in Dollars from time to time as elected by the Borrower pursuant to Section 2.02, on any Business Day during the period on and after the Closing Date until the Revolving Facility Maturity Date with respect to such Revolving Lender’s applicable Revolving Commitment, in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment at such time; provided that, after giving effect to any Revolving Borrowing, the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage or other applicable share provided for under this Agreement of the Outstanding Amount in respect of all Revolving L/C Obligations and Swingline Obligations shall not exceed such Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitments, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.10, and reborrow under this Section 2.01(b). Revolving Loans may be ABR Loans or Eurodollar Loans, as further provided herein; and

(c)            the Swingline Lender shall make Loans (each a “Swingline Loan”) available to the Borrower under the Revolving Commitments from time to time on any Business Day during the period from the Closing Date through the Revolving Facility Maturity Date in an aggregate principal amount at any time outstanding not to exceed the Swingline Commitment; provided that, after giving effect to any Swingline Loan, the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage (calculated by reference to the Revolving Facility) of the Outstanding Amount of all Revolving L/C Obligations, plus such Lender’s Applicable Percentage (calculated by reference to the Revolving Facility) of all Swingline Loans shall not exceed such Lender’s Revolving Commitment then in effect. Each Swingline Loan shall be denominated in Dollars and constitute an ABR Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Facility Maturity Date. Within the limits of the Swingline Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.10, and reborrow under this Section 2.01(c). Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage (calculated by reference to the Revolving Facility) times the amount of such Swingline Loan.

Section 2.02           Loans and Borrowings Generally.

(a)            Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

(c)            Each Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Each ABR Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested therefor would end after the Maturity Date applicable thereto.

Section 2.03           Requests for Borrowings.

(a)            To request a Borrowing (other than Swingline Borrowings with respect to which this Section 2.03(a) shall not apply), the Borrower shall notify the Administrative Agent of such request by delivering to the Administrative Agent, a written Borrowing Request signed by the Borrower, which may be given by “.pdf” or similar electronic means, (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, (A) with respect to the initial Borrowing, one (1) Business Day before the date of the proposed Borrowing and (B) with respect to all other Borrowings, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing (or such shorter period as the Administrative Agent may agree), not later than 11:00 a.m., New York City time one (1) Business Day prior to the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and delivery thereof shall be confirmed promptly by telephone to the Administrative Agent. The written (including by email) Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            whether the requested Borrowing is to be a Tranche B Term Loan Borrowing or a Revolving Borrowing or an Incremental Loan Borrowing of a particular Series;

(ii)           the aggregate amount of the requested Borrowing;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto; and

(vi)          the location and account number to which the proceeds of such Borrowing are to be disbursed (if applicable).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b)            In order to request a Swingline Loan, the Borrower shall give to the Administrative Agent a written Borrowing Request signed by the Borrower, which may be given by “.pdf” or similar electronic means, not later than 1:00 p.m., New York City time, (or such shorter period as the Administrative Agent may agree).

Section 2.04          Letters of Credit.

(a)            Issuance of Letters of Credit. Subject to the terms and conditions set forth herein:

(i)            each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (A) from time to time on any Business Day during the period from the Closing Date until five (5) Business Days prior to the initial Revolving Facility Maturity Date (unless such Issuing Bank has agreed to issue Letters of Credit through an extended Revolving Facility Maturity Date) to issue Letters of Credit denominated in Dollars for the account of the Borrower or (subject to receipt of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that such Issuing Bank has requested) a Restricted Subsidiary and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.04(b) and (B) to honor drafts under the Letters of Credit and (C) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.04; provided that no Issuing Bank shall be obligated to make any Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any such Letter of Credit if as of the date of such Credit Extension, (x) the Revolving Exposure of any Revolving Lender would exceed such Lender’s Revolving Commitment and (y) the Outstanding Amount of the Revolving L/C Obligations would exceed the Revolving L/C Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)            to the extent there is more than one Issuing Bank, the obligations of each Issuing Bank shall be several (and not joint) and no Issuing Bank shall be required to be Issuing Bank for an amount greater than, in the aggregate, its Revolving L/C Issuing Commitment.

(iii)            an Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date (or, with respect to any Person that becomes an Issuing Bank after the Closing Date, on the date it became an Issuing Bank), or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (or, with respect to any Person that becomes an Issuing Bank after the Closing Date, on the date it became an Issuing Bank), for which such Issuing Bank is not otherwise compensated hereunder;

(B)            subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless (1) each Revolving Lender has approved of such expiration date or (2) the Issuing Bank thereof has approved of such expiration date and the Outstanding Amount of Revolving L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or otherwise secured pursuant to arrangements reasonably satisfactory to such Issuing Bank;

(C)            the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Issuing Bank thereof has approved of such expiry date and the Outstanding Amount of Revolving L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or otherwise secured pursuant to arrangements reasonably satisfactory to such Issuing Bank and the Administrative Agent;

(D)            the issuance of such Letter of Credit would violate any laws binding upon such Issuing Bank;

(E)            such Letter of Credit is in an initial amount less than $50,000;

(F)            any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Revolving L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(G)            the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank now or hereafter applicable to letters of credit generally.

(iv)            An Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)            Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and any Letter of Credit Application (and any other document, agreement or instrument entered into by such Issuing Bank and the Borrower or in favor of such Issuing Bank) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to each Issuing Bank.

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower. Such Letter of Credit Application must be received by the relevant Issuing Bank and the Administrative Agent not later than 12:00 noon New York City time at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant Issuing Bank may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the relevant Issuing Bank may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant Issuing Bank may reasonably request.

(ii)            Promptly after receipt of any Letter of Credit Application, the relevant Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage or other applicable share provided for under this Agreement times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Issuing Bank to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a stated number of days that is not less than thirty (30) days (the “Non-Extension Notice Date”) prior to the end of such twelve month period. Unless otherwise directed by the relevant Issuing Bank, the Borrower shall not be required to make a specific request to the relevant Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant Issuing Bank shall not permit any such extension if (A) the relevant Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.04(a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)          Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant Issuing Bank will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment and will provide an electronic notification to the Administrative Agent of the issuance thereof or amendment thereto.

(c)            Drawings and Reimbursements; Funding of Letter of Credit Participations.

(i)            The Borrower hereby agrees to reimburse the applicable Issuing Bank, by making payment in Dollars to the Administrative Agent in immediately available funds, for any payment or disbursement made by such Issuing Bank under any Letter of Credit (each such amount so paid until reimbursed, an “Unreimbursed Amount”) not later than 12:00 noon (New York City time) on the next Business Day immediately following notice to the Borrower of any payment by an Issuing Bank under a Letter of Credit (each such date, an “Honor Date”). In the case of any Unreimbursed Amount under any Letters of Credit, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the Unreimbursed Amount and the amount of such Revolving Lender’s Applicable Percentage or other applicable share provided for under this Agreement. Unless the Borrower shall have notified the Administrative Agent and the relevant Issuing Bank prior to 12:00 noon (New York City time) on the Honor Date that the Borrower intends to reimburse the relevant Issuing Bank for the amount of such drawing with its own funds, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans in the form of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans but subject to the amount of the unutilized portion of the Revolving Commitments of the Revolving Lenders and the conditions set forth in Section 4.02 for the Borrowing of Revolving Loans (other than the delivery of a Borrowing Request). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Revolving Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for payment to the account of the relevant Issuing Bank at the Administrative Agent’s office in an amount equal to its Applicable Percentage or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 2:00 p.m. New York City time on the Business Day specified in such notice by the Administrative Agent, whereupon, if the conditions set forth in Section 4.02 have been satisfied, each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan in the form of an ABR Loan to the Borrower in such amount (and otherwise, Section 2.04(c)(iii) shall apply). The Administrative Agent shall promptly remit the funds so received to the relevant Issuing Bank.

(iii)           With respect to any Unreimbursed Amount under a Letter of Credit that is not refinanced by a Borrowing of Revolving Loans because the Borrower shall have so notified the Administrative Agent or the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant Issuing Bank a Revolving L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Revolving L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest (which begins to accrue upon funding by the Issuing Bank of the Revolving L/C Disbursement) at the rate set forth in Section 2.12(c). In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the relevant Issuing Bank pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such Revolving L/C Borrowing and shall constitute a Revolving L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv)           Until each Revolving Lender funds its Revolving Loan or Revolving L/C Advance pursuant to this Section 2.04(c) to reimburse the relevant Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant Issuing Bank.

(v)            Each Revolving Lender’s obligation to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by Section 2.04(c)(ii), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the relevant Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No making of a Revolving L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Issuing Bank for any Revolving L/C Borrowing, together with interest as provided herein.

(vi)           If any Revolving Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of Section 2.04(c)(ii) by the time specified in Section 2.04(c)(ii), such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. A certificate of the relevant Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(c)(vi) shall be conclusive absent manifest error.

(d)            Repayment of Letter of Credit Participations. (i) If, at any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s Revolving L/C Advance in respect of such payment in accordance with Section 2.04(c)(iii), the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Revolving L/C Borrowing or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage or other applicable share thereof provided for under this Agreement (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s Revolving L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.04(c)(i) is required to be returned, each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage or other applicable share thereof provided for under this Agreement on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Effective Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(e)            Obligations Absolute. The obligation of the Borrower to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each Revolving L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)           any payment by the relevant Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)            any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might other-wise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)            Role of Issuing Banks. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.04(e); provided that, anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)            Cash Collateral. If (i) as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) any Event of Default occurs and is continuing and the Administrative Agent or the Revolving Lenders holding a majority of the Revolving Commitments, as applicable, require the Borrower to Cash Collateralize the Revolving L/C Obligations pursuant to Section 7.02 or (iii) an Event of Default set forth under Section 7.01(g) or 7.01(h) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all Revolving L/C Obligations (in an amount equal to 103.0% of such Outstanding Amount determined as of the date of such Event of Default or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m. (New York City time) on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon (New York City time) or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 7.01(g) or 7.01(h) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or Issuing Bank, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Issuing Bank and the Revolving Lenders, as collateral for the Revolving L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Revolving Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a Cash Collateral Account and may be invested in readily available cash equivalents. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the relevant Issuing Bank. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such Revolving L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.04(g) is cured or otherwise waived by the Required Revolving Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrower.

(h)            Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders for the applicable Revolving Facility (in accordance with their Applicable Percentage or other applicable share provided for under this Agreement) a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Margin for Eurodollar Loans multiplied by the daily maximum amount then available to be drawn under such Letter of Credit; provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to this Section 2.04 shall be payable, to the maximum extent permitted by applicable law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.20(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account. Such Letter of Credit fees shall be computed on (i) a quarterly basis in arrears and (ii) the basis of the number of days elapsed in a year of three hundred sixty (360) days. Such Letter of Credit fees shall be due and payable in Dollars on each Quarterly Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.

(i)            Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks. The Borrower shall pay directly to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on (i) a quarterly basis in arrears and (ii) the basis of the number of days elapsed in a year of three hundred sixty (360) days. Such fronting fees shall be due and payable on each Quarterly Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each Issuing Bank for its own account with respect to each Letter of Credit issued by it the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j)            Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k)           Addition of an Issuing Bank. A Revolving Lender may become an additional Issuing Bank hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Lender; provided, that the consent of the Borrower and the Administrative Agent shall not be required in connection with the designation of an additional Issuing Bank if such Issuing Bank is a Revolving Lender (or an Affiliate of the applicable Revolving Lender) that was an Eligible Assignee and was assigned a Revolving Commitment by an existing Revolving Lender pursuant to Section 9.04(b). The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

(l)            Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(m)          Reporting. Each Issuing Bank will report in writing to the Administrative Agent (i) on the first Business Day of each calendar month, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request), (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such Issuing Bank shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such Issuing Bank makes any Revolving L/C Disbursement, the date and amount of such Revolving L/C Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse a Revolving L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date and amount of such failure.

(n)            Provisions Related to Extended Revolving Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Issuing Bank which issued such Letter of Credit, if one or more other tranches of Revolving Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.04(c) and (d)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.04(g). Upon the maturity date of any tranche of Revolving Commitments, the sublimit, if any, for Letters of Credit may be reduced as agreed between the Issuing Banks and the Borrower, without the consent of any other Person.

(o)            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary or any other Person, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of or in support of any obligations of Restricted Subsidiaries or other Persons inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries or other Persons.

(p)            Resignation or Replacement of Issuing Bank. Any Issuing Bank may resign or be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank; provided that the applicable Issuing Bank shall transfer and assign its Revolving L/C Issuing Commitment to the successor Issuing Bank or its applicable lending Affiliate. The Administrative Agent shall notify the applicable Issuing Banks of any such resignation or replacement of such Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall be obligated to reimburse the resigned or replaced Issuing Bank for each drawing under each Letter of Credit issued by it and repay all Revolving L/C Borrowings and all unpaid fees accrued for the account of the resigned or replaced Issuing Bank pursuant to this Agreement. In the case of any replacement of an Issuing Bank, from and after the effective date of such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to a Letter of Credit to be issued thereafter, and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor to the previous Issuing Bank.

Section 2.05     Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds, in Dollars, by 1:00 p.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account or accounts of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.05 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)            (i)            The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is an ABR Loan in an amount equal to such Lender’s Applicable Percentage (calculated by reference to the Revolving Facility) of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans, but subject to the unutilized portion of the aggregate Revolving Commitments and the conditions set forth in Section 4.02. Each Revolving Lender shall make an amount equal to its Applicable Percentage (calculated by reference to the Revolving Facility) of the amount specified in such Borrowing Request available to the Administrative Agent for the account of the Swingline Lender not later than 1:00 p.m. on the date specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is an ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)            If for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with this Section 2.05(c), the request for ABR Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to this Section 2.05(c) shall be deemed payment in respect of such participation.

(iii)           If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in this Section 2.05(c), the Swingline Lender shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of (x) the Federal Funds Effective Rate and (y) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)           Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(v)            (A) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage (calculated by reference to the Revolving Facility) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender and (B) if any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 2.05(c) (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage (calculated by reference to the Revolving Facility) thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the greater of (x) the Federal Funds Effective Rate and (y) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. The obligations of the Revolving Lenders under this Section 2.05(c) shall survive the payment in full of the Obligations and the termination of this Agreement.

(vi)           The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its ABR Loan or risk participation pursuant to this Section 2.05(c) to refinance such Lender’s Applicable Percentage (calculated by reference to the Revolving Facility) of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

Section 2.06     Interest Elections.

(a)            The Loans comprising each Borrowing shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter and subject to Section 2.02, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section 2.06. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section 2.06, the Borrower shall notify the Administrative Agent of such election by delivering a written Interest Election Request by hand, telecopy or email by the time that the Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election (which shall be upon three (3) Business Days’ notice in the case of any election for a Eurodollar Loan). Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by telephone.

(c)            Each written (including by email) Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            each Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have continued such Borrowing as a Eurodollar Borrowing having a one-month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default under clause (g) or of Section 7.01 has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of a Majority in Interest of Lenders of any Class, so notifies the Borrower, then, so long as such Event of Default is continuing, (A) no outstanding Borrowing of such Class may be converted to or continued as a Eurodollar Borrowing and (B) unless repaid, each Eurodollar Borrowing of such Class shall automatically be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.07     Termination and Reduction of Commitments.

(a)            The Tranche B Term Commitments shall automatically terminate on the Closing Date upon the funding of the Tranche B Term Loans on the Closing Date.

(b)            After the Closing Date, the Borrower may at any time terminate, or from time to time permanently reduce, without premium or penalty, the Commitments of any Class; provided that each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $250,000 and if, after giving effect to any reduction or termination of the Commitments, the Swingline Sublimit exceeds the amount of the Revolving Facility, such sublimit shall be automatically reduced by the amount of such excess.

(c)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under clause (b) above not later than 11:00 a.m., New York City time at least three (3) Business Days (or such shorter time as the Administrative Agent may agree) prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable but may be conditioned upon the effectiveness of any debt facility or equity issuance. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(d)            The Revolving Commitments shall automatically terminate upon any sale, assignment, transfer or other Disposition that would constitute a “Change of Control” but for clause (d) of the definition of “Permitted Holder”.

Section 2.08     Repayment of Loans Generally; Evidence of Debt.

(a)            The Borrower hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Loan on such dates and in such amounts as provided in Section 2.09.

(b)            Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent, acting solely for this purpose on behalf of the Borrower, shall maintain a register (the “Register”) in which it shall record (i) the names and addresses of the Lenders and the Commitments of each Lender, (ii) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the records maintained pursuant to clause (b) or (c) above shall be prima facie evidence of the existence and amounts of the obligations recorded therein, and shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. The Borrower and the Lender Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)            Any Lender may request that Loans of any Class made by it to the Borrower be evidenced by a promissory note substantially in the form of Exhibit E. In such event, the Borrower shall prepare, execute and deliver to the Administrative Agent for delivery to such Lender a promissory note payable to the Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the applicable form. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

Section 2.09     Repayment of Loans; Application of Prepayments.

(a)            (i) Subject to adjustment pursuant to clause (c) of this Section 2.09, the Borrower shall repay outstanding Tranche B Term Loans in consecutive quarterly installments on each Quarterly Date (commencing on the last day of the first full Fiscal Quarter of the Borrower after the Closing Date) in a principal amount equal to (A) $1,000,000,000 multiplied by (B) 0.25% (which payments shall be reduced as a result of the application of prepayments by it in accordance with the order of priority set forth in Section 2.10), with the remainder due and payable in full on the Tranche B Term Maturity Date applicable to the relevant Tranche B Term Loan Lender.

(ii)           The Borrower shall repay on the Revolving Facility Maturity Date applicable to the relevant Revolving Lender the aggregate principal amount of all of the Revolving Loans outstanding on such date owing to such Revolving Lender.

(iii)          The Borrower shall repay each Swingline Loan on the Revolving Facility Maturity Date.

(iv)          The Borrower shall repay Incremental Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Agreement establishing the Incremental Commitments of such Series (as such amounts may be adjusted pursuant to Section 2.09(c) or pursuant to such Incremental Facility Agreement).

(b)            To the extent not previously paid, (i) all Tranche B Term Loans owing to a Tranche B Term Loan Lender shall be due and payable on the Tranche B Term Maturity Date applicable to such Tranche B Term Loan Lender, (ii) all Revolving Loans owing to a Revolving Lender shall be due and payable on the Revolving Facility Maturity Date applicable to such Revolving Lender and (iii) all Incremental Loans of any Series shall be due and payable on the Incremental Maturity Date applicable thereto as extended in respect of any Incremental Lender.

(c)            Voluntary prepayments of the Loans made pursuant to Section 2.10(a) shall be applied as directed by the Borrower to (i) with respect to the Term Loans, the remaining amortization payments (and absent such direction, in direct order of maturity thereof), and (ii) with respect to the Revolving Loans, as directed by the Borrower. Mandatory prepayments of the Term Loans made pursuant to Section 2.10(b) or otherwise shall be applied to the remaining amortization payments in direct order of maturity thereof. Such mandatory prepayments shall be applied on a pro rata basis to the extent there are more than one Class of Term Loans or Incremental Term Loans outstanding. Voluntary and mandatory prepayments of Term Loans may not be re-borrowed.

(d)            Prior to any voluntary repayment of any Borrowing of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be prepaid in the notice of such prepayment delivered pursuant to clause (e) of this Section.

(e)            The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder by delivering to the Administrative Agent a notice, which may be given by “.pdf” or similar electronic means, in the form of Exhibit I not later than 11:00 a.m., New York City time, (i) in the case of an ABR Borrowing, one (1) Business Day before the date of such repayment and (ii) in the case of a Eurodollar Borrowing, three (3) Business Days before the date of such repayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of Loans pursuant to clause (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Voluntary and mandatory repayments of Borrowings shall be accompanied by accrued interest on the amount repaid and, in the case of prepayments of Eurodollar Borrowings, any amounts payable pursuant to Section 2.15.

Section 2.10     Prepayment of Loans.

(a)            Voluntary Prepayments.

(i)            The Borrower shall have the right at any time and from time to time on or after the Closing Date to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.10(d) below and Section 2.15), in an aggregate principal amount that is (i) in the case of an ABR Borrowing, an integral multiple of $500,000 and not less than $1,000,000 or, if less, the amount outstanding or (ii) in the case of a Eurodollar Borrowing, an integral multiple of $500,000 and not less than $1,000,000 or, if less, the amount outstanding, in each case subject to prior notice in accordance with Section 2.09(e).

(ii)           The Borrower may, upon notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)            Mandatory Prepayments. The Borrower shall make the following mandatory prepayments (without premium or penalty subject, in the case of clause (v) of this Section 2.10(b), to Section 2.10(d) below):

(i)            In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings (or, if no such Revolving Borrowings are outstanding, deposit Cash Collateral in the Cash Collateral Account pursuant to Section 2.04(g)), in an aggregate amount necessary to eliminate such excess.

(ii)           Commencing with the first full Fiscal Year ending after the Closing Date, within ten (10) Business Days after the date the financial statements are required to have been delivered pursuant to Section 5.04(a) for each Fiscal Year (the “ECF Date”), the Borrower shall prepay an aggregate principal amount of Tranche B Term Loans (the “ECF Payment Amount”) equal to (A) 50% (such percentage, as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the Fiscal Year covered by such financial statements minus (without duplication and to the extent applicable) (B) the sum of (1) all voluntary prepayments (or any Refinancing Indebtedness thereof) during such Fiscal Year or during the period between the end of such Fiscal Year and the date by which any such prepayment is due (without duplication of any such credit in any prior or subsequent Fiscal Year) pursuant to Section 2.10(a) to the extent such prepayments are not funded with the proceeds of Long Term Indebtedness and (2) all repurchases of Tranche B Term Loans (or any Incremental Term Loans, any Incremental Equivalent Indebtedness, any Refinancing Indebtedness thereof or Revolving Facility (and any Incremental Revolving Facility) (to the extent accompanied by a permanent reduction of the corresponding commitments)), during such Fiscal Year pursuant to Section 9.04(g), (h), (i) or (j) in the amount actually paid in cash in respect thereof; provided that (x) the ECF Percentage shall be 25.0% if the Consolidated First Lien Net Leverage Ratio for the Fiscal Year covered by such financial statements is less than or equal to 4.00 to 1.00 and greater than 3.50 to 1.00, (y) the ECF Percentage shall be 0.0% if the Consolidated First Lien Net Leverage Ratio as of the last day of such Fiscal Year covered by such financial statements is less than or equal to 3.50 to 1.00 and (z) a prepayment of Term Loans pursuant to this Section 2.10(b)(ii) in respect of any Fiscal Year shall only be required in the amount (if any) by which the ECF Payment Amount for such Fiscal Year exceeds $10,000,000. The Consolidated First Lien Net Leverage Ratio shall be calculated giving pro forma effect to any repayment or prepayment of Tranche B Term Loans during such Fiscal Year or during the period between the end of such Fiscal Year and the date by which any such prepayment is due (without duplication of any such credit in any prior or subsequent Fiscal Year).

(iii)            No later than the fifth Business Day following the date of receipt by the Borrower or any Restricted Subsidiary of any Net Recovery Proceeds exceeding $10,000,000 individually (whether in one transaction or in a series of transactions) or exceeding in the aggregate $25,000,000 in any calendar year, the Borrower shall apply 100% of such Net Recovery Proceeds to the prepayment of Tranche B Term Loans in accordance with Section 2.09(c); provided that, in the case of any Recovery Event, if the Borrower shall, prior to the date of the required prepayment, reinvest (or to commit to reinvest) such Net Recovery Proceeds within four hundred fifty (450) days after receipt of such Net Recovery Proceeds and, if so committed to be reinvested, reinvested no later than 180 days after the end of such 450-day period, in order to acquire real property, equipment or other assets to be used in the business of the Borrower or the Restricted Subsidiaries, to demolish, repair or restore the real property, equipment or other assets damaged as a result of a casualty or to replace, improve or expand existing capital assets of the Borrower or the Restricted Subsidiaries, then no prepayment shall be required pursuant to this paragraph in respect of such Net Recovery Proceeds except to the extent of any such Net Recovery Proceeds that have not been so applied by the end of such 450-day period (or within a period of 540 days after receipt of such Net Recovery Proceeds if by the end of such initial 365-day period the Borrower or one or more other Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other assets with such Net Recovery Proceeds), at which time a prepayment shall be required in an amount equal to such Net Recovery Proceeds that have not been so applied.

(iv)            No later than the fifth Business Day following the date of receipt by the Borrower or any Restricted Subsidiary of any Net Sale Proceeds exceeding $10,000,000 individually (whether in one transaction or in a series of transactions) or exceeding in the aggregate $25,000,000 in any calendar year, the Borrower shall apply 100% of such Net Sale Proceeds to the prepayment of the Tranche B Term Loans in accordance with Section 2.09(c); provided that, in the case of any Asset Sale, if the Borrower shall, prior to the date of the required prepayment, cause the Net Sale Proceeds with respect to such Asset Sale to be applied within 360 days after receipt of such Net Sale Proceeds to acquire assets to be used in the business of the Borrower or the Restricted Subsidiaries, to replace, improve or expand existing capital assets of the Borrower and its Restricted Subsidiaries or to consummate any Permitted Acquisitions permitted hereunder, then no prepayment shall be required pursuant to this paragraph in respect of such Net Sale Proceeds except to the extent of any such Net Sale Proceeds that have not been so applied by the end of such 360-day period (or within a period of 540 days after receipt of such Net Sale Proceeds if by the end of such initial 360-day period the Borrower or one or more Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such assets, to replace, improve or expand such existing capital assets or to consummate such Permitted Acquisition, with such Net Sale Proceeds), at which time a prepayment shall be required in an amount equal to such Net Sale Proceeds that have not been so applied.

(v)            No later than the first Business Day following the date of receipt by the Borrower or any Restricted Subsidiary of any Net Debt Issuance Proceeds from the incurrence of any Indebtedness of the Borrower or any Restricted Subsidiary (other than with respect to any Indebtedness permitted to be incurred by Section 6.02), the Borrower shall apply such Net Debt Issuance Proceeds to the redemption, repurchase or prepayment, as applicable, on a pro rata basis, of Tranche B Term Loans in accordance with Section 2.09(c).

(vi)           Upon the occurrence of a sale, assignment, transfer or other Disposition that would constitute a “Change of Control” but for clause (d) of the definition of “Permitted Holder”, the Borrower shall, no later than the fifth (5th) Business Day following such event, prepay Revolving Borrowings, Cash Collateralize the outstanding Letters of Credit and/or take all other actions necessary to cause the Discharge Date with respect to the Revolving Facility.

(c)            Declined Prepayment Proceeds. Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (other than pursuant to Section 2.10(b)(v)) (a “Waivable Mandatory Prepayment”) of the Tranche B Term Loans, by no later than 3:00 p.m. New York City time not less than three (3) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Tranche B Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to decline such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the second Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). The amount of any such mandatory prepayment waived pursuant to this Section 2.10(c) shall be retained by the Borrower and the Borrower shall be permitted to make Restricted Payments with such amounts.

(d)            Call Protection. In the event that prior to the date that is six months after the Closing Date, all or any portion of the Tranche B Term Loans are (A) prepaid or refinanced substantially concurrently with the incurrence of, or conversion of the Tranche B Term Loans into, new syndicated secured Indebtedness having a Weighted Average Yield less than the Weighted Average Yield of the Tranche B Term Loans so prepaid or refinanced (including any prepayment made pursuant to Section 2.10(b)(v)), (B) repriced (including pursuant to any amendment, amendment and restatement or any other modification of any Loan Document) the result of which would be the lowering of the Weighted Average Yield of the Tranche B Term Loans subject to such repricing or (C) assigned by any Term Lender pursuant to Section 2.18 as a result of, or in connection with, such Lender’s not agreeing or otherwise consenting to any amendment, waiver, or consent having the effect referred to in clause (B) above, and, in each case the primary purpose thereof is to reduce the effective cost or Weighted Average Yield of the Tranche B Term Loans (each, a “Repricing Transaction”) (excluding any prepayment or refinancing of the Tranche B Term Loans in connection with a Change of Control, an initial public offering, or a Transformative Event, each of which shall not be a Repricing Transaction), then in each case the Term Lenders holding the Tranche B Term Loans subject to any such Repricing Transaction shall be entitled to a prepayment premium equal to 1.00% of the principal amount of such Tranche B Term Loans at the time of such Repricing Transaction.

(e)            Application of Prepayments. In the event of any mandatory prepayment of Term Loans made at a time when Term Loans of more than one Class remain outstanding, the Borrower shall select Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated to the Term Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class (except to the extent that any applicable Refinancing Facility Agreement (subject to any “cashless roll” provision in connection with any prepayment with the proceeds of applicable Refinancing Indebtedness) or, to the extent permitted under Section 2.14, any Incremental Facility Agreement or Incremental Term Loans, respectively, provides that such Incremental Term Loans shall be entitled to less than pro rata treatment); provided that any prepayment of Term Loans required as a result of the incurrence of Permitted Credit Agreement Refinancing Debt shall be applied solely to each applicable Class or tranche of Refinanced Debt.

(f)            Application to Other Indebtedness. (i) If at the time that any such prepayment would be required pursuant to Section 2.10(b)(ii), (iii) or (iv), the Borrower (or any Restricted Subsidiary) is required to repay, prepay, repurchase (including pursuant to an offer to purchase), redeem, defease or other discharge of such Indebtedness, in any such case in whole or in part Incremental Equivalent Debt, Permitted Credit Agreement Refinancing Debt or any other Indebtedness secured on a pari passu basis with the Obligations, together with Refinancing Indebtedness in respect of any of the foregoing that is secured on a pari passu basis with the Obligations with Excess Cash Flow, Net Sale Proceeds or Net Recovery Proceeds, as applicable, or a comparable measure as determined in accordance with the documentation governing such Incremental Equivalent Debt, Permitted Credit Agreement Refinancing Debt or any other Indebtedness secured on a pari passu basis with the Obligations, together with Refinancing Indebtedness in respect of any of the foregoing that is secured on a pari passu basis with the Obligations, then the Borrower (or any Restricted Subsidiary) may apply such Excess Cash Flow, Net Sale Proceeds or Net Recovery Proceeds, as applicable, otherwise required to repay the Term Loans pursuant to this 2.10(b)(ii), (iii) or (iv) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and such other Indebtedness requiring such repayment, prepayment, repurchase, redemption, defeasance or other discharge at such time), to the prepayment of the Term Loans and to the repurchase or prepayment of such other Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to Section 2.10(b)(ii), (iii) or (iv) shall be reduced accordingly (provided that the portion of such Excess Cash Flow, Net Sale Proceeds or Net Recovery Proceeds allocated to such Incremental Equivalent Debt, Permitted Credit Agreement Refinancing Debt or any other Indebtedness secured on a pari passu basis with the Obligations, together with Refinancing Indebtedness in respect of any of the foregoing that is secured on a pari passu basis with the Obligations shall not exceed the amount of such Other Applicable Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof and the remaining amount, if any, of such portion of Net Proceeds shall be allocated to the Term Loans to the extent required in accordance with the terms of this Section 2.10(b); and (ii) to the extent the holders of such Incremental Equivalent Debt, Permitted Credit Agreement Refinancing Debt or any other Indebtedness secured on a pari passu basis with the Obligations, together with Refinancing Indebtedness in respect of any of the foregoing that is secured on a pari passu basis with the Obligations decline to have such Indebtedness repurchased or prepaid with such portion of such Excess Cash Flow, Net Sale Proceeds or Net Recovery Proceeds, as applicable, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans to the extent required in accordance with the terms of this Section 2.10(b).

Section 2.11            Fees.

(a)            Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, its agency fees payable in the amounts and at the times set forth in the Agency Fee Letter (such fees, the “Agent Fees”). All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Collateral Agent, as applicable. Fees paid shall not be refundable under any circumstances, except as provided in the Agency Fee Letter.

(b)            Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender in accordance with such Revolving Lender’s pro rata share or other applicable share provided for under this Agreement, a commitment fee equal to 0.50% per annum on the average daily undrawn portion of the Revolving Commitments; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Commitment shall accrue at all times from the Closing Date until the Revolving Facility Maturity Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on each Quarterly Date, commencing with the first such date to occur after the Closing Date and on the Revolving Facility Maturity Date. The commitment fee shall be calculated quarterly in arrears and shall be computed on the basis of the number of days elapsed in a year of three hundred sixty (360) days.

(c)            Revolving Facility Upfront Fee. The Borrower agrees to pay to the Administrative Agent account of each Revolving Lender, an upfront fee equal to 0.50% of the aggregate principal amount of the Revolving Commitment held by such Revolving Lender as set forth in Schedule 2.01(a).

Section 2.12            Interest.

(a)            From and after the Closing Date, subject to the provisions of clause (d) below, the Borrower shall pay interest on the unpaid principal amount of each ABR Loan made to the Borrower at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)            From and after the Closing Date, subject to the provisions of clause (d) below, the Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan made to the Borrower at a rate per annum equal to the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.

(c)            Notwithstanding the foregoing, all overdue principal, overdue interest, overdue fees and other overdue amounts shall thereafter bear interest (including post-petition interest in any proceeding under the U.S. Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12, (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (a) of this Section 2.12; provided that, in the case of overdue Eurodollar Loans of any Class, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, if the Administrative Agent, at the written request (including a request through electronic means) of a Majority in Interest of Lenders of such Class, shall have so notified the Borrower in writing, then such Eurodollar Loans shall thereupon become ABR Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans. Payment or acceptance of the increased rates of interest provided for in this clause (c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(d)            Accrued interest on each Loan shall be payable by the Borrower in arrears (i) on each Interest Payment Date after the Closing Date for such Loan and (ii) on the Maturity Date applicable thereto; provided that (A) interest accrued pursuant to clause (c) of this Section 2.12 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Loan after the Closing Date prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)            All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)            Each payment of interest on Loans of any Class by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on Loans of such Class then due and payable to the respective Lenders.

Section 2.13            Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:

(a)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not being offered to banks in the London interbank market or that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period; or

(b)           the Administrative Agent is advised by a Majority in Interest of Lenders of the applicable Class of Loans that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders of such Class as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders in writing that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or the continuation of any Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (ii) if the Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing or shall be made as a Borrowing bearing interest at such rate as the applicable Majority in Interest in respect of the relevant Loans shall agree adequately reflects the costs to the applicable Lenders of making the Loans comprising such Borrowing.

Section 2.14            Increased Costs.

(a)            If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)             subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining, continuing or converting to any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), in each case by an amount reasonably determined by such Lender to be material, then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b)           If any Lender determines in good faith and in its reasonable discretion that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), in each case, by an amount reasonably determined by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that such certificate need not disclose (x) confidential or price-sensitive information or (y) any other information, to the extent the disclosure of the such information is prohibited by law. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)           Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.14, such Lender, as the case may be, shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15            Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default) after the Closing Date, (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.09(e) and is revoked in accordance herewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event; provided that such Lender notifies the Borrower of such loss, cost or expense within ninety (90) days of the incurrence thereof. Such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15, together with a calculation of such amount or amounts (the form of which is reasonably acceptable to the Administrative Agent), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.16            Taxes.

(a)            Except as otherwise required by Governmental Rule, any and all payments by or on account of any Obligation shall be made free and clear of and without deduction or withholding for or on account of any Taxes; provided that if by Governmental Rule (as determined in the good faith discretion of the applicable Withholding Agent) any Taxes are required to be deducted or withheld from any such payments by any Withholding Agent, then (i) the applicable Withholding Agent shall make such deductions or withholdings, (ii) the applicable Withholding Agent shall timely pay or cause to be paid the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Governmental Rule and (iii) to the extent that such Taxes consist of Indemnified Taxes, the sum payable by or on behalf of the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.16(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            In addition, the Loan Parties shall timely pay or cause to be paid, or at the option of the Administrative Agent, timely reimburse the Administrative Agent for, any Other Taxes to the relevant Governmental Authority in accordance with applicable Governmental Rule.

(c)            The Loan Parties shall indemnify or cause to be indemnified each Lender Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Lender Party, including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16(c) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender Party, or by the Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error of such Lender Party or the Administrative Agent.

(d)            As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)            any Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(C)            in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(D)            executed copies of IRS Form W-8ECI;

(E)             in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(F)             to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(G)            any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(H)            such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(I)             the Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) copies that are duly executed and completed of either (i) IRS Form W-9 (or any successor form) or (ii) if legally entitled to do so, a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (f).

(g)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            For purposes of this Section 2.16, the term “Governmental Rule” includes FATCA and the term “Lender” includes any Issuing Bank.

(i)             Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.17            Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., New York City time. Each such payment shall be made on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and any such payments not so distributed by the Administrative Agent within one Business Day of receipt thereof shall bear interest at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, which shall be payable by the Administrative Agent. Except as otherwise provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (A) principal or interest in respect of any Loan or (B) any other amount due hereunder or under any other Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, call premium, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and call premium then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and call premium then due to such parties.

(c)            Except to the extent otherwise provided herein (including pursuant to any non-pro rata commitment extension or termination pursuant to a Permitted Amendment or the replacement of any Lender in accordance herewith): (i) each Borrowing of a particular Class shall be made from the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.07 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Tranche B Term Loans and Incremental Loans of any Series by the Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest on any Loans of any Class by the Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)            If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact and (ii) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their Loans; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (B) the provisions of this clause (d) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans to any assignee or participant, other than to the Borrower (as to which the provisions of this clause (d) shall apply (other than in the case of any payment made by the Borrower for the purchase of Term Loans pursuant to Section 9.04(f))). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18            Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.14 or requires the Borrower to pay any Indemnified Taxes or any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or exercises its rights under Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16 or eliminate such Lender’s need to exercise rights under Section 2.19, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any such Lender in connection with the process of making any such designation or assignment.

(b)            If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18(a), or if any Lender exercises its rights under Section 2.19 or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (D) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)            If (i) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires (x) the consent of all of the Lenders of a particular Class affected and with respect to which the relevant Majority in Interest of such Class shall have granted their consent or (y) the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent or (ii) any Lender has failed to consent to one or more Permitted Amendments set forth in any Loan Modification Offer (each such Lender, a “Non-Consenting Lender”), then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more assignees; provided that (x) any such Non-Consenting Lender must be replaced with a Lender that grants the applicable consent, (y) all Obligations under the Loan Documents of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (z) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

(d)            Each Lender agrees that, if the Borrower shall have replaced such Lender in accordance with this Section 2.18, then such Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment of all of its interests, rights and obligations under this Agreement and deliver to the Administrative Agent any promissory note(s) evidencing the Loans assigned pursuant to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 2.18 to execute an Assignment and Assumption or deliver such promissory notes shall not render the related assignment invalid and such assignment shall be recorded in the Register and such promissory notes shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (d).

Section 2.19            Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurodollar Borrowings of such Lender to ABR Borrowings, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion, the Borrower shall pay accrued interest on the amount so converted.

Section 2.20            Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority in Interest”, “Required Incremental Lenders”, “Required Lenders”, “Required Revolving Lenders”, “Required Tranche B Term Lenders” and Section 9.08.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank or Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy potential future obligations of that Defaulting Lender with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or Revolving L/C Disbursements and such Lender is a Defaulting Lender under paragraph (a) of the definition thereof, such payment shall be applied solely to pay the Loans of, and Revolving L/C Disbursements owed to, the non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.04(g) or this Section 2.20(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.04(g) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. (A) That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

 (B)            Each Defaulting Lender shall be entitled to receive a participation fee pursuant to Section 2.04(h) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.04(g).

 (C)            With respect to any fees not required to be paid to any Defaulting Lender pursuant to sub-paragraph (A) or (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such non-Defaulting Lender pursuant to sub-paragraph (a)(iv) below, (y) pay to each Issuing Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s applicable Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv)            Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05 and the payments of participation fees pursuant to Section 2.04(h), the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of that non-Defaulting Lender. Subject to Section 9.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral. If the reallocation described in sub-paragraph (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law Cash Collateralize the Issuing Banks’ or the Swingline Lender’s applicable Fronting Exposure in accordance with the procedures set forth in Section 2.04(g).

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.20(a)(iv) and calculated by reference to the Revolving Facility), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.20(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

Section 2.21            Incremental Facilities.

(a)            The Borrower may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, request:

(i)              an increase in any Revolving Commitments (each, a “Revolving Commitment Increase” and the commitments in respect thereof, “Incremental Revolving Commitments”),

(ii)             one or more new term loan commitments of the same Class as any outstanding Term Loan (each, a “Term Loan Increase”), or

(iii)            the addition of one or more new tranches of term loans (each, an “Incremental Term Facility”; the commitments in respect thereof “Incremental Term Commitments” and together with the Incremental Revolving Commitments, the “Incremental Commitments”; the loans made pursuant to such commitments, “Incremental Term Loans”; and the Incremental Term Facilities, together with the Revolving Commitment Increases and the Term Loan Increases, the “Incremental Facilities”); provided that the aggregate amount of all the Incremental Commitments at any time shall not exceed the Permitted Incremental Amount applicable to the Incremental Commitments at such time less the aggregate amount of Incremental Equivalent Indebtedness incurred pursuant to clause (w) of the definition of “Permitted Debt”. Each such notice shall specify (i) the date on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the amount of the Incremental Commitments being requested (it being agreed that (x) any Lender approached to provide any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment (and any such Lender that fails to respond to such approach shall be deemed to have declined to provide such Incremental Commitment, as the case may be) and (y) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, an Affiliate of a Lender or an Approved Fund must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent).

(b)            The terms and conditions of the Incremental Commitments and the Incremental Loans to be made thereunder shall be set forth in an Incremental Facility Agreement; provided that, in any event,

(i)              if the Weighted Average Yield applicable to any Incremental Term Loans issued on or prior to the date that is twelve (12) months after the Closing Date exceeds by more than 0.50% per annum the applicable Weighted Average Yield payable pursuant to the terms of this Agreement, as amended through the date of such calculation, with respect to Tranche B Term Loans, then the Applicable Margin then in effect for Tranche B Term Loans shall automatically be increased to a level such that the Weighted Average Yield with respect to the Tranche B Term Loans is 0.50% per annum below the Weighted Average Yield with respect to such Incremental Loans (other than a shorter Weighted Average Yield for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing that does not provide for a Weighted Average Yield that is shorter than the then-remaining Weighted Average Yield of the Tranche B Term Loans); provided, that, if any Incremental Term Loans or Incremental Revolving Loans, as applicable, include a Eurodollar or Alternate Base Rate floor that is greater than the Eurodollar or Alternate Base Rate floor applicable to any existing Class of Term Loans, such differential between interest rate floors shall be included in the calculation of Weighted Average Yield for purposes of this clause (i), but only to the extent an increase in the Eurodollar or Alternate Base Rate floor applicable to the existing Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Eurodollar or Alternate Base Rate floors (but not the applicable rate) applicable to the existing Term Loans shall be increased to the extent of such differential between interest rate floors;

(ii)             the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Tranche B Term Loans (without giving effect to prior prepayments that would otherwise modify the weighted average life to maturity of the Tranche B Term Loans),

(iii)            no Incremental Maturity Date of any Incremental Term Facility shall be earlier than the initial Tranche B Term Maturity Date (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing the stated maturity of which shall be no earlier than the initial Tranche B Term Maturity Date);

(iv)            (x) subject to clauses (ii) and (iii) above, the pricing, interest rate margins, discounts, premiums, rate floors, fees and the amortization schedule applicable to any Incremental Facility shall be determined by the Borrower and the Incremental Lenders and (y) all other terms of any Incremental Term Facility, if not consistent with the terms of the Tranche B Term Facility in any material respect, shall be reasonably satisfactory to the Administrative Agent (except for covenants and terms that apply solely to any period after the latest Maturity Date that is in effect on the effective date of such Incremental Facility Agreement) (it being understood that to the extent any financial maintenance covenant is added for the benefit of any Incremental Term Loans or any Incremental Term Commitments, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant is also added for the benefit of any Tranche B Term Loans remaining outstanding after the effectiveness of such Incremental Facility Agreement);

(v)            any Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of the Term Loans, as specified in the applicable Incremental Facility Agreement;

(vi)           any Incremental Commitments and Incremental Loans shall, as elected by the Borrower, be equal or junior in right of payment with any remaining portion of the Facilities and, with respect to security with any remaining portion of the Facilities, pari passu, junior or unsecured and shall not be secured by any assets other than the Collateral securing the Facilities or guaranteed by any Person that does not guarantee the Facilities (provided that any such Incremental Commitments or Incremental Loans that are pari passu with or junior to the Facilities with respect to security shall be subject to the Pari Passu Intercreditor Agreement and/or the Junior Lien Intercreditor Agreement, as applicable);

(vii)          the proceeds of any Incremental Facility shall be used for general corporate purposes, including to finance growth Capital Expenditures, to make Permitted Acquisitions and the related transactions and payment of fees and expenses with respect thereto, to make Restricted Payments and to refinance existing Indebtedness to the extent permitted hereunder, or for any other purpose not prohibited by this Agreement; and

(viii)         the Incremental Revolving Commitments and Incremental Revolving Loans shall be identical to the Revolving Commitments and the Revolving Loans, other than as to their Maturity Date and as set forth in this Section 2.21; provided that, notwithstanding anything to the contrary in this Section 2.21 or otherwise:

 (A)           any such Incremental Revolving Commitments or Incremental Revolving Loans shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans;

 (B)            any such Incremental Revolving Commitments or Incremental Revolving Loans shall not mature earlier than the latest Maturity Date of any Revolving Loans outstanding at the time of incurrence of such Incremental Revolving Commitments;

 (C)            the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Commitments (and related outstandings), (2) repayments required upon the maturity date of the Incremental Revolving Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (D) below)) of Loans with respect to Incremental Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments on the Incremental Facility Closing Date; and

 (D)           the permanent repayment of Revolving Loans with respect to, and termination of, Incremental Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class.

(c)            The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Parent, the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) except as otherwise agreed by the Lenders providing the relevant Incremental Facility in connection with any Limited Condition Acquisition (which shall be governed by clause (d) below), no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Incremental Loans thereunder to be made on such date, (ii) except as otherwise agreed by the Lenders providing the relevant Incremental Facility in connection with any Limited Condition Acquisition (which shall be governed by clause (d) below), on the date of effectiveness thereof, the representations and warranties set forth in Article III and in the other Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case, on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects as of such prior date, (iii) after giving effect to such Incremental Commitments and the making of Incremental Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof, the Borrower shall be in compliance with the Financial Covenants set forth in Section 6.12 with respect to the Fiscal Quarter of the Borrower most recently ended as of the date of effectiveness of such Incremental Commitments on a pro forma basis and (iv) the Borrower shall have delivered or caused to have been delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction.

(d)            Notwithstanding the foregoing provisions of this Section 2.21 or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance a Limited Condition Acquisition, to the extent agreed by the applicable Lenders providing such Incremental Commitments, the conditions precedent to the Borrower’s right to request such Incremental Commitments for a Limited Condition Acquisition shall be limited to the following: (i) (x) on the date of execution of the definitive documentation with respect to such Limited Condition Acquisition, all the requirements set forth in clause (c)(i) and (ii) above shall be satisfied and (y) on the date of closing of such Limited Condition Acquisition and the funding of the applicable Incremental Loans, (A) no Event of Default under Section 7.01(b), (c), (g) or (h) shall have occurred and be continuing and (B) the only representations and warranties the accuracy of which shall be a condition to funding such Incremental Loans shall be the Specified Representations (conformed as necessary to apply to such Limited Condition Acquisition) and the Specified Acquisition Agreement Representations; provided that the Borrower will make all the representations and warranties set forth in Article III on the date of such closing and funding of such Limited Condition Acquisition, it being understood and agreed that only the representations and warranties set forth in clause (B) shall be conditions to funding of such Incremental Loans on such closing date; (ii) after giving effect to such Incremental Commitments and the making of Incremental Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof, the Borrower shall be in compliance with the Financial Covenants set forth in Section 6.12 with respect to the Fiscal Quarter of the Borrower most recently ended as of the date of effectiveness of such Incremental Commitments on a pro forma basis and (iii) the Borrower shall have delivered or caused to have been delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction.

(e)            Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including, without limitation, any amendments and/or supplements to the documents delivered to satisfy the Collateral and Guarantee Requirement (including, without limitation, amendments to the Mortgages and datedown endorsements to the title policies) and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Incremental Loans to be fungible for United States federal income tax purposes with another Class of Term Loans, which shall include any amendments that do not reduce the ratable amortization received by each Lender thereunder.

(f)            Upon the effectiveness of an Incremental Commitment of any Incremental Lender, such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents. Any Incremental Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Commitments and Incremental Loans for all purposes of this Agreement.

(g)           Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Commitment of any Series shall make a loan to the Borrower in an amount equal to such Incremental Commitment on the date specified in such Incremental Facility Agreement.

(h)           The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.21(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof.

(i)            This Section 2.21 shall supersede any provisions in Section 9.08 or Section 2.17 to the contrary.

Section 2.22            Loan Modification Offers.

(a)           The Borrower may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than ten (10) Business Days nor more than thirty (30) Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent) (it being agreed that any Lender approached to provide any Permitted Amendment may elect or decline, in its sole discretion, to provide such Permitted Amendment (and any such Lender that fails to respond to such approach shall be deemed to have declined to provide such Permitted Amendment, as the case may be)). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b)           A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Parent, the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Borrower shall have delivered or caused to have been delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder and any amendments and/or supplements to the documents delivered to satisfy the Collateral and Guarantee Requirement (including, without limitation, amendments to the Mortgages and datedown endorsements to the title policies). No conversion of Loans pursuant to any Loan Modification Offer in accordance with this Section 2.22 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. This Section 2.22 shall supersede any provisions in Section 9.08 or Section 2.17 to the contrary.

Section 2.23           Refinancing Facilities.

(a)            The Borrower may, on one or more occasions after the Closing Date, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of term loan or revolver commitments (the “Refinancing Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Lender”) will make term loans and/or revolving loans to the Borrower (the “Refinancing Loans”). Each such notice shall specify (i) the date on which the Borrower proposes that the Refinancing Commitments shall be effective, which shall be a date not less than ten (10) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the amount of the Refinancing Commitments being requested (it being agreed that (x) any Lender approached to provide any Refinancing Commitment may elect or decline, in its sole discretion, to provide such Refinancing Commitment (and any such Lender that fails to respond to such approach shall be deemed to have declined to provide such Refinancing Commitment, as the case may be) and (y) any Person that the Borrower proposes to become a Refinancing Lender, if such Person is not then a Lender, an Affiliate of a Lender or an Approved Fund must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent).

(b)           The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Parent, the Borrower, each Refinancing Lender providing such Refinancing Commitments and the Administrative Agent; provided that no Refinancing Commitments shall become effective unless (i) both before and after giving effect thereto, the representations and warranties set forth in Article III and in the other Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (B) otherwise, in all material respects, in each case, on and as of such date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (ii) the Borrower shall have delivered or caused to have been delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith; (iii) (A) with respect to any Refinancing Commitment that refinances any Term Loans, the aggregate principal amount of such Refinancing Commitments shall not exceed the aggregate amount of Indebtedness being refinanced therewith, plus the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loans and any reasonable fees, premium and expenses relating to such refinancing substantially concurrently with the effectiveness of such Refinancing Commitments and (B) with respect to any Refinancing Commitment that refinances any Revolving Loans and/or Revolving Commitments, the aggregate amount of Revolving Loans and unfunded Revolving Commitments being refinanced therewith plus the aggregate amount of accrued and unpaid interest with respect to such outstanding Revolving Loans and any reasonable fees, premium and expenses relating to such refinancing substantially concurrently with the effectiveness of such Refinancing Commitments; (iv) the Borrower shall obtain Refinancing Loans thereunder and shall repay or prepay then outstanding Term Loans of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Commitments (or, with respect to any Refinancing Commitments in respect of the Revolving Loans, such prepayment shall only be required, to the extent of the outstanding principal amount of Revolving Loans being refinanced), and any such prepayment of Term Loans of any Class shall be applied to reduce the subsequent scheduled repayments of Loans of such Class to be made pursuant to Section 2.09(a) in inverse order of maturity and, in the case of a prepayment of Eurodollar Term Loans, shall be subject to Section 2.15; (v) both immediately before and after giving effect to such Refinancing Commitments, the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof and to any other event during such Measurement Period as to which pro forma recalculation is appropriate as if such transactions had occurred as of the first day of such Measurement Period; (vi) the Borrower shall have delivered a certificate of a Financial Officer of the Borrower certifying that the requirements of this Section have been satisfied, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (v) above.

(c)            The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Commitments or Refinancing Loans of such Class; provided that such stated termination and maturity dates shall not be earlier than the latest Maturity Date applicable to the Loans being refinanced (other than customary default and acceleration provisions), (iii) the Refinancing Commitments and Refinancing Loans are equal or junior in right of payment with any remaining portion of the Facilities and, with respect to security with any remaining portion of the Facilities, pari passu, junior or unsecured and shall not be secured by any assets other than the Collateral securing the Facilities or guaranteed by any Person that does not guarantee the Facilities (provided that any such Refinancing Commitments or Refinancing Loans that are pari passu with or junior to the Facilities with respect to security shall be subject to the Pari Passu Intercreditor Agreement and/or the Junior Lien Intercreditor Agreement, as applicable), (iv) any amortization applicable to the Refinancing Loans and the effect thereon of any prepayment of such Refinancing Loans refinancing any Term Loans; provided that the weighted average life to maturity of any such Refinancing Loans refinancing any Term Loans shall be no shorter than the remaining weighted average life to maturity of the Class of Term Loans then having the longest weighted average life, (v) the other terms and conditions (when taken as a whole) of the Refinancing Commitments and Refinancing Loans, if not consistent with the terms of the corresponding Class under the Commitments and the Loans being refinanced, shall not be materially more restrictive to the Borrower and the Restricted Subsidiaries (as determined by the Borrower in good faith), when taken as a whole, than the terms of the applicable Class under the Loans being refinanced or replaced (except for terms applicable only to periods after the applicable Maturity Date), (vi) the interest rate or rates applicable to the Refinancing Loans of such Class, (vii) the fees applicable to the Refinancing Commitments or Refinancing Loans of such Class, (viii) any closing fees or original issue discount applicable to the Refinancing Loans, (ix) the initial Interest Period or Interest Periods applicable to the Refinancing Loans of such Class and (x) any voluntary or mandatory commitment reduction or prepayment requirements applicable to the Refinancing Commitments or Refinancing Loans of such Class (which prepayment requirements, may provide that such Refinancing Loans may participate in any mandatory prepayment on a pro rata basis with other Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Loans than to the Lenders holding any other Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Commitments or Refinancing Loans of such Class. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of the Collateral Agent or any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Class” of loans and/or commitments hereunder and any amendments and/or supplements to the documents delivered to satisfy the Collateral and Guarantee Requirement (including, without limitation, amendments to the Mortgages and datedown endorsements to the title policies).

Section 2.24           Extension of Term Loans and Revolving Commitments.

(a)            Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Term Loan Extension Offer”) made from time to time by the Borrower to all Lenders of a Class of Term Loans with the same Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of such Class with the same Maturity Date) and on the same terms to each such Term Lender (it being agreed that any Term Lender approached with a Term Loan Extension Offer may elect or decline, in its sole discretion, to accept such offer (and any such Term Lender that fails to respond to such approach shall be deemed to have declined such offer, as the case may be)), the Borrower may from time to time, with the consent of any Term Lender that shall have accepted such Term Loan Extension Offer, extend the Maturity Date of the Term Loans of each such Term Lender and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Term Loan Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Term Loans) (each, a “Term Loan Extension” and any Term Loans extended thereby, a “Term Loan Extension Series”), so long as the following terms are satisfied:

(i)             no Default or Event of Default shall exist at the time the notice in respect of a Term Loan Extension Offer is delivered to the Term Lenders, and no Default or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Term Loans;

(ii)            except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to this Section 2.24, be determined by the Borrower and set forth in the relevant Term Loan Extension Offer), the Term Loans of any Term Lender that agrees to a Term Loan Extension with respect to such Term Loans (each, an “Extending Term Lender”) extended pursuant to any Term Loan Extension (“Extended Term Loans”) shall have terms no more favorable in any material respect, taken as a whole, to any Extending Term Lender than the terms of the Class of Term Loans subject to such Term Loan Extension Offer;

(iii)           the final maturity date of any Extended Term Loans shall be no earlier than the then latest Maturity Date and at no time shall the Terms Loans (including Extended Term Loans) have more than five different maturity dates;

(iv)          the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans extended thereby;

(v)           any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, as specified in the applicable Term Loan Extension Offer;

(vi)          if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Term Loan Extension Offer shall exceed the maximum aggregate principal amount of Term Loans (calculated on the face amount thereof) offered to be extended by the Borrower pursuant to such Term Loan Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Term Loan Extension Offer;

(vii)         any Extended Term Loans shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect); and

(viii)        all documentation in respect of such Term Loan Extension shall be consistent with the foregoing.

(b)           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Revolving Extension Offer”) made from time to time by the Borrower to all Lenders of a Class of Revolving Commitments with the same Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Revolving Commitments of such Class with the same Maturity Date) and on the same terms to each such Revolving Lender, the Borrower may from time to time, with the consent of any Revolving Lender that shall have accepted such Revolving Extension Offer, extend the Maturity Date of the Revolving Commitments of each such Revolving Lender and otherwise modify the terms of such Revolving Commitments pursuant to the terms of the relevant Revolving Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Revolving Commitments and related outstandings) (each, a “Revolving Extension” and any Revolving Commitments extended thereby, a “Revolving Extension Series”), so long as the following terms are satisfied:

(i)             no Default or Event of Default shall exist at the time the notice in respect of a Revolving Extension Offer is delivered to the Revolving Lenders, and no Default or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Revolving Commitments;

(ii)            except as to interest rates, fees, final maturity date, premium, required prepayment dates and participation in prepayments and commitment reductions (which shall, subject to this Section 2.24, be determined by the Borrower and set forth in the relevant Revolving Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to a Revolving Extension with respect to such Revolving Commitment (an “Extending Revolving Lender”) extended pursuant to a Revolving Extension (an “Extended Revolving Commitment”), and the related outstandings, shall have the same terms as the Class of Revolving Commitments subject to such Revolving Extension Offer; provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extended Revolving Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Commitments after the date of the applicable Revolving Extension shall be made on a pro rata basis with all other Revolving Commitments, (2) all Letters of Credit and Swingline Loans shall be participated on a pro rata basis by all Revolving Lenders with Revolving Commitments in accordance with their Applicable Percentage (calculated by reference to the Revolving Facility), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the date of the applicable Revolving Extension shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a non-pro rata basis as compared to any other Class with a later maturity date than such Class, (4) assignments and participations of Extended Revolving Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans, and (5) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than three different maturity dates;

(iii)           the final maturity date of any Extended Revolving Commitments shall be no earlier than the then latest Maturity Date with respect to any Class of Revolving Loans or Revolving Commitments;

(iv)          any Extended Revolving Commitments may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, as specified in the applicable Revolving Extension Offer;

(v)           if the aggregate principal amount of Revolving Commitments (calculated on the face amount thereof) in respect of which Revolving Lenders shall have accepted the relevant Revolving Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments (calculated on the face amount thereof) offered to be extended by the Borrower pursuant to such Revolving Extension Offer, then the Revolving Commitments of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Lenders have accepted such Revolving Extension Offer;

(vi)          any Extended Revolving Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect); and

(vii)         all documentation in respect of such Revolving Extension shall be consistent with the foregoing.

(c)            With respect to all Extensions consummated by the Borrower pursuant to this Section 2.24, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.10(a) and Section 2.10(b) and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.17 or any other pro rata payment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 2.24.

(d)           Each of the parties hereto hereby (i) agrees that this Agreement and the other Loan Documents may be amended to give effect to each Extension (an “Extension Amendment”), without the consent of any Lenders other than extending Lenders, to the extent (but only to the extent) necessary to (A) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto, (B) modify the scheduled repayments set forth in Section 2.03 with respect to any Class of Term Loans subject to a Term Loan Extension to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Term Loan Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.03), (C) modify the prepayments set forth in Section 2.10 and Section 2.11 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (D) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24, and the Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into any such Extension Amendment and (ii) consent to the transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Term Loans or Extended Revolving Commitments, as applicable, on such terms as may be set forth in the relevant Extension Amendment). Without limiting the foregoing, in connection with any Extension, the respective Loan Parties shall (at their expense) (1) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest Maturity Date so that such maturity date is extended to the latest Maturity Date after giving effect to such Extension (or such later date as may be advised by local counsel to the Collateral Agent) and (2) deliver datedown endorsements or such other title endorsements that are reasonably acceptable to the Collateral Agent to the title policies.

(e)            In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24.

(f)            This Section 2.24 shall supersede any provisions in Section 9.08 or Section 2.17 to the contrary.

Section 2.25           Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document (excluding, for the avoidance of doubt, any Hedge Agreement):

(a)            Replacing Adjusted Eurodollar Rate. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of the Adjusted Eurodollar Rate’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12- month tenor settings of the Adjusted Eurodollar Rate. On the earlier of (i) the date that all Available Tenors of the Adjusted Eurodollar Rate have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is the Adjusted Eurodollar Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)           Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of the Alternate Base Rate based upon the Benchmark will not be used in any determination of the Alternate Base Rate.

(c)            Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.25 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.25, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.25.

(e)            Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Adjusted Eurodollar Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f)            Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the London interbank offered rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to the Adjusted Eurodollar Rate or any other Benchmark or have the same volume or liquidity as did the Adjusted Eurodollar Rate, or any other Benchmark, (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.25, including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (d) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 2.25.

Article III.
REPRESENTATIONS AND WARRANTIES

The Borrower and the Parent (solely to the extent applicable to the Parent) represents and warrants as of the Closing Date and any other date that the representations and warranties are required to be made hereunder to each Lender Party that:

Section 3.01           Organization; Power and Authority. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) own or lease its property and assets and to carry on its business as now conducted and (ii) in the case of the Loan Parties party to any Loan Document, execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is qualified to do business and is in good standing (where relevant) in each jurisdiction where such qualification is required, except (other than in the case of clause (b)(ii)) where the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 3.02           Ownership of Equity Interests; Subsidiaries.

(a)            The Equity Interests in (i) the Borrower and (ii) each of the Restricted Subsidiaries have, in each case, been duly authorized and validly issued and are fully paid and non-assessable. 100% of the Equity Interests in the Borrower are collectively owned, beneficially and of record, directly or indirectly by the Parent, free and clear of any Lien other than Permitted Liens. As of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Group Member is a party requiring, and there is no Equity Interest in the Borrower or any Restricted Subsidiary outstanding which upon conversion or exchange would require, the issuance of any additional Equity Interests in the Borrower or any Restricted Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase an Equity Interest in the Borrower or any Restricted Subsidiary. As of the Closing Date, the corporate and organizational structure of the direct owners of the Group Members is set forth in the Perfection Certificate.

(b)           As of the Closing Date, except as set forth in the Perfection Certificate, the Parent does not have any Subsidiaries.

Section 3.03           Authorization; No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party (a) have been duly authorized by all partnership, limited liability company, corporate or other organizational action, as applicable, required to be taken or obtained by such Loan Party and (b) will not (i) violate in any material respect (A) any provision of any Legal Requirement, (B) any provision of the Organizational Documents of such Loan Party or (C) any provision of any Material Indebtedness to which such Loan Party is a party or by which it or any of its property is or may be bound, (ii) be in conflict in any material respect with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in, any cancellation or acceleration of any right or obligation (including any payment), or to a loss of a material benefit under, any such Material Indebtedness to which such Loan Party is a party or by which it or any of its property is bound, where any such violation, conflict, breach or default referred to in clause (i)(C) or (ii) of this clause (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, other than Liens permitted under Section 6.01.

Section 3.04           Enforceability. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.05           Governmental Approvals. No material action, consent or approval of, registration, filing or declaration with, Permit from, notice to, or any other action by, any Governmental Authority is required in connection with (a) the due execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party, (b) the consummation of the Transactions on the Closing Date or (c) the grant by any Loan Party of the Liens granted or purported to be granted under the Security Documents to which it is a party or the validity, perfection and enforceability thereof, except (i) filings, recordings and registrations necessary to perfect Liens created under the Loan Documents, (ii) such as have been made, taken, given or obtained and are in full force and effect or will be made, taken, given and obtained within the time frame permitted hereunder and (iii) such as those the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.

Section 3.06           Financial Statements. As of the Closing Date, the Borrower has furnished to the Administrative Agent, (a) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for the Fiscal Year ending December 31, 2020 (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for the Fiscal Quarter ending June 30, 2021 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Closing Date Financial Statements”). The Closing Date Financial Statements fairly present in all material respects the financial position of Borrower and its Subsidiaries, on a consolidated basis, as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto.

Section 3.07           No Material Adverse Effect; Liabilities. Since December 31, 2020, there has been no change, event or loss affecting any Group Member (taken as a whole) that has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect. As of the Closing Date, none of the Parent, the Borrower or their Restricted Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 3.07), (ii) obligations under the Loan Documents, and (iii) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

Section 3.08           Title to Properties; Possession Under Leases.

(a)            Each Loan Party has good and valid title to or a valid leasehold or easement interest in or right to use to all of the real and personal property material to its business owned or leased by it, as the case may be, in each case, free and clear of Liens other than Permitted Liens and minor defects in title that do not materially interfere with its ability to conduct its business or to utilize its assets for their intended purposes.

(b)           As of the Closing Date, the Perfection Certificate sets forth a complete and accurate list of all Mortgaged Property (which does not include any rights of way or easements appurtenant thereto, or mineral rights and fixtures therein or thereon) owned in fee simple by the Borrower or any other Loan Party, showing the street address, county or other relevant jurisdiction and state thereof.

(c)           As of the Closing Date, neither the Borrower nor any Restricted Subsidiary has received written notice, or has knowledge, of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

Section 3.09           Litigation; Compliance with Laws.

(a)            There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against any of the Group Members, or, to the knowledge of the Parent, the Borrower or any other Loan Party or, to the knowledge of the Parent or the Borrower, threatened in writing against or affecting, any of the Group Members or any business, property or rights of any of the Group Members which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           The operations of the Parent, the Borrower and their Subsidiaries and, to the knowledge of the Parent and the Borrower, their respective directors and officers are and have been conducted at all times in compliance in all respects with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the applicable anti-money laundering statutes of jurisdictions where the Parent, the Borrower, their Subsidiaries or, to the knowledge of the Parent and the Borrower, any of their respective directors or officers conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Parent, the Borrower, any Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Parent and the Borrower, as applicable, threatened.

(c)            (i) No Loan Party nor any of their respective Subsidiaries, nor, to the knowledge of the Parent and the Borrower, any of their respective employees, directors or officers has taken or will take any action, and no part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts of anything else of value, directly or indirectly, to any Person (including, without limitations, any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office)) knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action or secure an improper advantage, in each case, in violation in any respect of any applicable “Anti-Corruption Law,” including, without limitation, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar applicable legislation in other jurisdictions (collectively, the “Anti-Corruption Laws”);

(ii)            The Loan Parties have conducted their businesses in compliance in all material respects with applicable Anti-Corruption Laws and have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with such laws.

(d)           (i) No Loan Party nor any of their respective Subsidiaries, nor, to the knowledge of the Parent and the Borrower, any employee, director, officer, any agent, Affiliate or representative of the Parent, the Borrower or any other Subsidiary is a Person that is, or is owned or controlled by any Person that is (A) the subject or target of any sanctions administered or enforced by the United States Government (including the U.S. Department of Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”) or (B) operating from, organized or resident in a country or territory that is the subject of comprehensive Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

(ii)            Each Loan Party represents and covenants that it will not, directly or knowingly indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of comprehensive Sanctions or (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise or any Secured Interest Rate Hedge Lender, Secured Commodity Hedge Lender or Secured Treasury Lender).

(e)            None of the Group Members nor any of the Group Members’ properties or assets are in violation of any currently applicable Legal Requirements (including any zoning or building ordinance, code or approval or any building Permit), or is in default with respect to any Contractual Obligations or any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10           Federal Reserve Regulations.

(a)            No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11           Investment Company Act; Energy Regulatory Status. No Group Member is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12           Taxes.

(a)            As of the Closing Date, each of the Borrower and the Parent is properly classified as a disregarded entity for U.S. federal income Tax purposes under Treasury Regulations Sections 301.7701-2 and -3 and any comparable provision of applicable state or local Tax law that permits such treatment, and no election under Treasury Regulations Section 301.7701-3(c) has been made with respect to the Borrower or the Parent, as applicable, to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

(b)           Except as could not reasonably be expected to result in a Material Adverse Effect, each Group Member has timely filed or caused to be timely filed all U.S. federal income tax returns and all material state, local and other Tax returns that are required to have been filed by it in any jurisdiction and has timely paid or caused to be timely paid all Taxes due and payable with respect to such Tax returns, and all other Taxes levied upon its properties, assets, income or franchises, to the extent such Taxes have become due and payable and before they have become delinquent except for any Taxes the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings in accordance with Section 5.14 and with respect to which the relevant Group Member has established adequate reserves in accordance with GAAP.

Section 3.13           Disclosure and Projections.

(a)           All written information (other than estimates, projections and information of a general economic or industry nature) concerning the Group Members and their respective businesses or otherwise prepared by, or as directed by, any Group Member, and made available to any Lender Party in connection with the Transactions, when taken as a whole and after giving effect to supplements made thereto by the applicable Group Member, does not, when taken as a whole, contain any untrue statement of a material fact as of the Closing Date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b)           All estimates, projections and information of a general economic or industry nature prepared by or on behalf of, or as directed by, the Group Members that have been made available to any Lender Party on or prior to the Closing Date have been prepared in good faith based upon assumptions stated therein which the Borrower believes as of the Closing Date to be reasonable (it being understood that estimates, projections and information of a general economic or industry nature by their nature are inherently uncertain and no assurances are being given that the results reflected in such estimates, projections or information of a general economic or industry nature will be achieved).

(c)           As of the Closing Date, to the knowledge of the Parent and the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.14           Employee Matters.

(a)            No Borrower ERISA Group Member is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Borrower ERISA Group Member, or, to the knowledge of any other Loan Party, threatened against any Borrower ERISA Group Member before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Borrower ERISA Group Member, or, to the knowledge of any other Loan Party, threatened against any Borrower ERISA Group Member or (ii) no strike or work stoppage in existence or threatened involving any of the Borrower ERISA Group Members, except those (with respect to any matters specified in clause (i) or (ii) above, either individually or in the aggregate) that would not reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower ERISA Group Members have operated and administered each Plan in compliance with all applicable laws, and, to the knowledge of any other Loan Party each Multiemployer Plan has been operated and administered in compliance with all applicable laws, except for such instances of noncompliance with respect to such Plans and Multiemployer Plans, as applicable, as would not, either individually or in the aggregate result in any Material Adverse Effect. Except as would not result in any Material Adverse Effect, (i) no Borrower ERISA Group Member has incurred any liability pursuant to Title IV of ERISA (other than to make contributions on a timely basis to satisfy the minimum funding standards of ERISA or to pay required premiums on a timely basis to the PBGC), (ii) no penalty or excise tax relating directly to any Plan or any Multiemployer Plan (including, but not limited to, Section 406 of ERISA or Section 4975 of the Code) has been imposed on any Borrower ERISA Group Member, (iii) no Plan that is subject to the minimum funding standards of ERISA or the Code has failed to satisfy such minimum funding standards for any plan year or part thereof nor has a waiver of such standards or extension of any amortization period been filed for or granted under Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to any such Plan, (iv) no Reportable Event has occurred within the last three (3) years or is reasonably expected to occur and (v) no event, transaction or condition has occurred or exists with respect to a Plan or, to the knowledge of any other Loan Party, a Multiemployer Plan, that could, either individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by any Borrower ERISA Group Member, or in the imposition of any Lien on any of the rights, properties or assets of any Borrower ERISA Group Member, in either case pursuant to Title IV of ERISA or to such penalty or excise tax provisions or to Section 436(f), 412 or 430 of the Code or Section 4068 of ERISA.

(c)            Except as set forth on Schedule 3.14, the present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA, determined as of the date of such Plan’s most recent actuarial valuation report, and based on the actuarial assumptions specified for funding purposes therein, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities in an amount that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Plan subject to Section 303 of ERISA or to Section 430 of the Code is, or could reasonably be expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The term “benefit liabilities” shall have the meaning assigned to such term in Section 4001(a)(16) of ERISA and the terms “current value” and “present value” shall have the meaning assigned to such terms in Sections 3(26) and (27), respectively, of ERISA.

(d)           None of the Borrower ERISA Group Members has incurred any withdrawal liabilities (and are not subject to material contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Borrower ERISA Group Members participate in, contribute to, or are otherwise required to contribute to, any Multiemployer Plan that is, or is reasonably expected to be in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)            The Transactions will not involve any non-exempt prohibited transaction under Section 406(a)(1)(A-D) of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code, except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. This representation is subject to the source of funds for the Loans not constituting “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).

Section 3.15           Environmental Matters; Hazardous Materials. Except for matters that would not reasonably be expected to have a Material Adverse Effect:

(a)           there is no pending or, to any Loan Party’s knowledge, threatened, and, in the past three (3) years, there has not been, any Environmental Claim against any Group Member or otherwise with respect to any real properties or other assets now or formerly owned, leased or operated by any Group Member, and no Group Member has received any notice of any such Environmental Claim, and no proceeding has been instituted raising any such Environmental Claim;

(b)           each of the Group Members is in compliance with Environmental Law and has obtained, maintained in full force and effect and complied with all Permits required pursuant to Environmental Law to conduct its respective businesses;

(c)            neither the Parent nor the Borrower has any knowledge of any facts which would reasonably be expected to give rise to any Environmental Claim, public or private, including any violation of Environmental Laws, any Release of Hazardous Materials or any damage to the Environment emanating from, occurring on or in any way related to any real properties or other assets now or formerly owned, leased or operated by any Group Member; and

(d)           no Hazardous Materials have been used, generated, manufactured, stored, Released, transported or treated either by any Group Member or on, at, under or from any real properties or other assets now or formerly owned, leased or operated by any Group Member, except, in the case of any of the foregoing, in the ordinary course of business and in material compliance with Environmental Laws.

Section 3.16           Solvency. As of the Closing Date, immediately after giving effect to the Transactions, Parent, the Borrower and their respective Subsidiaries, on a consolidated basis, are Solvent.

Section 3.17           Permits; Intellectual Property. Each of the Group Members owns or has the right to use all Permits, patents, copyrights, proprietary software, service marks, trademarks and trade names, or licenses thereof material to the operation of its business, except for such rights or interests the failure of which to own or possess the right to use would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and, to any Loan Party’s knowledge, without infringement with the rights of others, except for any such infringement that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.18           Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 3.19           Collateral Matters.

(a)            The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable (subject to enforceability that may be limited by Debtor Relief Laws or general principles of equity) security interest in the Collateral and (i) when any Collateral constituting certificated securities (as defined in the UCC) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Security Agreement will constitute a perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior to all other security interests in such Collateral, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Security Agreement will constitute a perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral to the extent perfection of a security interest in such Collateral can be obtained by filing UCC financing statements, prior and superior to all other security interests in (x) such Collateral (other than Pledged Equity or Pledged Collateral (as such terms are defined in the Security Documents) evidenced by certificates), except in the case of Permitted Liens which are prior as a matter of law and (y) Pledged Equity or Pledged Collateral evidenced by certificates, except in the case of Permitted Liens arising pursuant to any Legal Requirement.

(b)           Each Mortgage, upon execution and delivery thereof by the party or parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable (subject to enforceability that may be limited by Debtor Relief Laws or general principles of equity) Lien on all the applicable mortgagor’s right, title and interest in and to the applicable Mortgaged Property covered thereby and the proceeds thereof, and when such Mortgage has been filed in the jurisdiction(s) specified therein, such Mortgage will constitute a perfected Lien on all right, title and interest of the mortgagors in the Mortgaged Property covered thereby and the proceeds thereof, prior and superior to any other Liens except in the case of Permitted Liens which are prior as a matter of law.

Section 3.20           Pari Passu Obligations. No Loan Party has entered into any agreement purported to subordinate the Obligations in right of payment to any other Indebtedness for borrowed money of the Loan Parties, other than any “waterfall” or other right of payment agreed to by the Lenders in the Loan Documents with respect to the Obligations.

Article IV.
CONDITIONS TO CLOSING

Section 4.01           Closing Date. The obligation of each Lender to make any Loan, and of each Issuing Bank to issue Letters of Credit hereunder, in each case on the Closing Date, is subject to the fulfillment of each of the following conditions:

(a)            Credit Agreement. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and the Issuing Banks a duly authorized and executed counterpart of this Agreement signed on behalf of each party hereto (which may include electronic transmission of a “.pdf” copy of a signed signature page to this Agreement), and, if requested by any Lender pursuant to Section 2.08(e), the Administrative Agent shall have received, on behalf of the requesting Lender, a duly authorized and executed promissory note or notes each of which shall be originals or.pdf copies or other facsimiles (followed promptly by originals) conforming to the requirements of such Section.

(b)           Collateral and Guarantee Requirements. Subject to Section 5.16, the Collateral and Guarantee Requirements required to be completed on the Closing Date shall be satisfied or shall be satisfied substantially concurrently with the Closing Date.

(c)            Lien Searches; Perfection Certificate. The Collateral Agent shall have received (i) a completed Perfection Certificate with respect to assets Liens on which are required to be perfected on the Closing Date, dated the Closing Date and signed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby and (ii) the results of searches made with respect to the Loan Parties in the jurisdiction of organization of such Loan Party and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by the results of such searches are permitted under Section 6.01 or have been, or substantially contemporaneously with the consummation of the Transactions on the Closing Date will be, released.

(d)           Governing Documents. The Administrative Agent shall have received:

(i)             a copy of the certificate of formation, including all amendments thereto, of each of the Loan Parties, each certified as of a recent date by the Secretary of State of the state of such Loan Party’s organization, and a certificate as to the good standing (to the extent such concept exists) of such Person as of a recent date from such Secretary of State;

(ii)            a certificate of an Authorized Officer of each of the Loan Parties or of the general partner, managing member or sole member of such Loan Party, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the partnership agreement or limited liability company agreement (or equivalent governing documents) of such Person, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the appropriate governing entity or body of such Person, authorizing the Transactions, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation or other formation documents of such Person have not been amended since the date of the last amendment thereto shown on the applicable certificate furnished pursuant to clause (i) above, (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Person and (E) as to the absence of any pending proceeding for the dissolution or liquidation of such Person or, to the knowledge of such Authorized Officer, threatening the existence of such Person; and

(iii)           a certificate of another officer as to the incumbency and specimen signature of the Authorized Officer executing the certificate pursuant to clause (ii) above.

(e)            Borrowing Request. The Administrative Agent shall have received a Borrowing Request executed by the Borrower in accordance with the terms of Section 2.03 and, if applicable, a Letter of Credit Application in accordance with the terms of Section 2.04.

(f)            Representations and Warranties. (i) the representations and warranties of each Loan Party set forth in Article III and in each other Loan Document shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect”, or similar language, in all respects (after giving effect to such qualification)); provided that to the extent, in the case of any representation or warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be.

(g)           Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Issuing Banks and the other Lender Parties, a favorable written opinion from Latham & Watkins LLP, special counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(h)           Certificates. The Administrative Agent shall have received (i) a certificate substantially in the form of Exhibit H-1, dated the Closing Date and duly executed and delivered by an Authorized Officer of the Borrower, confirming compliance with the conditions precedent set forth in Sections 4.01(f) and (ii) a solvency certificate substantially in the form of Exhibit H-2, dated the Closing Date and duly executed and delivered by a Financial Officer of Parent.

(i)             Pike West Coast Contribution. The Pike West Coast Contribution shall have been or, substantially concurrently with the initial funding of the Loans hereunder, shall be, consummated in all material respects in accordance with the terms of the Contribution Agreement.

(j)             Refinancing; Existing Indebtedness. The Refinancing shall have occurred, or shall occur substantially concurrently with Closing Date, and after giving effect to the Refinancing, none of the Parent, the Borrower or any of their Subsidiaries shall have any Indebtedness that existed prior to the Closing Date other than as set forth on Schedule 6.02, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(k)            Financial Statements. The Administrative Agent shall have received the Closing Date Financial Statements.

(l)             Fees and Expenses. The Parent or the Borrower shall have paid or otherwise made arrangements reasonably satisfactory to the Administrative Agent to pay, out of the proceeds of the Facilities to the Lender Parties and Arrangers all fees due and payable on or prior to the Closing Date (including, without limitation, fees payable pursuant to the Fee Letter and in Section 2.11(c)). Each Lender Party and each Arranger and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, their counsel and consultants shall have received for their respective accounts all fees, costs and expenses due and payable pursuant to Section 9.05.

(m)           Ratings. Evidence of public corporate ratings (but no specific ratings) for the Borrower and public ratings (but no specific ratings) for the Tranche B Term Facility from at least two of S&P, Moody’s and Fitch.

(n)            USA PATRIOT Act. To the extent requested by it, the Administrative Agent shall have received:

(i)             at least three (3) Business Days prior to the Closing Date (or such shorter number of days as may be agreed to by the Administrative Agent), all documentation and other information about the Parent, the Parent, the Borrower and the other Loan Parties as required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested by any Lender to the Administrative Agent and conveyed by the Administrative Agent to the Borrower in writing at least ten (10) Business Days prior to the Closing Date; and

(ii)            at least three (3) Business Days prior to the Closing Date (or such shorter number of days as may be agreed to by the Administrative Agent), to the extent a Parent Entity or the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Parent and/or the Borrower at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Parent and/or the Borrower shall have received such Beneficial Ownership Certification.

(o)           Material Adverse Effect. Since December 31, 2020, there has not been any change, event or effect that, individually or in the aggregate with all other changes, events or effects, has resulted in, or would, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect.

(p)           No Default or Event of Default. No Default or Event of Default shall exist and be continuing or would immediately occur prior or after the Closing Date.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied, by releasing its signature page hereto (or in connection with any Assignment and Assumption), the Administrative Agent, each Issuing Bank and each Lender that has executed this Agreement (or such Assignment and Assumption) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, such Issuing Bank or such Lender, as the case may be.

Section 4.02           Conditions to All Credit Extensions after the Closing Date.

The obligation of each Lender to make a Revolving Loan, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case after the Closing Date, is subject to the following conditions precedent:

(a)            the receipt by the Administrative Agent of a Borrowing Request in accordance with the terms of Section 2.03 and, if applicable, a Letter of Credit Application in accordance with the terms of Section 2.04;

(b)           the representations and warranties of each Loan Party set forth in Article III and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Borrowing or issue, amendment, renewal or extension of such Letter of Credit, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and

(c)            no Default or Event of Default shall exist and be continuing or would immediately result from such proposed Borrowing or other Credit Extension or from the application of the proceeds therefrom.

Each Borrowing Request or Letter of Credit Application submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(b) and (c) (or, in the case of a request for a Credit Extension for an Incremental Facility), the conditions specified in Section 2.21 have been satisfied on and as of the date of the applicable Borrowing or other Credit Extension.

Article V.
AFFIRMATIVE COVENANTS

Each of the Parent and the Borrower covenant and agree with each Agent and each Lender that, until the Discharge Date, the Parent and the Borrower shall, and shall cause the Restricted Subsidiaries to, abide by the following affirmative covenants:

Section 5.01           Use of Proceeds. The proceeds of the Term Loans received on the Closing Date shall be used (i) to effect the Refinancing, (ii) to pay fees, costs, and expenses relating to the Transactions, (iii) to fund the Closing Date Distribution, (iv) to effect the Pike West Coast Contribution and (v) for working capital, general corporate purposes and any other purpose not prohibited by this Agreement. The proceeds of the Revolving Loans shall be used for working capital and general corporate purposes and any other purpose not prohibited by this Agreement. On or after the Closing Date, the Letters of Credit shall be used to support obligations of the Borrower and its Restricted Subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement.

Section 5.02         Maintenance of Properties. Each of the Parent and the Borrower shall, and shall cause each of the other Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, all of their respective material tangible properties in good repair, working order and condition (other than ordinary wear and tear) and to make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary (ordinary wear and tear excepted)) necessary to keep such properties in such condition, in each case, as would allow for the ordinary conduct of business of the Borrower and the Restricted Subsidiaries; provided that this Section 5.02 shall not prevent the Parent, the Borrower or any other Restricted Subsidiary from:

(a)            entering into any transaction permitted by Section 6.04, Section 6.06, or Section 6.07 or

(b)            from discontinuing the operation and the maintenance of any of its properties (i) as a result of any casualty or condemnation affecting such properties (but only to the extent and for the duration of such casualty or condemnation) or (ii) if such discontinuance is desirable in the conduct of its business and the Borrower or the applicable Restricted Subsidiary has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03         Notices. The Borrower shall deliver to the Administrative Agent:

(a)            promptly, and in any event within five (5) Business Days, after an Authorized Officer of any Loan Party becomes aware of the existence of any Event of Default, a written notice specifying the nature and period of existence thereof and what action the applicable Loan Party is taking or proposes to take with respect thereto (and the Administrative Agent shall promptly upon receipt forward any such notice to each Lender);

(b)           promptly, and in any event within ten (10) Business Days, after an Authorized Officer of any Loan Party becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that any Loan Party (or, with respect to a Multiemployer Plan, to the extent any Loan Party is aware of such action, the plan sponsor or administrator thereof) proposes to take with respect thereto:

(i)           the occurrence of a Reportable Event;

(ii)          the taking by the PBGC of steps to institute, or the threatening by the PBGC in writing of the institution of (or the occurrence of any event or condition which would to constitute grounds for the institution or threatened institution of), proceedings under Section 4042 or 4041A of ERISA for the termination of, or the appointment by the PBGC of a trustee to administer any Plan or Multiemployer Plan, or the receipt by any Borrower ERISA Group Member of a written notice from the PBGC that such action will be or has been taken by the PBGC with respect to such Plan or Multiemployer Plan;

(iii)         any event, transaction or condition that would result in (A) the incurrence of any material liability by any Borrower ERISA Group Member pursuant to Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than liability to make contributions on a timely basis to satisfy the minimum funding standards of ERISA or to pay required premiums on a timely basis to the PBGC); or (B) the imposition of any material penalty or material excise tax on any Borrower ERISA Group Member under the relevant provisions of the Code or ERISA (including, but not limited to, Section 4975 of the Code and Section 406 of ERISA) relating directly to any Plan or Multiemployer Plan; or (C) the imposition of any material Lien on any of the rights, properties or assets of any Borrower ERISA Group Member pursuant to Title IV of ERISA or Section 412 or 430 of the Code; or

(iv)         (A) any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) or (B) any Multiemployer Plan is in “critical” or “endangered” status (as defined in Section 432 of the Code or Section 305 of ERISA);

(c)            promptly, and in any event within ten (10) Business Days of receipt thereof, copies of any written notice to any Loan Party from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation if the actions or conditions referred to in such notice could reasonably be expected to have a Material Adverse Effect;

(d)            promptly, and in any event within ten (10) Business Days, after an Authorized Officer of any Loan Party becomes aware thereof, notice of any other event or condition which could reasonably be expected to have a Material Adverse Effect;

(e)            promptly, and in any event within ten (10) Business Days, after an Authorized Officer of any Loan Party becomes aware thereof, notice of (i) the commencement of, or material development in, any material litigation or proceeding affecting any of the Group Members or any of their assets or properties or any material U.S. federal, state or local Tax affecting any of the Group Members or any of their assets or properties or (ii) the incurrence or imposition of any material claim, judgment, Lien or other encumbrance affecting any property of any of the Group Members which in the cases of the events or conditions referred to in clauses (i) and (ii) above could reasonably be expected to have a Material Adverse Effect;

(f)             promptly following a request by the Administrative Agent provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Money Laundering Laws, Anti-Corruption Laws, “know your customer” laws and the Beneficial Ownership Regulation;

(g)            promptly (i) if any Loan Party or any other Subsidiary or any director or officer thereof, or, to the knowledge of any Loan Party, any employee, agent, Affiliate or representative of any Loan Party or any other Subsidiary, is a Person that is, or is owned or controlled by any Person that is (A) the subject or target of any Sanctions or (B) organized or resident in a country or territory that is the subject of comprehensive Sanctions, the Borrower shall notify the Administrative Agent and (ii) upon the request of any Lender Party, the Borrower shall provide or cause to be provided any information such Lender Party believes is reasonably necessary to be delivered to comply with its obligations under Sanctions laws; and

(h)            with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any of the Group Members as from time to time may be reasonably requested by the Administrative Agent (for itself or on behalf of any Lender).

Section 5.04        Financial Statements and Other Information. The Borrower shall deliver or cause to be delivered to the Administrative Agent:

(a)            within 120 days after the end of each Fiscal Year, (i) a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and (ii) consolidated statements of income, changes in members’ equity and cash flows of the Parent and its Subsidiaries for such Fiscal Year, setting forth, in each case, in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than resulting from (x) the impending maturity of any Indebtedness and (y) any actual or prospective breach of any financial covenant)), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

(b)            within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year (or, within ninety (90) days in the case of the first Fiscal Quarter ending after the Closing Date), (i) a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries for such Fiscal Quarter for the portion of the Fiscal Year ending with such Fiscal Quarter, setting forth in each case in comparative form corresponding figures for the preceding Fiscal Year, all in reasonable detail, prepared in accordance with GAAP and certified by a Financial Officer of the Borrower as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnotes (except with respect to the cash flow statements which may be non-GAAP cash flow statements prepared by management substantially in the form historically prepared by management);

(c)            concurrently with each delivery of the financial statements described in clause (a) above, commencing with the Fiscal Year ending December 31, 2021, management’s discussion and analysis of significant operational and financial developments during the quarterly period covered by such financial statements delivered, in form and substance reasonably satisfactory to the Administrative Agent;

(d)            concurrently with each delivery of the financial statements described in clauses (a) and (b) above, if there are any Unrestricted Subsidiaries during the period covered by such financial statements, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of the Unrestricted Subsidiaries (which may be in footnote form only) from such consolidated financial statements;

(e)            concurrently with each delivery of the financial statements described in clauses (a) and (b) above, confirmation from the Borrower that it and the Restricted Subsidiaries are in compliance with the requirements of Section 6.07(u); promptly upon receipt thereof by the Borrower or any other Group Member in connection with any indenture or other agreement or instrument evidencing Material Indebtedness, one copy of each notice of any default or event of default thereunder;

(f)             promptly, and in any event no later than ninety (90) days after the beginning of each Fiscal Year of the Borrower (commencing with the Fiscal Year beginning on or around January 1, 2022), a consolidated budget for the Borrower and the Subsidiaries for such Fiscal Year, in form reasonably satisfactory to the Administrative Agent;

(g)            promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request; and

(h)            at the request of the Administrative Agent, conduct one telephonic conference call per Fiscal Quarter after delivery of the financial statements pursuant to Section 5.04(a), with the Lenders and the management of the Borrower to discuss the contents of the financial statements delivered pursuant to Section 5.04(a) and such other relevant matters relating to the business, operations and financial condition of the Borrower and the other Restricted Subsidiaries.

Section 5.05         Maintenance of Existence. (a) Except as otherwise expressly permitted under this Agreement, each Loan Party shall, and shall cause the Restricted Subsidiaries to, at all times preserve and keep in full force and effect its corporate, partnership or limited liability company existence, as applicable and (b) each Loan Party shall, and shall cause the other Restricted Subsidiaries to, preserve and keep in full force and effect all rights and franchises of the Group Members unless, in the good faith judgment of the applicable Group Member, the termination of or failure to preserve and keep in full force and effect any right or franchise under clause (b) could not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.06         Maintenance of Records; Access to Properties and Inspections. Each Loan Party shall, and shall cause the Restricted Subsidiaries to, maintain all financial records to be able to prepare financial statements in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuation of an Event of Default, any Lender to visit and inspect the financial records and the other properties of the Group Members, in any case, at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested (but no more than two such visits in any Fiscal Year and only one such time shall be at the Borrower’s expense, other than while an Event of Default is continuing) and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuation of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Group Members with the officers thereof and independent accountants therefor (subject to reasonable requirements of safety and confidentiality, including requirements imposed by law or by contract).

Section 5.07         Compliance with Laws; Permits.

(a)            Each Loan Party shall comply, and shall cause each of the Restricted Subsidiaries to comply, with all Legal Requirements, including Legal Requirements relating to equal employment opportunity, employee benefit plans and employee safety and Environmental Laws, except such non-compliance as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Each Loan Party shall, and shall cause each of the Restricted Subsidiaries to, obtain, maintain in full force and effect and comply with all Permits necessary to the ownership of their respective properties or to the conduct of their respective businesses, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)            Each Loan Party shall, and shall cause each of the Restricted Subsidiaries to, comply in a timely manner with, or operate pursuant to valid waivers of the provisions of, all applicable Environmental Laws including those relating to the Release of Hazardous Materials, together with any other applicable legal requirements for conducting, on a timely basis, periodic tests, monitoring and remediation of the Environment, and diligently comply with the applicable regulations (except to the extent such regulations are waived by appropriate Governmental Authorities) of the United States Environmental Protection Agency and other applicable federal, state or local Governmental Authorities, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Loan Party shall be deemed to have breached or violated this Section 5.07(c) if the applicable Loan Party or the applicable Restricted Subsidiary is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of such Environmental Laws for which adequate reserves have been established in accordance with GAAP.

Section 5.08         Financial Covenant Calculations. Each set of financial statements required to be delivered to the Administrative Agent pursuant to Section 5.04(a) or (b) shall be accompanied by a Compliance Certificate setting forth, among other things:

(a)            the information (including detailed calculations) required in order to establish whether the Borrower was in compliance with the Financial Covenants, to the extent the Financial Covenants are being tested, set forth in Section 6.12 during the Fiscal Quarter or Fiscal Year covered by the statements then being furnished (including with respect to such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence);

(b)            with respect to Compliance Certificates delivered in connection with Section 5.04(a) and (b), (i) to the extent the Financial Covenants are being tested, a calculation of the Debt Service Coverage Ratio as of Fiscal Quarter or the last Fiscal Quarter of the Fiscal Year to which such financial statements relate, (ii) commencing with the Fiscal Year ending on December 31, 2022, a calculation of the Excess Cash Flow for the Fiscal Year to which such financial statements relate and (iii) with respect to Compliance Certificates delivered in connection with Section 5.04(b), and a calculation of the Total Net Leverage Ratio for the Fiscal Quarter or the last Fiscal Quarter of the Fiscal Year to which such financial statements relate; and

(c)            a statement that the applicable Authorized Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower and its Subsidiaries from the beginning of the Fiscal Quarter or Fiscal Year covered by the statements then being furnished to the date of such Compliance Certificate and that such review shall not have reflected the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying in reasonable detail the nature and period of existence thereof and what action the applicable Loan Party shall have taken or proposes to take with respect thereto.

Section 5.09         Covenant to Guarantee Obligations and Give Security.

(a)            If any Subsidiary is formed or acquired, or any Unrestricted Subsidiary is designated as a Restricted Subsidiary after the date hereof, the Borrower will, if such Subsidiary is a Designated Subsidiary, as promptly as practicable, and in any event within thirty (30) days (or with respect to the requirements set forth in clauses (e) and (g) of the definition of “Collateral and Guarantee Requirement”, if applicable, one-hundred twenty (120) days) (or, in each case, such longer period as the Administrative Agent may agree to in writing in its sole but reasonable discretion), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party.

(b)            The Borrower may designate any Restricted Subsidiary as a Designated Subsidiary even if such Restricted Subsidiary would otherwise be excluded pursuant to the definition of the term “Designated Subsidiary”; provided that the Borrower shall have caused the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary in accordance with the time frames described in Section 5.09(a) above.

(c)            In the event that (i) any Loan Party acquires any Real Property or leases any Real Property, in each case, other than Excluded Real Property or (ii) any Real Property of a Loan Party is no longer Excluded Real Property after the Closing Date, and, for purposes of clause (1) below, such interest in such Real Property has not otherwise been made subject to the Lien of the Security Documents in favor of Collateral Agent for the benefit of the Secured Parties, then the Borrower shall, or shall cause such Subsidiary to, within 120 days of such event (or such longer period of time reasonably acceptable to the Collateral Agent), (1) take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements and certificates, including those which are similar to those described in clauses (e) and (g) of the definition of “Collateral and Guarantee Requirement” with respect to each such Real Property.

Section 5.10         Information Regarding Collateral. The Borrower shall furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its Organizational Documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the organizational identification number, if any, or the Federal Taxpayer Identification Number of such Loan Party. Each of the Parent and the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or will be made) under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid and perfected security interest in all the Collateral that may be perfected by filing.

Section 5.11         Further Assurances. The Parent and the Borrower shall execute, and shall ensure that any other Loan Party shall execute, any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and payment of all Other Taxes), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times (after giving effect to any grace period and time frame set forth therein) or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties. The Borrower shall provide to the Administrative Agent, from time to time upon the Administrative Agent’s or the Collateral Agent’s reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 5.12         Maintenance of Insurance.

(a)            From and after the Closing Date, each Loan Party shall, and shall cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

(b)            Subject to Section 5.16, each policy of liability insurance maintained by or on behalf of the Parent and the Borrower shall (or, in the case of any other Loan Party, each policy of liability or casualty insurance policies maintained by or on behalf of such Loan Party shall) (i) in the case of each liability insurance policy (except for workers compensation and employers liability insurance), name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder, (ii) in the case of each casualty insurance policy covering any of the Loan Parties’ property, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as a loss payee thereunder and (iii) provide for at least thirty (30) days’ (or such shorter number of days as may be agreed to by the Collateral Agent, in its sole but reasonable discretion, or as required by applicable laws) prior written notice to the Collateral Agent of any cancellation of such policy (except in the case of cancellation of any policy for non-payment of any premium, where only ten (10) days’ prior notice shall be required for any cancellation of such policy). With respect to each Mortgaged Property, if any improved real property is located in an area identified by FEMA as a Special Flood Hazard Area with respect to which flood insurance has been made available under the Flood Insurance Regulations, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is reasonably required by the Collateral Agent and at least as is required under applicable Flood Insurance Regulations.

(c)            The Borrower shall, within thirty (30) days after each annual policy renewal date, deliver or cause to be delivered to the Administrative Agent evidence (which, in the case of clause (i) below, shall be in the form of one or more certificates of insurance) that (i) the insurance requirements of this Section 5.12 have been implemented and are being complied with in all material respects and (ii) the applicable Group Member has paid all insurance premiums then due and payable.

Section 5.13         Taxes and Assessments. The Borrower shall, and shall cause each of the Restricted Subsidiaries to, timely file all U.S. federal income tax returns and all material state, local and other Tax returns that are required to be filed in any jurisdiction and to pay and discharge all material Taxes due and payable and all other material Taxes imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or could reasonably be expected to become a Lien on properties or assets of any of the Group Members; provided that none of the Group Members shall be required to pay any such Tax to the extent (i) the amount, applicability or validity thereof is contested by such Group Member on a timely basis in good faith and in appropriate proceedings, and such Group Member has established adequate reserves therefor in accordance with GAAP on the books of such Group Member or (ii) such failure to pay would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.14         Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to (a) cause the Tranche B Term Facility to be continuously rated and (b) maintain a public corporate rating by, in each case, at least two of Moody’s, S&P and Fitch, including by making available information reasonably requested by, and otherwise cooperating with reasonable requests made by, Moody’s, S&P and Fitch; provided that (i) the failure to obtain such rating shall not constitute a Default or an Event of Default to the extent the Borrower uses commercially reasonable efforts to obtain and maintain such ratings and (ii) the Borrower shall not be required to maintain any minimum credit rating.

Section 5.15         Designation of Subsidiaries. The board of directors (or similar governing body) of the Borrower may at any time designate any Subsidiary of the Borrower as an Unrestricted Subsidiary or any Subsidiary of the Borrower as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would exist after giving effect to such designation, (b) after giving effect to such designation, the Borrower would be in compliance with the Financial Covenants of the most recently completed Measurement Period after giving pro forma effect thereto and to any other event during such Measurement Period as to which pro forma recalculation is appropriate as if such transactions had occurred as of the first day of such Measurement Period, (c) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary, or any of its Subsidiaries, has incurred, created, assumed, guaranteed or become liable for any Indebtedness pursuant to which any holder thereof has recourse to any of the assets of the Borrower or any Restricted Subsidiary, and no Unrestricted Subsidiary may, at any time, incur, create, assume or be liable for any Indebtedness pursuant to which any holder thereof has recourse to any of the assets of the Borrower or any Restricted Subsidiary, (d) the Borrower shall deliver to the Administrative Agent prior to such designation a certificate of an Authorized Officer of the Borrower, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating compliance with the foregoing clauses (a) through (c) of this Section 5.15 and, if applicable, certifying that such Subsidiary meets the requirements of an “Unrestricted Subsidiary”, and (e) no Subsidiary may be designated as an Unrestricted Subsidiary if (1) it owns material Intellectual Property or (2) after such designation, it would be a “Restricted Subsidiary” under any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Parent, the Borrower or any other Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s Investment therein; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the lesser of (A) the Fair Market Value of Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the Fair Market Value of Investments of the Borrower and the Restricted Subsidiaries made in connection with the designation of such Subsidiary as an Unrestricted Subsidiary minus (ii) the portion (proportionate to the Borrower’s and the Restricted Subsidiaries’ Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation. The designation of any Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 5.16         Certain Post-Closing Collateral Obligations. Other than with respect to the pledge and perfection of the security interests (1) in the Equity Interests (to the extent required by the Security Documents) and (2) in other Collateral with respect to which a Lien may be perfected by the filing of a financing statement under the UCC, the creation and/or perfection of a security interest in Collateral shall not constitute a condition precedent to the effectiveness of this Agreement on the Closing Date, but instead may be accomplished (x) in the case of deposit accounts, the delivery of customary control agreements (to the extent required by the Security Documents) reasonably acceptable to the Collateral Agent, within ninety (90) days after the Closing Date and (y) in the case of the Mortgaged Properties, the provision, creation and/or granting of a Lien thereon and delivery of Mortgages and the related title insurance and other deliverables, within two hundred and seventy (270) days after the Closing Date, in each case pursuant to arrangements to be mutually agreed upon prior to the Closing Date (as such time frame may be extended by the Administrative Agent in its sole but reasonable discretion); provided that (i) any mortgage in existence on the Closing Date delivered in connection with the Refinancing Indebtedness shall be terminated within ninety (90) days of the Closing Date and (ii) evidence, in form and substance reasonably satisfactory to the Administrative Agent, that such mortgages have been terminated shall be provided to the Administrative Agent and the Collateral Agent promptly upon completing such termination. With respect to the insurance certificates and applicable endorsements from the Loan Parties’ insurance broker or other evidence reasonably satisfactory to the Administrative Agent that all insurance required to be maintained pursuant to Section 5.12 is in full force and effect and that such certificates and applicable endorsements comply with the requirements set forth in Section 5.12, the Borrower shall deliver such insurance certificates and applicable endorsements or such other evidence reasonably satisfactory to the Administrative Agent within thirty (30) days after the Closing Date (as such time frame may be extended by the Administrative Agent in its sole but reasonable discretion).

Section 5.17         Nature of Business; Fiscal Year.

(a)            Each Group Member shall continue to engage in any material lines of business which are not substantially different from those lines of business conducted by the Group Members on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof (including any geographical expansion of the business).

(b)           The Parent and Borrower shall, and shall cause each Restricted Subsidiary to, continue to use the same Fiscal Year used as of the Closing Date; provided, however, that each Group Member may, upon written notice to the Administrative Agent, change their Fiscal Year to any other Fiscal Year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Article VI.
NEGATIVE COVENANTS

The Borrower and, solely with respect to Section 6.05, the Parent, covenant and agree with each Lender Party that, until the Discharge Date, the Borrower and, solely with respect to Section 6.05, the Parent, shall, and shall cause the Restricted Subsidiaries to, abide by the following negative covenants:

Section 6.01         Liens. None of the Borrower or any Restricted Subsidiary shall create, assume or suffer to exist any Lien on its assets, except Permitted Liens. For purposes of determining compliance with this Section 6.01, (i) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 6.01 but are permitted to be incurred in part under any combination thereof and of any other available exemption, and (ii) in the event that such Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 6.01, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this provision.

Section 6.02         Indebtedness. None of the Borrower or any Restricted Subsidiary shall incur, create, assume or be liable for any Indebtedness, except Permitted Debt. For purposes of determining compliance with this Section 6.02, in the event that any proposed Indebtedness or Disqualified Capital Stock meets the criteria of more than one of the categories of Permitted Debt, the Borrower, in its sole discretion, will be permitted to divide and classify at the time of its incurrence or issuance, and may from time to time divide or reclassify, all or a portion of such item of Indebtedness such that it will be deemed to have been incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification.

Section 6.03         Restricted Payments; Certain Payments of Indebtedness.

(a)            The Borrower will not make, directly or indirectly, any Restricted Payment, except:

(i)           the Closing Date Distribution;

(ii)          Restricted Payments made by any Restricted Subsidiary in respect of its Equity Interests (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary) ratably to the holders (or on a basis more favorable to any Group Member) of such Equity Interests;

(iii)         Restricted Payments paid by the Borrower or any Restricted Subsidiary with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Capital Stock) of such Person;

(iv)         so long as on the date of such Restricted Payment (A) no Event of Default shall have occurred and be continuing or would result therefrom, and (B) at the time of and immediately after giving effect to such Restricted Payment the Borrower is then in compliance with the Financial Covenants as of the most recently ended Measurement Period for which financial statements of Parent are internally available, to the extent the Financial Covenants are being tested, the Borrower may make Restricted Payments in an amount equal to any applicable Retained Excess Cash Flow Amount for such Fiscal Year;

(v)          (A) for so long as the Borrower remains a flow-through entity for federal income tax purposes, the Borrower may declare and make distributions to the Parent no more frequently than once each Fiscal Quarter in an amount that is not in excess of the amount necessary to pay U.S. federal, state and local income taxes (including estimated taxes) of the Parent or their direct or indirect members solely attributable to the taxable income of the Borrower and the Restricted Subsidiaries (taking into account any taxable losses from prior Fiscal Quarters not previously utilized in the determination of tax distributions for a prior Fiscal Quarter) determined assuming the Parent or such members are subject to taxation at a rate that is equal to the highest marginal combined U.S. federal, state and local income tax rate payable by any such Person for the applicable tax year (taking into account the character of the applicable income and the deductibility of state and local taxes, if applicable) and (B) the Borrower and the Restricted Subsidiaries may make Restricted Payments to the Parent the proceeds of which shall be used by the Parent to pay its (or to make a Restricted Payment to any of its direct or indirect parent companies to enable them to pay their) franchise taxes or other taxes and expenses necessary to maintain their corporate existence;

(vi)        to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into transactions permitted by Sections 6.03(b), 6.06, 6.07 or 6.08;

(vii)       the Borrower and its Restricted Subsidiaries may make Restricted Payments to the Parent:

(A)         the proceeds of which will be used to repurchase the Equity Interests of the Parent (or to enable the Parent to make a Restricted Payment to any of its Parent Companies to enable it to repurchase its Equity Interest) from directors, employees or members of management of the Parent, the Borrower or any Restricted Subsidiary (or their estate, family members, spouse and/or former spouse), in an aggregate amount not in excess of (x) $22,500,000 (or $35,000,000 after a Qualifying IPO) in any calendar year; provided that the Borrower may carry-over and make in any subsequent calendar year or years, in addition to the amount for such calendar year, the amount not utilized in the prior calendar year or years up to a maximum of $45,000,000 (or $50,000,000 after a Qualifying IPO); provided  further that the amounts set forth in this clause (vii)(A) may be further increased by the proceeds of any key-man life insurance maintained by the Parent (or any of its Parent Companies), the Borrower or a Restricted Subsidiary, plus (y) to the extent contributed in cash to the common equity of the Borrower, the Net Equity Issuance Proceeds from the sale of Equity Interests of any of the Borrower’s Parent Companies, in each case, to members of management, managers, directors or consultants of the Parent, the Borrower, any of their Subsidiaries or any of their Parent Companies that occurs after the Closing Date;

(B)            the proceeds of which are applied to the purchase or other acquisition by the Parent of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person; provided that (x) if such purchase or other acquisition had been made by the Borrower or a Restricted Subsidiary, it would have constituted a “Permitted Acquisition” permitted to be made pursuant to Section 6.07, (y) such Restricted Payment shall be made concurrently with the closing of such purchase or other acquisition and (z) the Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 6.06) of the Person formed or acquired into the Borrower and the Restricted Subsidiaries in order to consummate such purchaser or other acquisition;

(C)            repurchases of Equity Interests of the Parent (or any Parent Companies) deemed to occur upon the exercise of stock options and warrants to the extent the value of such Equity Interests represents all or a portion of the purchase price of such options or warrants;

(D)         the proceeds of which shall be used by the Parent to pay, or to make Restricted Payments to allow any Parent Company thereof to pay, other than to Affiliates of the Parent (other than Affiliates that are bona fide investment banks), a portion of any customary fees and expenses related to any equity offering by the Parent (or any Parent Company thereof), or any debt offering by any Parent Company of the Parent, in each case, directly attributable to the operations of the Borrower and the Restricted Subsidiaries;

(E)            to pay Parent Expenses; and

(F)            to pay scheduled principal and interest debt service with respect to the Parent Notes.

(viii)        after a Qualifying IPO, Restricted Payments of up to 6.0% per annum of the Net Equity Issuance Proceeds contributed to the common equity of the Borrower from such Qualifying IPO;

(ix)            repurchases or settlements of Equity Interests to fund the payment of withholding or similar taxes that are payable by any future, present or former employee, director, manager or consultant (or any spouse, former spouse, successor, executor, administrator, heir, legatee or distributee of any of the foregoing) in connection with the exercise of stock options or warrants;

(x)             redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(xi)            cash payments in lieu of the issuance of fractional shares of Equity Interests in connection with any dividend, split or combination thereof, or any transaction permitted hereunder;

(xii)         other Restricted Payments, in amounts not to exceed any tax liability arising from any Asset Sale that have previously been paid by the Parent or any other Parent Entity (as contemplated by clause (ii) of the definition of Net Sale Proceeds);

(xiii)        Restricted Payments made by the Borrower in respect of all or any portion of (A) any declined mandatory prepayment retained by the Borrower pursuant to Section 2.10(c) or (B) any Net Sale Proceeds after the prepayment of the Tranche B Term Loans in accordance with Section 2.09(c), in each case, so long as after giving pro forma effect to such Restricted Payment as if completed on the first day of the four Fiscal Quarter period then most recently ended for which financial statements are available, the Consolidated Total Net Leverage Ratio would not exceed 5.50:1.00;

(xiv)        Restricted Payments made by the Borrower in respect of any repayment of any loans or advances and interest thereon in respect of any loan or advance constituting an Investment made pursuant to Section 6.07(p);

(xv)         Restricted Payments in respect of (A) any Disposition pursuant to Section 6.04(i) and (B) any and all amounts received by the Borrower or any Restricted Subsidiaries from any Unrestricted Subsidiary;

(xvi)        (A) the declaration and payment of dividends on the Borrower’s common equity (or the payment of dividends to any Parent Company to fund a payment of dividends on such Parent Company’s common equity), following the first public offering of the Borrower’s common equity or the common equity of any Parent Company after the Closing Date, in an amount not to exceed 6.00% per annum of the net cash proceeds of any Permitted Equity Issuance and (B) Restricted Payments in an amount that doesn’t exceed the aggregate amount of cash contributions Not Otherwise Applied, so long as, with respect to any such Restricted Payments, no Event of Default shall have occurred and be continuing or would result therefrom;

(xvii)       Restricted Payments so long as (i) no Event of Default set forth under Section 7.01(a), 7.01(g) or 7.01(h) shall have occurred and be continuing at the time of incurrence or would result therefrom and (ii) after giving pro forma effect to such Investment as if completed on the first day of the four Fiscal Quarter period then most recently ended for which financial statements are available, the Consolidated Total Net Leverage Ratio would not exceed 5.25:1.00; and

(xviii)      Restricted Payments in an aggregate amount not to exceed the greater of (i) 35% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (calculated on a pro forma basis) at the time of any such Restricted Payment and (ii) $80,000,000.

(b)            None of the Parent, the Borrower, any other Loan Party or any other Restricted Subsidiary will make or agree to pay or make any voluntary payment or other voluntary distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any voluntary payment or other voluntary distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Subordinated Indebtedness, except:

(i)           interest and regularly scheduled principal payments as and when due in respect of any Junior Indebtedness other than such payments in respect of Subordinated Indebtedness that are prohibited by the subordination provisions thereof;

(ii)          [reserved];

(iii)         payments of or in respect of Subordinated Indebtedness made solely with Equity Interests in the Parent (or any Parent Company thereof) (other than Disqualified Capital Stock);

(iv)        any Refinancing Indebtedness in respect thereof;

(v)         the conversion of any Subordinated Indebtedness to Equity Interests (other than Disqualified Capital Stock) of the Parent (or any Parent Company thereof);

(vi)         payments of or in respect of Subordinated Indebtedness made with any amounts that would otherwise be permitted to be paid as a Restricted Payment to the Parent pursuant to Section 6.03(a);

(vii)       payments of or in respect of Subordinated Indebtedness so long as (i) no Default shall have occurred and be continuing at the time of incurrence or would result therefrom and (ii) after giving pro forma effect to such payment as if completed on the first day of the four Fiscal Quarter period then most recently ended for which financial statements are available, the Consolidated Total Net Leverage Ratio would not exceed 5.75:1.00;

(viii)       payments made by the Borrower in respect of all or any portion of (A) any declined mandatory prepayment retained by the Borrower pursuant to Section 2.10(c) or (B) any Net Sale Proceeds after the prepayment of the Tranche B Term Loans in accordance with Section 2.09(c) so long as after giving pro forma effect to such payment as if completed on the first day of the four Fiscal Quarter period then most recently ended for which financial statements are available, the Consolidated Total Net Leverage Ratio would not exceed 5.50:1.00; and

(ix)         the Refinancing.

Section 6.04         Sale of Assets. Neither the Borrower nor any Restricted Subsidiary shall sell, lease, transfer or otherwise Dispose of any of its assets or property (including Equity Interests in its Subsidiaries), except:

(a)            sales by the Borrower or any Restricted Subsidiary of inventory and goods in the ordinary course of business;

(b)            Dispositions of property of the Borrower or any Restricted Subsidiary that is immaterial, obsolete, damaged, worn out, surplus or not used or useful in the ordinary course of business of such Restricted Subsidiary or the Borrower (including allowing any immaterial Permits or registrations or applications for registration of any other immaterial property or assets described in Section 3.17 to lapse, expire or go abandoned in the ordinary course of business);

(c)            Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any Group Member;

(d)            the liquidation or use of Permitted Investments;

(e)            Dispositions by and among the Borrower or any Restricted Subsidiary; provided that any such Dispositions to a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.07 and 6.08;

(f)             Liens permitted under Section 6.01 and, to the extent constituting Dispositions, Restricted Payments permitted under Section 6.03 and Investments permitted under Section 6.07;

(g)            leases or subleases of real or personal property, exchanges of real or personal property or the granting of easements, rights-of-way, permits, licenses, restrictions or the like, in each case, which do not interfere in any material respect with the ordinary course of business of the Borrower or any Restricted Subsidiary including, for the avoidance of doubt, the lease of the Razorback Pipeline to Magellan Pipeline Company, L.P.;

(h)            any Disposition of any Real Property (other than any Mortgaged Property) that is not material to the business or operations of the Borrower or any Restricted Subsidiary, taken as a whole;

(i)             any issuance or sale of assets or other property of, Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j)             the unwinding of any Hedge Agreements entered into in the ordinary course of business;

(k)            Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof not as part of any accounts receivables financing transaction in the ordinary course of business;

(l)             Dispositions of Investments in joint ventures to the extent required by the Organizational Documents of such joint venture or any related joint venture, shareholders’ or similar agreement;

(m)         the surrender, modification, release or waiver of contract rights (including under leases, subleases and licenses of Real Property) or the settlement, release, modification, waiver or surrender of contract, tort or other similar claims, in each case, that do not interfere in any material respect with the ordinary course of business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(n)            other Dispositions of the assets or property of the Borrower or any Restricted Subsidiary so long as (i) both before and after the occurrence of such Disposition, no Event of Default shall exist or result therefrom, (ii) such Disposition is made for Fair Market Value, (iii) except with respect to any Disposition for an aggregate purchase price of less than $10,000,000, no less than 55.0% thereof (excluding any consideration arising from the assumption of liabilities other than Indebtedness and Designated Non-Cash Consideration) shall be paid in cash or Permitted Investments and (iv) to the extent required by Section 2.10(b)(iv), 100% of the Net Sale Proceeds thereof will have been applied to prepay the Term Loans;

(o)            any Disposition of other assets for Fair Market Value not to exceed the greater of (i) 25% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (calculated on a pro forma basis) at the time of such Disposition and (ii) $55,000,000 in the aggregate;

(p)            Dispositions of any Excluded Property of the type described in clauses (ii), (xi), (xiii) and (xiv) of the definition thereof in the Security Agreement;

(q)            licensing and cross-licensing arrangements involving any technology or other intellectual property in the ordinary course of business;

(r)             abandonment, cancellation or disposition of any intellectual property in the ordinary course of business; and

(s)            the disposition of any assets (including Equity Interests) (i) acquired in a Permitted Acquisition or other Investment permitted hereunder, which assets are (x) not used or useful in the ordinary course or the principal business of the Borrower and its Restricted Subsidiaries or (y) non-core assets or assets that are surplus or unnecessary to the business or operations of the Borrower and its Restricted Subsidiaries (as determined by the Borrower in good faith) or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition permitted hereunder.

Section 6.05         Business Activities of the Parent. The Parent shall not (a) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of the Borrower and its respective Subsidiaries and the performance of its obligations, and exercise of its rights, under the Loan Documents and under any document governing permitted Indebtedness to which it is party, (b) incur any Indebtedness for borrowed money (other than pursuant to any Loan Document, any other than Indebtedness owing to the Borrower or any Restricted Subsidiary to the extent the corresponding Investment of the Borrower or Restricted Subsidiary is otherwise permitted under this Agreement and the Parent Notes and any Refinancing Indebtedness thereof) or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of the Borrower (other than Liens pursuant to any Loan Document or non-consensual Liens arising solely by operation of law). Nothing in this Section 6.05 shall prevent the Parent from (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance) and compliance with applicable laws, (ii) the performance of its obligations with respect to the Loan Documents, (iii) any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Capital Stock), (iv) payments of dividends or distributions (including in connection with the receipt of amounts pursuant to Section 6.03(a)(v)) and the making of contributions to the capital of (or making other Investments in) the Borrower, (v) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent, the Parent and the Borrower, (vi) holding any cash (but not operating any property) and opening bank accounts, (vii) providing indemnification to officers, employees, managers and directors, (viii) providing any Guarantee of (and a security interest with respect to) any Indebtedness or other obligation of the Borrower or any Restricted Subsidiary permitted under this Agreement, (ix) the provision of employees and employee benefits and services for the benefit of the Borrower and its Subsidiaries, (x) making any payments in connection with the Parent Notes or otherwise complying with the terms of the Parent Notes, (xi) repurchases of Indebtedness through open market purchases and Auctions and (xii) any activities, payments and contributions incidental or reasonably related to the foregoing.

Section 6.06         No Liquidation, Merger or Consolidation. None of the Borrower or any Restricted Subsidiary shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a)            any Restricted Subsidiary may merge with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent, or (ii) any one or more other Restricted Subsidiaries; provided that when any Guarantor is merging with another Restricted Subsidiary, (A) the Guarantor shall be the continuing or surviving Person or (B) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 6.02 and 6.07;

(b)            the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of a state of the United States, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (C) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (D) the Borrower shall have delivered to the Administrative Agent (1) a certificate of an Authorized Officer stating that such merger or consolidation complies with this Agreement and (2) an opinion of counsel reasonably acceptable to the Administrative Agent covering customary matters for such transactions; provided, further, that (I) no Default exists after giving effect to such merger or consolidation and (II) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents;

(c)            (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve, or the Borrower or any Subsidiary may (if the perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and their Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any dissolution of a Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Subsidiary that is a Guarantor; and in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(d)            any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must either be the Borrower or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 6.02 and 6.07, respectively;

(e)            any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 6.07; provided that (i) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of Section 5.09 or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 6.07; and

(f)             a merger, dissolution, liquidation, consolidation, transfer of assets or property or any other Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.04 shall be permitted.

Section 6.07         Investments. Neither the Borrower nor any Restricted Subsidiary shall purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Restricted Subsidiary prior thereto), hold, make or otherwise suffer to exist any Investment in, or make any Acquisition of any other Person, other than:

(a)            Cash and Permitted Investments;

(b)            Investments existing on the Closing Date in Subsidiaries and other Investments existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date and set forth on Schedule 6.07 and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.07;

(c)            (i) Investments between or among the Borrower and the Subsidiary Guarantors and (ii) Investments by the Borrower and the Restricted Subsidiaries in their Restricted Subsidiaries (including as capital contributions to such Restricted Subsidiaries); provided that (x) such Restricted Subsidiaries are Restricted Subsidiaries of the Borrower prior to or contemporaneously with the making of such Investment, (y) any such Equity Interests held by a Loan Party shall be pledged to the extent required by the definition of the term “Collateral and Guarantee Requirement” and (z) the aggregate amount of such Investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Restricted Subsidiaries that are not Loan Parties (excluding all such Investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (b) above) shall not exceed the greater of (a) $55,000,000 and (b) 25.0% of Consolidated EBITDA at any time outstanding excluding, in each case, Investments made in such Restricted Subsidiary (x) in the ordinary course of business or (y) to fund or finance a Permitted Acquisition or other Investment in a Restricted Subsidiary;

(d)            loans or advances made by the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by clause (b) or (e) of the definition of “Permitted Debt” and (ii) the amount of such loans and advances made by the Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c)(ii)(z) above;

(e)            (i) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (A) a Restricted Subsidiary shall not Guarantee any Material Indebtedness unless such Restricted Subsidiary has guaranteed the Obligations pursuant to the Guaranty and such Guaranty is in full force and effect, (B) a Restricted Subsidiary that has not guaranteed the Obligations pursuant to the Guaranty shall not Guarantee any Indebtedness or other obligations of any Loan Party, (C) the Borrower shall not Guarantee any Indebtedness of any Restricted Subsidiary except for any such Guarantees under the Loan Documents or of Indebtedness permitted by clause (f) of the definition of the term “Permitted Debt” and (D) the aggregate amount of Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties that is guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c)(ii) above; and (ii) guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations of the Borrower or any of its Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(f)             Investments in the form of Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(g)            Permitted Acquisitions;

(h)            (i) any payroll, travel, entertainment, relocation and similar advances to directors, officers and employees of any Group Member that are expected at the time of such advances to be treated as expenses of such Group Member for accounting purposes and that are made in the ordinary course of business and (ii) loans or advances to directors, officers and employees of a Group Member for any other purpose not to exceed $15,000,000 in the aggregate at any time outstanding;

(i)             Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or in connection with the satisfaction or enforcement of claims due or owing to any Group Member, in each case, in the ordinary course of business;

(j)             Investments held by any Restricted Subsidiary the Equity Interests in which are acquired after the Closing Date in compliance with this Section 6.07 or held by any Person merged into or consolidated with any Group Member after the Closing Date in compliance with Section 6.06 and this Section 6.07, in each case, so long as such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(k)            Investments made as a result of the receipt of noncash consideration from any Disposition of any asset in compliance with Section 6.04;

(l)             Investments consisting of (i) extensions of trade credit, (ii) deposits or prepayments made in connection with the purchase of goods or services or the performance of leases, licenses or contracts, in each case, in the ordinary course of business and (iii) notes receivable of, or prepaid royalties and other extensions of credit to, customers and suppliers of any Group Member and that are made in the ordinary course of business;

(m)          de minimis Investments made in connection with the incorporation or formation of any newly created Subsidiaries;

(n)            intercompany loans and advances to the extent permitted under Section 6.02;

(o)            Investments in respect of lease, utility and other similar deposits in the ordinary course of business;

(p)            so long as no Event of Default shall have occurred and be continuing, Investments made with the Retained Excess Cash Flow Amount that could have been applied to the making of Restricted Payments in compliance with the satisfaction of the conditions thereto; provided, however, that, any repayment of any loans or advances and interest thereon in respect of any loan or advance constituting an Investment made pursuant to this clause (p) shall be deemed to be part of the Retained Excess Cash Flow Amount and may be distributed under Section 6.03(a)(xiv);

(q)           Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(r)            loans and advances to the Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the Parent in accordance with Section 6.03(a);

(s)           any Investment to the extent that payment for such Investment is made solely with, or with the cash proceeds of the issuance of, Equity Interests (other than Disqualified Capital Stock) of the Parent (or any Parent Company thereof) or with the cash proceeds of capital contributions to the Parent from the holders of its Equity Interests and which are designated as being for the purpose of making such investment by written notice to the Administrative Agent and for which an Authorized Officer of the Borrower has provided calculations in reasonable detail demonstrating the equity proceeds immediately before and after such election;

(t)            Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests (other than Disqualified Capital Stock) of the Parent (or any Parent Company) to the seller of such Investments;

(u)           (i) Investments in any Joint Venture existing as of the Closing Date, (ii) other Permitted JV Investments, and (iii) Investments by the Borrower or its Restricted Subsidiaries in the ordinary course of business in Joint Ventures that are substantially complete and commercially operable as of the date of such Investment;

(v)           so long as (i) no Default shall have occurred and be continuing at the time of incurrence or would result therefrom and (ii) after giving pro forma effect to such Investment as if completed on the first day of the four Fiscal Quarter period then most recently ended for which financial statements are available, the Consolidated Total Net Leverage Ratio would not exceed 5.75:1.00, other Investments or Acquisitions;

(w)           other Investments or Acquisitions in an amount which, taken together with all other Investments and Acquisitions made pursuant to this clause (w) and Indebtedness incurred under clause (y) of the definition of “Permitted Debt”, do not exceed the greater of (i) 35% of EBITDA as of the most recently ended Measurement Period for which financial statements of Parent are internally available (calculated on a pro forma basis) at the time of thereof and (ii) $80,000,000 at any time outstanding; provided that the value of any Investment shall not be based on the notional amount of such Investment but, rather, shall be based on (i) in respect of Investments, the actual dollar amount invested and (ii) in respect of Guarantees, the actual exposure of the guaranteeing party under the contract giving rise to such Guarantee at any time;

(x)            Investments made by the Borrower in respect of all or any portion of (A) any declined mandatory prepayment retained by the Borrower pursuant to Section 2.10(c) or (B) any Net Sale Proceeds or Net Recovery Proceeds after the prepayment of the Tranche B Term Loans in accordance with Section 2.10(b)(iii) or (iv) so long as after giving pro forma effect to such Investment as if completed on the first day of the four Fiscal Quarter period then most recently ended for which financial statements are available, the Consolidated Total Net Leverage Ratio would not exceed 5.50:1.00;

(y)            Investments made by the Borrower to Affiliates of any Group Member or any Parent Company thereof not to exceed $25,000,000 in the aggregate at any time outstanding; and

(z)            the Pike West Coast Contribution.

Section 6.08      Transactions with Affiliates. Neither the Borrower nor any Subsidiary Guarantor shall enter into any transaction or series of related transactions with or for the benefit of any of its Affiliates, whether or not in the ordinary course of business, involving an aggregate consideration in excess of $10,000,000, except for (a) transactions on fair and reasonable terms that, taken as a whole, are not materially less favorable to the Borrower or such Subsidiary Guarantor than those which would be included in an arm’s-length transaction with a non-Affiliate, (b) transactions between or among the Group Members not involving any other Affiliate, (c) the payment of fees and indemnities to directors, officers, consultants and employees of any Parent Entity, in an aggregate amount (other than with respect to indemnities) not to exceed $2,000,000 per year (or $3,000,000 per year after a Qualifying IPO), (d) issuances of Equity Interests in any Group Member permitted under this Agreement or any other Loan Document, (e) the making of Restricted Payments permitted under Section 6.03, (f) Investments not prohibited under Section 6.07, (g) incurrences by any Restricted Subsidiary of Subordinated Affiliate Indebtedness owed to the Sponsor or any Affiliate thereof (other than the Borrower or any Restricted Subsidiary), (h) the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions, (i) the Borrower and its Restricted Subsidiaries may enter into employment and severance arrangements with officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (j) the Borrower and its Restricted Subsidiaries may make payments pursuant to the tax sharing agreements among the Borrower (and any Parent Company thereof) and its Restricted Subsidiaries, but only to the extent permitted by Section 6.03(a)(v), (k) [reserved], (l) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (m) so long as no Event of Default under Sections 7.01(b), (c), (g) or (h) shall have occurred and be continuing transaction fees paid to the Sponsor in connection with any Permitted Acquisition not to exceed 1.50% of the total consideration paid for such Permitted Acquisition; provided that, upon the occurrence and during the continuance of an Event of Default under Sections 7.01(b), (c), (g) or (h), such management fees may accrue, but may not be payable in cash during such period, but all such accrued fees (plus accrued interest, if any, with respect thereto) may be paid in cash upon the cure or waiver of such Event of Default, (n) issuances of Equity Interests of the Borrower to the extent otherwise not prohibited by this Agreement, (o) a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or any Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity, (p) payments to or from, and transactions with, any Joint Venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activities related thereto), the Pike West Coast Contribution.

Section 6.09      Amendments to Material Agreements. None of the Borrower nor any Restricted Subsidiary will terminate, amend, modify or waive (or permit any amendment, modification or other change to (pursuant to a waiver or otherwise)) any of its rights under (a) any agreement or instrument governing or evidencing any Junior Indebtedness; or (b) its certificate of incorporation, bylaws or other Organizational Documents (including by the filing or modification of any certificate of designation, or any agreement or arrangement (including any shareholders’ agreement)); to the extent, in the case of clauses (a) and (b), such termination, amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

Section 6.10      Margin Regulations. The Borrower shall not use, lend or contribute or otherwise make available to any Person any part of the proceeds of the Loans for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

Section 6.11      Restrictive Agreements. None of the Borrower or any Restricted Subsidiary shall become subject to or permit to exist any Contractual Obligations restricting the ability of the Borrower or any Designated Subsidiary to create, incur or permit to exist any Lien upon any of its assets that are subject to the Collateral and Guarantee Requirement to secure any Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests which would reasonably be expected to materially reduce the amount of (or otherwise materially restrict the ability of the Restricted Subsidiaries to make available to the Borrower) Available Cash or materially impair the ability of the Borrower to pay principal, interest and other amounts constituting Obligations when due over the term of the Facilities; provided that:

(i)            the foregoing shall not apply to:

(A)            restrictions in the Loan Documents (or any Refinancing Indebtedness thereof);

(B)            restrictions and conditions existing on the Closing Date identified on Schedule 6.11 (and any extension, renewal, amendment or modification thereof which does not expand the scope of any such restriction or condition);

(C)            in the case of any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, restrictions and conditions imposed by its Organizational Documents or any related joint venture or similar agreement; provided that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary; or

(D)            restrictions and conditions imposed by any agreement or instrument evidencing any Indebtedness permitted to be incurred under Section 6.02 subsequent to the Closing Date; provided that the restrictions and conditions contained in any such agreement or instrument, taken as a whole, are not materially less favorable to the Lenders than the restrictions and conditions imposed by, in the case of Junior Indebtedness, terms that are market terms at the time of issuance;

(ii)            the foregoing shall not apply to:

(A)            restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clause (h) or (i) of the definition of “Permitted Debt” if such restrictions or conditions apply only to the assets securing such Indebtedness;

(B)            customary provisions in leases and other agreements restricting the assignment or pledge thereof;

(C)            restrictions and conditions imposed by any agreement or instrument of or with respect to any Restricted Subsidiary or the property or assets of any Person at the time the Equity Interests in such Restricted Subsidiary or such property or assets are acquired by the Borrower or any Restricted Subsidiary, in each case, so long as such agreement or instrument was not entered into, or such restrictions and conditions were not imposed, in contemplation of or in connection with such acquisition and were in existence on the date of such acquisition (but such restrictions shall not apply to any extension, renewal, amendment or modification expanding the scope of any such restriction or condition);

(D)            customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale; provided that such restrictions and conditions apply only to such Restricted Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder; or

(E)            restrictions and conditions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Subsidiary and otherwise permitted by clause (h) or (i) of the definition of “Permitted Debt” (but shall apply to any extension, renewal, amendment or modification expanding the scope of any such restriction or condition); provided that such restrictions and conditions apply only to such Restricted Subsidiary and solely to the extent such restriction was not entered into in contemplation of the requirements of this Agreement (but such restrictions shall not apply to any extension, renewal, amendment or modification expanding the scope of any such restriction or condition).

Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement”.

Section 6.12      Financial Covenants.

(a)           With respect to the Tranche B Term Facility only, the Borrower shall not permit the Debt Service Coverage Ratio as of the end of any Measurement Period ending as of the end of any Fiscal Quarter of the Borrower, commencing with the first full Fiscal Quarter following the Closing Date, to be less than 1.10 to 1.00; and

(b)           With respect to the Revolving Facility only, the Borrower shall not permit the Consolidated Senior Secured Net Leverage Ratio as of the end of any Measurement Period ending as of the end of any Fiscal Quarter of the Borrower on which the Revolving Facility Test Condition is then satisfied, to be greater than 6.75 to 1.00.

Article VII.
EVENTS OF DEFAULT

Section 7.01      Events of Default. The occurrence of any of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(a)            Misrepresentations. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document, or any representation, warranty or certification made by any Loan Party and contained in any certificate or other document required to be delivered by such Loan Party in connection with or pursuant to any Loan Document, shall be incorrect in any material respect (in the case of the representations, warranties and certifications qualified or modified as to materiality in the text thereof, in all respects) when so made, deemed made or furnished by the applicable Loan Party.

(b)            Principal Payment Default. Default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise.

(c)            Interest Payment Default. Default shall be made (i) in the payment of any interest on any Loan or in the payment of any Agent Fee or any other scheduled fee due under any Loan Document when and as the same shall become due and payable or (ii) in the payment of any other amounts (other than an amount referred to in clause (b) above or the foregoing clause (i)) due under any Loan Document (including, without limitation, any increased costs, breakage costs, tax gross-up or indemnity payments) when and as the same shall become due and payable, and, in each case, such default shall continue unremedied for a period of five (5) Business Days.

(d)            Immediate Covenant Default. Default shall be made in the due observance or performance by the Parent or the Borrower of any covenant, condition or agreement contained in Section 5.03(a), 5.05(a) (with respect to the Borrower), or in Article VI; provided that a breach of Section 6.12 is subject to the Cure Rights set forth in Section 7.04.

(e)            Covenant Defaults with Cure. A Loan Party shall default in the due performance or observance of any other agreement contained in any Loan Document to which such Loan Party is party, and such default shall continue unremedied for a period of thirty (30) days after written notice thereof having been given to the Borrower by the Administrative Agent or any Lender.

(f)            Cross Event of Default and Cross Acceleration. (i) Any event or condition occurs that results in any Material Indebtedness (other than Indebtedness hereunder or Indebtedness under any Hedge Agreement) of any Loan Party or Restricted Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with all applicable notice, grace or cure periods having expired) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than by a regularly scheduled required prepayment or redemption); or (ii) there occurs under any Hedge Agreement an “Early Termination Date” (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which a Loan Party or Restricted Subsidiary is the “Defaulting Party” (as defined in such Hedge Agreement) or (B) any “Termination Event” (as so defined) under such Hedge Agreement as to which a Loan Party or Restricted Subsidiary is an “Affected Party” (as so defined) and, in either event, the hedge termination value owed by any Loan Party or any Restricted Subsidiary as a result thereof is greater than $50,000,000 and is not paid when due; provided that this clause (f) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a refinancing thereof permitted hereunder; provided further that the occurrence of any Event of Default resulting from a breach of Section 6.12(b) shall only result in an Event of Default under this clause (f) to the extent Indebtedness under the Revolving Facility is declared to be due and payable prior to its stated maturity as a result thereof; provided further that the occurrence of any Event of Default resulting from a breach of Section 6.12(a) shall only result in an Event of Default under this clause (f) to the extent Indebtedness under the Tranche B Term Facility is declared to be due and payable prior to its stated maturity as a result thereof and such Event of Default shall apply to both the Tranche B Term Facility and the Revolving Facility.

(g)            Involuntary Bankruptcy. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Bankruptcy Group Member or of a substantial part of the property or assets of any Bankruptcy Group Member under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Bankruptcy Group Member or for a substantial part of the property or assets of any Bankruptcy Group Member or (iii) the winding-up or liquidation of the Parent, the Borrower or any other Restricted Subsidiary that would not be permitted under clause (d) of Section 6.06, and in each case such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered.

(h)            Voluntary Bankruptcy. Any Bankruptcy Group Member shall (i) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Bankruptcy Group Member or for a substantial part of the property or assets of any Bankruptcy Group Member, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(i)             Judgments. One or more judgments or orders for the payment of money in excess of $50,000,000 in the aggregate (deducting from the amount of such judgment or order any insurance proceeds payable under a policy where the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against any of the Group Members and such judgment or order is not, within sixty (60) days after entry thereof, vacated, bonded, discharged or stayed pending appeal, or is not discharged within sixty (60) days after the expiration of such stay.

(j)             ERISA. One or more of the following events shall have occurred and are continuing that, when taken together with all other such events enumerated under this Section 7.01(j) that have occurred and are continuing, could reasonably be expected to have a Material Adverse Effect: (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, (ii) the termination of any Plan or Multiemployer Plan occurs (including the treatment of any plan amendment as a termination) or a notice of intent to terminate any Plan shall have been filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 or Section 4041A of ERISA, respectively, to terminate or appoint a trustee to administer any Plan or Multiemployer Plan or the PBGC shall have notified in writing any Borrower ERISA Group Member that any Plan or Multiemployer Plan shall become a subject of any such proceedings, (iii) there is an aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans and all Multiemployer Plans, determined in accordance with Title IV of ERISA, (iv) any Borrower ERISA Group Member shall have incurred or is reasonably expected to incur any liability pursuant to Title IV of ERISA (other than as a result of any failure to make contributions on a timely basis to satisfy the minimum funding standards of ERISA or to pay required premiums on a timely basis to the PBGC, in either case, that is satisfied within 30-days following the due date thereof) or the penalty or excise tax provisions of the Code relating directly to any Plan or Multiemployer Plan (including, but not limited to Section 4975 of the Code or Section 406 of ERISA), (v) any Borrower ERISA Group Member (X) fails to make required contributions to or completely or partially withdraws (as determined pursuant to Section 4203 or 4205 of ERISA, as applicable) from any applicable Plan or Multiemployer Plan or (Y) receives written notice from a relevant party with respect to such plan informing such Borrower ERISA Group Member of the imposition of any withdrawal liability with respect to such Plan or Multiemployer Plan or (Z) receives written notice from a relevant party with respect to such plan that any Multiemployer Plan is in “critical” or “endangered” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or insolvent (within the meaning of Title IV of ERISA), (vi) any Borrower ERISA Group Member establishes or amends any “employee welfare benefit plan” (as defined under Section 3(2) of ERISA) that provides post-employment medical or post-employment life insurance benefits (other than as required pursuant to COBRA or other applicable Governmental Rule or other than as payable as a result of a death that resulted in termination of such employment) to its former employees in a manner that would increase the liability of any Borrower ERISA Group Member thereunder, (vii) any Borrower ERISA Group Member receives written notice from a Plan’s actuary that such Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (viii) any Reportable Event occurs, (ix) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA against the assets of any Borrower ERISA Group Member, or a violation of Section 436(b)-(e) of the Code with respect to any Plan occurs, (x) revocation by the IRS of the qualified or tax-exempt status of any Plan or any trust thereunder that is intended to qualify for tax exempt status under Section 401 or 501 of the Code, (xi) with respect to a Plan, the cessation of operations at any facility of any Borrower ERISA Group Member under circumstances described in Section 4062(e) of ERISA or (xii) the withdrawal by any Borrower ERISA Group Member from any “multiple employer plan” (as described under Section 4064 of ERISA) during any plan year for which it was a “substantial employer” (within the meaning of Section 4001(a)(2) of ERISA).

(k)            Loan Documentation. (i) Any material provision of any Loan Document (including the Guaranty and the Security Agreement) shall cease to be in full force and effect other than as expressly permitted hereunder or thereunder or shall be declared in writing void by a Governmental Authority, or any party thereto (other than a Lender Party) shall claim in writing such unenforceability or invalidity, (ii) any Guarantee purported to be created under the Guaranty shall cease to be in full force and effect, or shall be asserted in writing by the Borrower or any Guarantor not to be in full force and effect other than as expressly permitted hereunder or thereunder or (iii) any security interest in a material portion of the Collateral purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby (except (x) as to any loss of perfection or priority that results from the failure of the Administrative Agent or the Collateral Agent to file UCC financing statements or continuation statements or maintain possession of any stock certificates or other instruments delivered to it under the Security Agreement, (y) in the event that the Discharge Date shall have occurred or (z) as expressly permitted hereunder or thereunder or as a result of a Disposition, investment, restricted payment or asset sale permitted hereunder).

(l)             Change of Control. A Change of Control shall have occurred; provided that any Change of Control that results in a mandatory prepayment of the Revolving Facility pursuant to Section 2.10(b)(vi) shall not constitute an Event of Default.

Section 7.02      Remedies. Subject to the terms of the Intercreditor Agreements, upon the occurrence and during the continuation of an Event of Default (other than an Event of Default with respect to any Bankruptcy Group Member described in clause (g) or (h) of Section 7.01), and at any time thereafter during the continuation of such Event of Default, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (a) terminate the Commitments (if any) and thereupon the Commitments shall terminate immediately, (b) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees (including Agent Fees) and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable; (c) declare any or all of the obligations of the Issuing Banks to issue Letters of Credit or to make any other Credit Extension to be terminated and thereupon such obligations shall be terminated immediately; (d) require that the Borrower Cash Collateralize the Revolving L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and (e) subject to the provisions of any Intercreditor Agreement, direct the Collateral Agent to exercise the rights and remedies under the Security Documents (or at law or pursuant to the UCC), and in the case of any event with respect to any Bankruptcy Group Member described in clause (g) or (h) of Section 7.01, the Commitments and obligations of the Issuing Banks to make Credit Extensions shall automatically terminate, the obligation of the Borrower to Cash Collateralize the Revolving L/C Obligations as aforesaid shall automatically become effective, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees (including Agent Fees) and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.03      Remedies Waterfall. Upon the occurrence and during the continuance of an Event of Default, all proceeds of any Collateral and other amounts received by the Collateral Agent or by any Lender Party under this Agreement or any other Loan Documents after the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable and the Revolving L/C Obligations have automatically been required to be Cash Collateralized as a result of any Event of Default under Sections 7.01(g) or (h) of this Agreement), including in any liquidation or insolvency proceeding, shall be applied by the Collateral Agent (acting, subject to the terms of any Intercreditor Agreement then in effect, at the direction of the Administrative Agent) as follows:

(a)            first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent and the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Financing Document including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Financing Document on behalf of any Loan Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Financing Document to the extent reimbursable hereunder or thereunder;

(b)            second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any distribution and, if such moneys shall be insufficient to pay such amounts under this clause (b) in full, then ratably (without priority of any one over any other) to such Secured Party in proportion to the unpaid amounts thereof; and

(c)            third, any surplus then remaining shall be paid to the applicable Loan Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Any amount applied to Cash Collateralize any Revolving L/C Obligations that has not been applied to the payment of Unreimbursed Amounts under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Collateral Agent in the order specified in clauses (a) through (c) above.

The Administrative Agent, the Collateral Agent and each other Secured Party expressly acknowledges that this Section 7.03 constitutes a “subordination agreement” under Section 510(a) of the Bankruptcy Code and this Section 7.03 shall be effective before, during and after the commencement of any proceeding under any Debtor Relief Law.

Section 7.04      Specified Equity Contributions. Notwithstanding anything to the contrary contained in Section 7.02, in the event of any Event of Default arising from a breach of a Financial Covenant as of the end of any Fiscal Quarter, any cash equity contribution (in the form of common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent) contributed to the Borrower during such Fiscal Quarter or on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter will be, at the request of the Borrower with prior written notice to the Administrative Agent, included in the calculation of EBITDA solely for the purposes of determining compliance with the Financial Covenants set forth in Section 6.12 at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”) and if, after giving effect to the foregoing calculation, the Borrower would then be in compliance with the Financial Covenants at the end of such Fiscal Quarter, compliance with the Financial Covenants at the end of such Fiscal Quarter shall be deemed to have been met and such Event of Default shall be deemed not to have existed or occurred; provided that (a) there shall be no more than two (2) Specified Equity Contributions made in any period of four consecutive Fiscal Quarters, (b) there shall be no more than five (5) Specified Equity Contributions at any time prior to the Tranche B Term Maturity Date, (c) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenants and (d) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Loan Documents (including for purposes of calculating any ratio other than the Financial Covenants or item calculated by reference to EBITDA). To the extent that the proceeds of any Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Financial Covenants for the applicable Fiscal Quarter of the Borrower in which the Financial Covenants shall have been increased as a result of such Specified Equity Contribution; provided, however, that such repayment shall be credited in any subsequent Fiscal Quarter. Prior to the expiration of the tenth (10th) Business Day subsequent to the last day of the Fiscal Quarter in respect of which such Event of Default occurred (the “Anticipated Cure Deadline”), neither any Agent nor the Lenders shall be permitted to accelerate Loans held by them or to exercise remedies against the Collateral or under any Loan Document on the basis of a failure to comply with the requirements of the covenant set forth in Section 6.12 until such failure is not cured pursuant to this Section 7.04 on or prior to the Anticipated Cure Deadline.

Article VIII.
THE AGENTS

Section 8.01      Appointment.

(a)            In order to facilitate the transactions contemplated by this Agreement, Barclays is hereby appointed to act as the Administrative Agent and as the Collateral Agent. Each of the Lenders, Issuing Banks and each assignee of any such Lender and Issuing Bank hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to take such actions on behalf of such Lender, Issuing Bank or assignee and to exercise such powers as are specifically delegated to the Administrative Agent and the Collateral Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized, without hereby limiting any implied authority, (i) to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, (ii) to negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacities as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender, (iii) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received (and any such payments not so distributed by the Administrative Agent within one Business Day of receipt thereof shall bear interest at a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation); (iv) to give notice on behalf of each of the Lenders and the Issuing Banks of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (v) to distribute to each Lender and Issuing Bank copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent.

(b)            Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VIII and (ii) as additionally provided herein with respect to such Issuing Bank.

(c)            Neither Agent nor any of its Related Parties shall be liable as such for any action taken or omitted by any of them except for the applicable Agent’s or its Related Party’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained herein or therein or the occurrence of any Default or Event of Default or (iv) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the applicable Agent. Neither Agent shall be responsible to the Lenders or the Issuing Banks for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. Neither Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by the entity serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08). Without limiting the generality of the foregoing, neither Agent shall (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (B) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person. Neither Agent nor any of its Related Parties shall have any responsibility to any Loan Party or any other party hereto or to any other Loan Document on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or any Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender, Issuing Bank or any Loan Party of any of its obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to it in writing by the Borrower or a Lender. Each Agent may perform any and all duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all duties hereunder and exercise its rights and powers by or through its Related Parties. The exculpatory provisions of this Section 8.01 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent. The Agents shall not be responsible for the misconduct of any such agent or other Person selected by it in good faith. Each Agent is authorized and directed to execute the Loan Documents to which it is party and, in acting thereunder, shall be entitled to the protections, indemnifications and limitations from liability afforded to it hereunder and thereunder. Each Agent shall have the right at any time to seek instructions concerning any action to be taken or not taken or right exercisable by it under the Loan Documents.

Section 8.02      Nature of Duties. The Lenders and Issuing Banks hereby acknowledge and agree that the Agents shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 9.08); provided that the Agents shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose either Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt actions that may be in violation of the automatic stay under the U.S. Bankruptcy Code. The Lenders further acknowledge and agree that so long as the applicable Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any Person. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not, in connection with any Loan Document, or any transaction contemplated thereunder, have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any Lender or Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Agents. Each Lender and Issuing Bank recognizes and agrees that the Arrangers shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender or Issuing Bank, or shall have any functions, responsibilities, duties, obligations or liabilities for acting as such hereunder. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees, and may consult with relevant legal and other consultants in the exercise of its powers, rights and remedies and the performance of its duties hereunder and under the other Loan Documents.

Section 8.03      Resignation by Agents. Each Agent may give notice of its resignation at any time to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York having a combined capital and surplus that is not less than $1,000,000,000 or an Affiliate of any such bank. Whether or not a successor has been appointed, such resignation shall become effective on the 30th day after the retiring Agent gives such notice of its resignation. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. The Loan Parties shall pay to the retiring Agent, no later than the date of the applicable discharge, all unpaid accrued fees (including Agent Fees) and all expenses owed to such Agent hereunder as of such discharge date. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 8.04      Agent in its Individual Capacity. With respect to its Commitments and Loans, as applicable, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Agents in their individual capacity. Each Agent and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or its Affiliates as if it were not an Agent and without any duty to account therefor to the Lenders.

Section 8.05      Indemnification. To the extent that the Borrower fails to pay any amount required to be paid by them under clause (a) or (b) of Section 9.05 to either Agent, any Related Party thereof or any director, trustee, officer, employee, investment advisor or agent of any of the foregoing, each Lender severally agrees to pay to such Agent or such Related Party, director, trustee, officer, employee, investment advisor or agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such, or against any Related Party thereof or any director, trustee, officer, employee, investment advisor or agent of any of the foregoing acting for such Agent in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time (or most recently outstanding and in effect). The obligations contained in this Section 8.05 shall survive the termination of this Agreement and the resignation of such Agent.

Section 8.06      Lack of Reliance on Agents.

(a)            Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agents or any other Lender or Issuing Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or Issuing Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender acknowledges that Affiliated Lenders may be Eligible Assignees hereunder and may purchase (including pursuant to privately negotiated transactions with one or more Lenders that are not made available for participation to all Lenders or all Lenders of a particular Class) Term Loans and Term Commitments hereunder from Lenders from time to time, subject to the restrictions set forth herein, including Sections 9.04 and 9.08. Each Lender agrees that the Agents shall not be responsible for or have any duty to ascertain or inquire into whether any Lender is at any time an Affiliated Lender and, unless the Agents shall have received, pursuant to the covenants, if any, of such Lender set forth herein or in the Assignment and Assumption Agreement pursuant to which such Lender shall have purchased and assumed any Loan or Commitment hereunder, prior written notice from any Lender that such Lender is an Affiliated Lender, the Agents may deal with such Lender (including for purposes of determining the consent, approval, vote or other similar action of the Lenders or the Lenders of any Class), and shall not incur any liability for so doing, as if such Lender were not an Affiliated Lender.

Section 8.07      Intercreditor Agreements.

(a)            Each Lender (and each Person that becomes a Lender pursuant to Section 9.04) hereby (i) authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Pari Passu Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent and the Collateral Agent may take such actions on its behalf as are contemplated by the terms of the Pari Passu Intercreditor Agreement, (ii) authorizes and directs the Administrative Agent and the Collateral Agent to execute the Pari Passu Intercreditor Agreement and the other Loan Documents to which they are or either of them is a party on behalf of such Lender and agrees that the Collateral Agent may take such actions on behalf of such Lender as are contemplated by the terms of the Pari Passu Intercreditor Agreement, and (iii) acknowledges that the Collateral Agent is acting as Collateral Agent for all of the Secured Parties and not solely the Lender Parties.

(b)            Each Lender (and each Person that becomes a Lender pursuant to Section 9.04) hereby (i) authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Junior Lien Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent and the Collateral Agent may take such actions on its behalf as are contemplated by the terms of the Junior Lien Intercreditor Agreement, (ii) authorizes and directs the Administrative Agent and the Collateral Agent to execute the Junior Lien Intercreditor Agreement and the other Loan Documents to which they are or either of them is a party on behalf of such Lender and agrees that the Collateral Agent may take such actions on behalf of such Lender as are contemplated by the terms of the Junior Lien Intercreditor Agreement and (iii) acknowledges that the Collateral Agent is acting as Collateral Agent for all of the Secured Parties and not solely the Lender Parties.

Section 8.08      Loan Documents, Etc. Neither Agent nor any of its Affiliates shall be responsible for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Loan Document or any other instrument or document referred to or provided for herein or therein or for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or thereunder, or for the validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of, any Lien or security interest created or purported to be created under any Security Documents or any other instrument or document referred to or provided for therein.

Section 8.09      The Agents May File Proofs of Claim; Credit Bidding.

(a)            In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, any Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent (or at the direction of the Administrative Agent, the Collateral Agent) and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent (or at the direction of the Administrative Agent, the Collateral Agent) any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under this Agreement and the other Loan Documents.

(b)            Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations under the Loan Documents or the rights of any Lender to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.

(c)            The Loan Parties and the Secured Parties hereby irrevocably authorize the Administrative Agent (or at the direction of the Administrative Agent, the Collateral Agent), based upon the instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the U.S. Bankruptcy Code of the United States, including under Section 363 of the U.S. Bankruptcy Code of the United States or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Secured Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase). Upon request by the Administrative Agent or the Borrower at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 8.09(c).

Section 8.10      Collateral Matters. The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion, (a) to release any Lien on any Collateral upon the occurrence of the Discharge Date applicable to such Secured Parties and in the circumstances set forth in Section 9.17; and (b) to release any Subsidiary from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release the Borrower from its obligations under the Loan Documents pursuant to this Section 8.10; provided that the Collateral Agent is hereby authorized to subordinate or release any Lien on property that is the subject of any permitted Capital Lease Obligation or purchase money financing permitted by the terms hereof to be secured by such property and release any Lien on property Disposed of in accordance with this Agreement.

Section 8.11      Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.12      Other Agents. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers are named as such herein for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, none of the Arrangers in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person. Each party hereto agrees that each Arranger not a signatory hereto shall be a third party beneficiary of the rights herein set forth applicable to such Person.

Section 8.13      Erroneous Payments.

(a)            Each Lender and each Issuing Bank (and each Participant of any of the foregoing, by its acceptance of a Participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender or Issuing Bank (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment, such Payment Recipient shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Section 8.13 shall be conclusive, absent manifest error.

(b)            Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (a “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Erroneous Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Erroneous Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made.

(c)            Any Erroneous Payment required to be returned by a Payment Recipient under this Section 8.13 shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Erroneous Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d)            The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party except, in each case, to the extent such Erroneous Payment is, and with respect to the amount of such Erroneous Payment that is, comprised of funds of the Borrower or any other Loan Party.

Article IX.
MISCELLANEOUS

Section 9.01      Notices.

(a)            Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail or telecopy, to the applicable address set forth on Schedule 9.01.

(b)            Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures set forth in Section 9.16 or as otherwise approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that such notices shall not be delivered or furnished by electronic communications. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to the Borrower hereunder by electronic communications pursuant to procedures approved by the Borrower; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)            All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy, facsimile or (to the extent permitted by clause (b) above) electronic means or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02      Survival of Agreement. All covenants, agreements, representations and warranties made by each of the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuing by the Issuing Banks of Letters of Credit and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect until the Discharge Date. Without prejudice to the survival of any other agreements contained herein, the indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.14, 2.15, 2.16, 8.05 and 9.05) shall survive the Discharge Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document and the resignation of any Agent.

Section 9.03      Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by each of the Loan Parties party hereto and the Lender Parties party hereto and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Lender Party and their respective permitted successors and assigns.

Section 9.04      Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each of the Lenders (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 9.04), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of any of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in clause (b)(ii) below, each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            Subject to the proviso in Section 2.04(k), with respect to the Revolving Facility, the Administrative Agent and the Issuing Bank; provided that the consent of the Administrative Agent shall not be required for an assignment of any Commitment or Loan to an Eligible Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund;

(B)            the Borrower; provided that the consent of the Borrower shall not be required (1) for any assignment of the Term Loans to those financial institutions (provided that no such institution is a Disqualified Lender) notified in writing prior to the Closing Date by the Arrangers to the Borrower that occurs prior to the earlier of the completion of primary syndication of the Tranche B Term Facility and the 60th day after the Closing Date, (2) for an assignment of any Term Commitment or Term Loan to an Eligible Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund, (3) subject to Section 2.04(k), for an assignment of any Revolving Commitment or Revolving Loan to an Eligible Assignee that is a Revolving Lender (or an Affiliate of a Revolving Lender) of similar creditworthiness to such assigning Revolving Lender or (4) for an assignment during any period in which an Event of Default under Section 7.01(b), (c), (g) (solely with respect to the Borrower) or (h) (solely with respect to the Borrower) has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to an Eligible Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Term Commitment or contemporaneous assignments to related Approved Funds that equal at least $1,000,000 in the aggregate with respect to Term Commitments or Term Loans or at least $5,000,000 in the aggregate with respect to Revolving Commitments or Revolving Loans, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of an assignment of Term Commitments or Term Loans, $1,000,000 and, in the case of an assignment of Revolving Commitments or Revolving Loans, $5,000,000 unless the Administrative Agent and the Borrower otherwise consents;

(B)            each partial assignment in respect of any Facility shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Facility under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; and

(D)            the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(iii)          Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv)          Promptly upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender) and any written consent to such assignment required by clause (b)(i) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(v)           In connection with all assignments, there shall be delivered to the Borrower and the Administrative Agent such forms, certificates or other evidence, if any, with respect to Tax withholding matters as the assignee under such Assignment and Assumption Agreement is required to deliver pursuant to Section 2.16, together with payment by such assigning Lender (or, in the case of any assignment pursuant to Section 2.18(b) or (c), by the Borrower) to the Administrative Agent of a registration and processing fee of $3,500.

(vi)          (A) Notwithstanding the foregoing, no assignment or transfer may be made to an Affiliated Lender unless the Affiliated Lender Limitation shall be satisfied after giving effect thereto.

(B)            In connection with an assignment to an Affiliated Lender, (1) the Affiliated Lender shall have identified itself in writing as an Affiliated Lender to the assigning Lender and the Administrative Agent prior to the execution of such assignment and (2) the Affiliated Lender shall be deemed to have represented and warranted to the assigning Lender and the Administrative Agent that the Affiliated Lender Limitation shall be satisfied after giving effect to such assignment.

(c)            (i)    Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (other than any Affiliated Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to clause (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, if such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which shall not be unreasonably withheld). A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 to the extent such Participant fails to comply with Section 2.16(e) as though it were a Non-U.S. Lender (it being understood that the documentation required under Section 2.16(e) shall be delivered to the participating Lender).

(d)            Each Lender that sells a participation, acting for this purpose as a non-fiduciary agent (solely for tax purposes) of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans (or other rights or obligations) held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans) to any Person except to the extent that such disclosure is necessary to establish that such Commitments or Loans are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan (or other right or obligation) hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Any assignment or participation of a Loan or Commitment by a Lender without the Borrower’s consent to a Disqualified Lender shall be null and void, and, in such event, the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrower at law or in equity. If any assignment or participation under this Section 9.04 is made to any Disqualified Lender without the Borrower’s prior written consent, then: (a) the Borrower may (i) terminate any Commitment of such Person and prepay any applicable outstanding Loans at a price equal to the lesser of par and the amount such Person paid to acquire such Loans, without premium, penalty, prepayment fee or breakage, and/or (ii) require such Person to assign its rights and obligations to one or more Eligible Assignees at the price indicated above (which assignment shall not be subject to any processing and recordation fee), (b) no such Person shall receive any information or reporting provided by the Borrower, the Administrative Agent or any Lender, (c) for purposes of voting, any Loans or Commitments held by such Person shall be deemed not to be outstanding, and such person shall have no voting or consent rights with respect to “Required Lender”, “Required Revolving Lenders”, “Required Tranche B Term Lenders”, “Required Incremental Lenders” or class votes or consents, (d) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class so approves and (e) such Person shall not be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to a Disqualified Lender and not to any assignee of such Disqualified Lender that becomes a Lender so long as such assignee is not a Disqualified Lender or an Affiliate thereof. The Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or have any liability with respect to any assignment or participation of loans, or disclosure of confidential information, to any Disqualified Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement, any Affiliated Lender may purchase outstanding Term Loans, and each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans to such Affiliated Lender through Dutch auctions in accordance with procedures of the type described in Section 9.08(j) or other offers to purchase or take by assignment open to all applicable Lenders on a pro rata basis in accordance with procedures determined by such Affiliated Lender in its sole discretion or open market purchase on a non-pro rata basis, on the following basis:

(i)            Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II and financial statements and reports delivered to Lenders pursuant to Article VI;

(ii)           each Lender (other than an Affiliated Lender) will waive any potential claims arising from the Parent, the Borrower, the Sponsor or any Affiliated Lender or Debt Fund Affiliate being in possession of undisclosed information that may be material to such Lender’s decision to participate in such repurchase or assignment (unless such requirement is waived by the Borrower);

(iii)           the aggregate principal amount of Term Loans of any Class under this Agreement held by Affiliated Lenders at the time of any such purchase or assignment shall not exceed the Affiliated Lender Limitation;

(iv)           as a condition to each assignment pursuant to this clause (g), the Administrative Agent and the Borrower shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender (in its capacity as such) shall waive any right to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such, with respect to the restrictions set forth in this Section 9.04(g);

(v)           the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit B-2 hereto or any other form approved by the Administrative Agent and the Borrower (an “Affiliated Lender Assignment and Assumption”); and

(vi)           notwithstanding anything in Section 9.08 or the definition of “Required Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Loans) have (1) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 9.08(g)(H), any plan of reorganization pursuant to the U.S. Bankruptcy Code or any other Debtor Relief Law, (2) otherwise acted on any matter related to any Loan Document, or (3) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and, except with respect to any amendment, modification, waiver, consent or other action (x) in Section 9.08 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (y) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (z) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph) (but, in any event, in connection with any amendment, modification, waiver, consent or other action, shall be entitled to any consent fee, calculated as if all of such Affiliated Lender’s Loans had voted in favor of any matter for which a consent fee or similar payment is offered); and

(vii)          notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Term Loans pursuant to this Section 9.04(g) may, in its sole discretion, contribute, directly or indirectly, the principal amount of such Term Loans or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguishing such Term Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (y) the Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(h)            Although any Debt Fund Affiliate(s) shall be Eligible Assignees and shall not be subject to the provisions of Section 9.04(g), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate through (a) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 9.04(j)            (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (b) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Commitments and Revolving Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 50% of the Term Loans, Revolving Commitments and Revolving Loans of Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.08.

(i)            Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Parent, the Borrower or any Subsidiary of the Borrower through (a) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 9.08(j) or (b) open market purchases on a non-pro rata basis; provided that:

(i)            (A) if the assignee is the Parent or a Restricted Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (B) if the assignee is the Borrower (including through contribution or transfers set forth in clause (A)), (x) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (y) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (z) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

(ii)            no assignment of Term Loans to Holdings, the Borrower or any Restricted Subsidiary may occur while an Event of Default has occurred and is continuing hereunder; and

(iii)           purchases of Term Loans pursuant to this subsection (12) may not be funded with the proceeds of Revolving Loans.

(j)            Modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans shall be permitted as follows:

(i)            the Borrower delivers a notice of such Auction to the Auction Manager and the Administrative Agent (for distribution to the Term Lenders) no later than 12:00 noon, New York City time, at least five (5) Business Days in advance of a proposed commencement date of such Auction, which notice shall specify (1) the dates on which such Auction will commence and conclude, (2) the maximum principal amount of Term Loans that the Borrower desires to repurchase in such Auction and (3) the range of discounts to par at which the Borrower would be willing to repurchase the Term Loans, (B) the maximum dollar amount of such Auction shall be no less than an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (C) such Auction shall be open for at least two Business Days after the date of the commencement thereof, (D) such Auction shall be open for participation by all the Lenders on a ratable basis, (E) a Lender that elects to participate in such Auction will be permitted to tender for repurchase all or a portion of such Lender’s Term Loans, (F) each repurchase of Term Loans shall be of a uniform, and not varying, percentage of all rights of the assigning Lender hereunder with respect thereto (and shall be allocated among the Term Loans of such Lender in a manner that would result in such Lender’s remaining Term Loans being included in each Term Borrowing in accordance with its applicable share thereof), (G) at the time of the commencement and conclusion of such Auction, no Event of Default shall have occurred and be continuing, and (H) such Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, so long as such procedures are consistent with this Section 9.04(j) and are reasonably acceptable to the Administrative Agent and the Borrower. In connection with any Auction, the Auction Manager and the Administrative Agent may request one or more certificates of an Authorized Officer of the Borrower as to the satisfaction of the conditions set forth in clause (H) above.

(ii)            Repurchases by the Borrower of Term Loans pursuant to this Section 9.04(j) shall not constitute voluntary prepayments for purposes of Section 2.09 or 2.10. The aggregate principal amount of the Term Loans of any Class repurchased by the Borrower pursuant to this Section 9.04(j) shall be applied to reduce the subsequent scheduled repayments of Term Loans of such Class to be made pursuant to Section 2.09(a) in inverse order of maturity. Upon the repurchase by the Borrower pursuant to this Section 9.04(j) of any Term Loans, such Term Loans shall, without further action by any Person, be deemed cancelled and no longer outstanding (and may not be resold by the Borrower) for all purposes of this Agreement and the other Loan Documents, including with respect to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. The Administrative Agent is authorized to make appropriate entries in the Register to reflect any cancelation of the Term Loans repurchased and cancelled pursuant to this Section 9.04(j). Any payment made by the Borrower in connection with a repurchase permitted by this Section 9.04(j) shall not be subject to the provisions of Section 2.15. Failure by the Borrower to make any payment to a Lender required to be made in consideration of a repurchase of Term Loans permitted by this Section 9.04(j) shall not constitute a Default or an Event of Default under Section 7.01(b). Each Lender shall, to the extent that its Term Loans shall have been repurchased and assigned to the Borrower pursuant to this Section 9.04(j), relinquish its rights in respect thereof. Except as otherwise set forth in this Section 9.04(j), the provisions of this Section 9.04 shall not apply to any repurchase of Term Loans pursuant to this Section 9.04(j).

(k)            In connection with any assignment pursuant to Section 9.04(b)(vi) or Section 9.04(j), each Lender acknowledges and agrees that, in connection therewith, (1) the Affiliated Lenders, the Parent, the Borrower and/or any of their Subsidiaries may have, and later may come into possession of, information regarding the Sponsor, the Parent, the Borrower, any of their Subsidiaries and/or any of their respective Affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such assignment (including Private Side Information) (the “Excluded Information”), (2) such Lender, independently and, without reliance on the Parent, the Borrower, any of their Subsidiaries, any Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the other Affiliates, the Parent, the Borrower, any of their Subsidiaries, any Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lenders, the Parent, the Borrower, any of their Subsidiaries, any Agent or any of their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

(l)            In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (ii) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.05            Expenses; Indemnity.

(a)            The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents and the Arrangers in connection with the preparation, negotiation, execution, and closing of this Agreement and the other Loan Documents, or by the Agents and the Arrangers in connection with the initial syndication of the Facilities (the payment of such expenses being subject to the occurrence of the Closing Date) or the administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications, supplements or waivers of the provisions hereof or thereof and any other documents or matters requested by the Borrower (or on behalf of any other Loan Party) in connection with this Agreement or any other Loan Documents (whether or not the transactions contemplated by the Loan Documents shall be consummated) (including the reasonable fees, charges and disbursements of counsel, which shall be limited to the reasonable and documented fees, charges and disbursements of Milbank LLP, counsel for the Agents and the Arrangers, or counsel replacing such counsel, and not more than one counsel in each jurisdiction in which Collateral is located and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected similarly situated Indemnitees, taken as a whole), (ii) all actual costs and reasonable and documented out-of-pocket expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, and in connection with the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees and reasonable and documented fees, expenses and disbursements of Milbank LLP, counsel for the Collateral Agent, or counsel replacing such counsel, and not more than one counsel in each jurisdiction in which Collateral is located and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected similarly situated Indemnitees, taken as a whole, (iii) all documented out-of-pocket expenses incurred by the Agents or any Lender Party in connection with the enforcement or protection of their rights (including any costs of settlement) in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans (including the reasonable fees, charges and disbursements of one financial advisor for the Lender Parties (taken as a whole) and of counsel, which shall be limited to, in connection with any such enforcement or protection, the reasonable and documented fees, charges and disbursements of Milbank LLP, counsel for the Agents and Lenders, or counsel replacing such counsel, and not more than one counsel in each jurisdiction in which Collateral is located and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected similarly situated Indemnitees, taken as a whole).

(b)            The Borrower agrees to indemnify each Lender Party, their respective Related Parties and each of their respective directors, officers, employees, advisors, agents, affiliates, successors, partners, representatives and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including reasonable and documented out-of-pocket counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee (including any such losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses claimed or asserted by any of the Group Members) arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or the use of the proceeds therefrom or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, in all cases, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable and documented out-of-pocket expenses (A) result from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or a material breach by such Indemnitee of any of its obligations under this Agreement, in each case, as determined by the final, non-appealable judgment of a court of competent jurisdiction (treating, for this purpose only, any Lender Party and its Related Parties as a single Indemnitee) or (B) arise out of any proceeding that does not involve an act or omission of any Group Member or any of any Group Member’s Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any such proceedings which relate to claims against any Arranger or the Administrative Agent or the Collateral Agent in their capacities as such). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (1) any Environmental Claim related in any way to any of the Group Members or (2) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property, any property owned, leased or operated by any predecessor of any of the Group Members, or, to the extent related in any way to any of the Group Members, any property at or to which any of the Group Members has sent Hazardous Materials for treatment, storage or disposal; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable and documented out-of-pocket expenses result from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or a material breach by such Indemnitee of its express obligations under this Agreement, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the resignation of any Agent, the consummation of the Transactions, the repayment of any monetary Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Lender Party.

(c)            All amounts due under this Section 9.05 shall be payable promptly upon (and in any event within thirty (30) days after) written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested; provided, however, that any Person receiving any payment shall promptly refund the amount of any such payment to the extent that there is a final judicial or arbitral determination that such Person was not entitled to indemnification or reimbursement rights with regard to such payment pursuant to the express terms of this Section 9.05. Sections 9.05(a) and (b) shall not apply to Indemnified Taxes and Other Taxes indemnified by the Borrower pursuant to Section 2.16.

(d)            To the fullest extent permitted by law, no Indemnitee shall be liable for, and the Borrower hereby agrees not to assert any claim against any Indemnitee, on any theory of liability, for consequential, incidental, indirect, punitive or special damages arising out of or otherwise relating to the Loan Documents, any of the Transactions, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 9.05(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement of the other Loan Documents or the transactions contemplated hereby or thereby other than as a result of the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties as determined by a court of competent jurisdiction in a final judgement.

Section 9.06            Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of the Borrower, against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender Party or their respective Affiliates, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured or are owed to a branch, office or Affiliate of such Lender Party different from the branch, office or Affiliate holding such deposit or so obligated. The rights of each Lender Party under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender Party or its Affiliates may have. Each Lender Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.07            APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08            Waivers; Amendment.

(a)            No failure or delay of any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)            Except as expressly provided in Sections 2.21, 2.22, 2.23 or 2.24 of this Agreement, in the Guaranty or in the Security Documents, or any extension of a delivery deadline by the Administrative Agent pursuant to any provision of this Agreement, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent, the Borrower, the Administrative Agent and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto and consented to by the Required Lenders (in the case of clauses (x) and (y), at the Borrower’s expense); provided, however, that no such agreement shall:

(i)            decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on (other than default interest under Section 2.12(c)), any Loan, without the prior written consent of each Lender directly affected thereby, it being understood that none of the following will constitute a reduction in any rate of interest or any fees: any change to the definition of “Consolidated First Lien Net Leverage Ratio,” “Consolidated Secured Net Leverage Ratio,” “Consolidated Total Net Leverage Ratio,” “Fixed Charge Coverage Ratio,” the waiver of (or amendment to the terms of) Section 2.21(b) or, in each case, in the component definitions thereof; provided that only the consent of (i) the Required Lenders shall be necessary to amend the default interest, (ii) the Required Lenders or, with respect to any default interest rate payable in respect of the Revolving Facility, the Required Revolving Lenders under the Revolving Facility, shall be necessary to waive any obligation of the Borrower to pay interest at the default interest rate and (iii) the Swing Line Lender shall be necessary to waive any obligation of the Borrower to pay interest at the default interest rate payable in respect of the Swing Line Facility;

(ii)            increase or extend any Commitment of any Lender or decrease the fees of or any other amount owing to any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

(iii)            extend or waive any date for the scheduled amortization of principal of any Loan or any date on which payment of interest (other than default interest under Section 2.12(d)) on any Loan or any fee (including any Agent Fee) is due, without the prior written consent of each Lender directly affected thereby (it being understood that (A) mandatory prepayments pursuant to Section 2.10(b) may be postponed, extended, delayed, waived or modified, (B) the waiver of any Default or Event of Default, (iii) the waiver of (or amendment to the terms of) Section 2.21(b) or (iv) any change to the definition of “Consolidated First Lien Net Leverage Ratio,” “Consolidated Secured Net Leverage Ratio,” “Consolidated Total Net Leverage Ratio,” “Fixed Charge Coverage Ratio” or, in each case, in the component definitions thereof, in each case, with the consent of the Required Lenders);

(iv)            amend or modify the provisions of Section 2.17(b) or 2.17(d) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender;

(v)            amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders”, “Majority in Interest”, “Required Tranche B Term Lenders”, “Required Revolving Lenders”, “Required Incremental Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder or portion of the Loans or Commitments required to take any action under the Loan Documents, in each case, without the written consent of each Lender directly affected thereby;

(vi)            except as expressly permitted under Section 9.17, release (x) the Parent from its Guarantee under the Guaranty or limit its liability in respect of such Guarantee or (y) with respect to any Loan Party party to the Guaranty as a Subsidiary Guarantor, release any Subsidiary Guarantor from its Guarantees thereunder, release of all or substantially all of the value of its Guarantees thereunder or limit its liability in respect of such Guarantees, in each case of the foregoing clauses (x) and (y), without the written consent of each Lender (other than any Defaulting Lender);

(vii)           subject to Section 9.17, release all or substantially all of the value of the Collateral from the Liens of the Security Documents without the consent of each Lender (other than any Defaulting Lender);

(viii)          change the order of priority of payments set forth in Section 7.03, in each case without the prior written consent of each Lender (other than any Defaulting Lender); or

(ix)            (i) waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Facilities or (ii) amend, waive or otherwise modify any term or provision, including without limitation the Financial Covenant in Section 6.12(b) which directly affects the Revolving Lenders and does not directly affect any Term Lenders, without the written consent of the Required Revolving Lenders; or

(x)             amend, waive or otherwise modify any term or provision, including without limitation the Financial Covenant in Section 6.12(a) which directly affects the Term Lenders and does not directly affect any Revolving Lenders, without the written consent of the Required Tranche B Term Lenders;

provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank, the Swingline Lender or the Collateral Agent hereunder without the prior written consent of the Administrative Agent, the Swingline Lender, such Issuing Bank or the Collateral Agent, as the case may be, acting as such at the effective date of such agreement, as applicable, (B) notwithstanding the foregoing, the Agency Fee Letter may be amended or modified by the parties thereto without the consent of any other Person and (C) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Parent, the Borrower, the Administrative Agent and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time (including any increases or decreases to the aggregate Revolving Commitments, any borrowing procedures in respect of the Revolving Facility, any timing for payments in respect of the Revolving Facility, or any provisions in respect of any Letters of Credit, which shall only require the consent of the requisite percentage of the Revolving Lenders and the Issuing Banks to the extent applicable). Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender. The Borrower and the Administrative Agent may enter into any Permitted Amendment in accordance with Section 2.21 and such Permitted Amendment shall be effective to amend the terms of this Agreement and the other applicable Loan Documents without any further action or consent of any other party to any Loan Document.

(c)            Without the consent of any Lender, any Loan Party and the Administrative Agent and/or the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, in each case, at the Borrower’s expense, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to or protect any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or (ii) effect the provisions of Sections 2.21, 2.22, 2.23 or 2.24.

(d)            Notwithstanding the other provisions of this Section 9.08, the applicable Loan Parties and the Administrative Agent and/or the Collateral Agent may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any other Lender Party for the purpose of (i) curing any ambiguity, defect, inconsistency or typographical or drafting error, (ii) making any change that would provide any additional rights or benefits to the Lender Parties and (iii) making, completing or confirming any grant of Collateral permitted or required by this Agreement or any of the Security Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Security Documents.

(e)            Limitation on Voting Rights of Affiliated Lenders.

(i)              Notwithstanding anything to the contrary set forth herein, no Affiliated Lender shall have any right to (and no Affiliated Lender shall) (A) consent to any waiver, amendment, modification, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document, (B) require any Lender Party to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, (C) otherwise vote on any matter relating to this Agreement or any other Loan Document, (D) attend any meeting (whether in person, by telephone or other means) with any Lender Party, except any portion thereof attended (at the invitation of the Administrative Agent) by representatives of the Borrower, or receive any information or material (in whatever form) prepared by or on behalf of, or otherwise provided by, any Lender Party, other than any such information or material that has been made available by the Administrative Agent to the Borrower, (E) have access to the Platform or (F) make or bring any claim, in its capacity as a Lender, against any Lender Party with respect to the duties and obligations of such Persons under the Loan Documents; provided that (1) any waiver, amendment or other modification of this Agreement or any other Loan Document, or any consent to any departure by an Loan Party therefrom, of the type referred to in Section 9.08(b) that directly affects any Affiliated Lender shall require the prior written consent of such Affiliated Lender and (2) without the prior written consent of such Affiliated Lender, no waiver, amendment or other modification of this Agreement or any other Loan Document, and no consent to any departure by an Loan Party therefrom, shall (x) deprive any Affiliated Lender, in its capacity as Lender, of its share of any payments that Lenders of the same Class are entitled to share on a pro rata basis hereunder or (y) affect any Affiliated Lender, in its capacity as Lender, in a manner that is disproportionate to the effect of such waiver, amendment, modification or consent on the other Lenders of the same Class.

(ii)             If a proceeding under the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against any Loan Party prior to the time when the Obligations have been paid in full, then each Affiliated Lender (A) shall promptly give notice to the Administrative Agent of any solicitation of such Affiliated Lender for a vote, or of such Affiliated Lender’s receipt of a ballot to vote, in or in connection with such proceeding and (B) irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Obligations in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Obligations as the Administrative Agent directs; provided that the Administrative Agent shall so vote with respect to the Obligations as directed by the Required Lenders; provided, further, that no such vote with respect to the Obligations held by such Affiliated Lender shall treat such Obligations in a manner less favorable than the proposed treatment of the same class or type of the Obligations held by Lenders that are not Affiliated Lenders. To give effect to the foregoing right of the Administrative Agent to vote on behalf of any Affiliated Lender with respect to the Obligations, each Affiliated Lender hereby constitutes and appoints the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as such Affiliated Lender’s true and lawful attorney-in-fact with full power and authority in the place of such Affiliated Lender and in the name of such Affiliated Lender or in its own name, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney, may be necessary or desirable to accomplish the purposes hereof, which appointment as attorney is irrevocable and coupled with an interest; provided that the Administrative Agent shall not exercise the foregoing rights in such capacity until the commencement by or against any Loan Party of a proceeding under the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law. Each Affiliated Lender agrees to execute any and all further documents and instruments, and take all such further actions, as the Administrative Agent may reasonably request to effectuate the provisions of this Section 9.08(e)(ii).

(f)            Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Commitments and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class, the Required Lenders, the Required Tranche B Term Lenders, the Required Revolving Lenders or the Required Incremental Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.08); provided that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (ii) the maturity date of any outstanding Loan of such Defaulting Lender shall not be changed, nor shall there be any reduction or forgiveness of the principal amount thereof without the written consent of such Defaulting Lender and (iii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.09            Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10            Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, any separate letter agreements with respect to fees payable to the Administrative Agent or the Collateral Agent, including the Agency Fee Letter, shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11            Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12            Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Without limiting the foregoing provisions of this Section 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or each Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.13            Counterparts; Electronic Execution.

(a)            This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or electronic transmission in “.pdf” or comparable format shall be as effective as delivery of a manually signed original.

(b)            The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.14            Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement or any provision hereof.

Section 9.15            Jurisdiction; Consent to Service of Process.

(a)            The Parent, the Borrower and each Lender Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in New York City, New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State Court or, to the extent permitted by law, in such federal court. Each of the Parent and the Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Parent or the Borrower, as the case may be, at the address specified therefor on Schedule 9.01. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or its properties in the courts of any jurisdiction in which the Parent, the Borrower or any of their properties is located.

(b)            The Parent, the Borrower and each Lender Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16            Communications.

(a)            Delivery.

(i)              The Borrower hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced on Schedule 9.01 or as otherwise directed by the Administrative Agent in writing. Nothing in this Section 9.16 shall prejudice the right of any Arranger, any Lender Party, the Parent or the Borrower to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii)             The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at the email address referenced on Schedule 9.01 (or as otherwise specified by the Administrative Agent in writing) shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s or Issuing Bank’s email address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such email address.

(b)            Posting.

(i)              The Parent and the Borrower agrees that the Administrative Agent may make the Communications available to the Lenders and Issuing Banks by posting the Communications on Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Parent and the Borrower acknowledges and agrees that the list of Disqualified Lenders shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for Public Side Lender Representatives.

(ii)             THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE AGENT PARTIES (AS DEFINED BELOW) WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE PARENT, THE BORROWER, ANY OTHER LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF A PARENT ENTITY’S, THE BORROWER’S, OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c)            Non-Public Information.

(i)              Each Lender and Issuing Bank acknowledges that all information, including requests for waivers and amendments, furnished by the Parent, the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain Private Side Information. Each Lender and Issuing Bank represents to the Parent, the Borrower and the Administrative Agent that (A) it has developed compliance procedures regarding the use of Private Side Information and that it will handle Private Side Information in accordance with such procedures and applicable law, including federal, state and foreign securities laws and (B) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain Private Side Information in accordance with its compliance procedures and applicable law, including federal, state and foreign securities laws.

(ii)             The Parent, the Borrower and each Lender and Issuing Bank acknowledge that, if information furnished by the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (A) the Administrative Agent may post any information that the Parent or the Borrower has indicated as containing Private Side Information solely on that portion of the Platform as is designated for Private Side Lender Representatives and (B) if the Parent or the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains Private Side Information, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. The Borrower agrees to clearly designate or cause to be clearly designated all information provided to the Administrative Agent by or on behalf of the Parent and the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation without liability or responsibility for the independent verification thereof. Notwithstanding any of the foregoing, the following materials shall be treated as suitable to be made available to Public Side Lender Representatives unless the Borrower notifies the Administrative Agent promptly that any such document contains Private Side Information: (1) the Loan Documents and (2) notification of changes in the terms of any Facility.

Section 9.17           Release of Liens.

(a)            In the event that any Loan Party Disposes of all or any portion of any of its assets to any Person (other than a Loan Party) in a transaction permitted by Section 6.04, any Lien created by any Loan Document in respect of such assets shall be automatically released and the Administrative Agent and/or the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent or any of them to) take such action and execute any such documents as may be reasonably requested by the Borrower (or on behalf of any other Loan Party or Restricted Subsidiary) and at the Borrower’s expense to (i) evidence such release and (ii) if such Disposition is a sale of the Equity Interests in a Subsidiary, release such Subsidiary as a Guarantor under the Guaranty and from its obligations under the other Loan Documents to which it is party. In addition, if the Borrower or any Restricted Subsidiary enters into any lease or sublease with, or grants any easement, right-of-way, permit, license, restriction or the like to, any Person (other than a Loan Party or any other Affiliate of the Borrower or any Subsidiary) in a transaction permitted by Section 6.04, the Administrative Agent and/or the Collateral Agent may (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent or any of them to) take such action and execute any such documents as may be reasonably requested by the Borrower (or on behalf of any other Loan Party or Restricted Subsidiary) and at the Borrower’s expense to release or subordinate any Liens created by any Loan Document with respect to such lease, sublease, easement, right-of-way, permit, license, restriction or the like to such Person. In connection with any such transaction, the Administrative Agent and the Collateral Agent may rely conclusively (and without further inquiry) on a certificate provided to it upon its reasonable request by any Loan Party to the effect that such transaction is permitted by Section 6.04.

(b)            In the event that any Loan Party becomes an Unrestricted Subsidiary pursuant to Section 5.15, any Lien created by any Loan Document in respect of such Unrestricted Subsidiary and the Equity Interests in such Unrestricted Subsidiary shall be automatically released and the Administrative Agent and/or the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent or any of them to) take such action and execute any such documents as may be reasonably requested by the Borrower (or on behalf of any other Loan Party or Restricted Subsidiary) and at the Borrower’s expense to (i) evidence such release and (ii) release such as a Guarantor under the Guaranty. In connection with the foregoing, the Administrative Agent and the Collateral Agent may rely conclusively (and without further inquiry) on a certificate provided to it upon its reasonable request by any Loan Party to the effect that such transaction is permitted by Section 5.15.

Section 9.18           Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, which shall include disclosure to third-party providers of mediation, settlement and similar services, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Parent, the Borrower or any other Subsidiary and its obligations, (g) to any actual or potential credit provider, investor, or other entity in connection with a financing or securitization or proposed financing or securitization of all or a part of any amounts payable to or for the benefit of any Lender or its Affiliates under the Loan Documents so long as the recipient agrees to keep such information confidential in a manner materially consistent with this Section, (h) with the consent of the Borrower, (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to any Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Parent or the Borrower, (j) to any credit insurance provider relating to the Parent, the Borrower, or any other Subsidiary and its obligations or (k) to a Federal Reserve Bank or other central bank, in each case on a confidential basis. For purposes of this Section, “Information” shall mean all information received from a Parent Entity, the Borrower, the Borrower or any other Subsidiary or their businesses that is confidential or proprietary in nature or that is clearly identified as confidential at the time of delivery thereof, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Parent Entity or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.19           USA PATRIOT Act. Each Lender each Issuing Bank and each Agent hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Lender Parties to identify the Loan Parties in accordance with the USA PATRIOT Act.

Section 9.20           No Fiduciary Duty. Each Lender Party and their respective Affiliates (collectively, solely for purposes of this Section, the “Lender Parties”), may have economic interests that conflict with those of the Loan Parties. The Parent and the Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Parties and the Loan Parties, their respective equityholders or their respective Affiliates. The Parent and the Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, (b) in connection with such transactions (and any matters or processes leading to such transactions), each of the Lender Parties is acting solely as a principal and not the agent or fiduciary of any Loan Party, any of its affiliates or any of their respective management, equityholders, creditors or any other Person, (c) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or by the other Loan Documents or the matters or processes leading thereto (irrespective of whether any Lender Party has advised or is currently advising any Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (d) each Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate. The Parent and the Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Parent and the Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Loan Party, in connection with such transaction or the process leading thereto.

Section 9.21           Non-Recourse to Sponsor. Anything herein or in the other Loan Documents to the contrary notwithstanding, the obligations of the Loan Parties under this Agreement and the other Loan Documents are obligations of the Loan Parties and do not constitute a debt or obligation of (and no recourse shall be had with respect thereto to) the Parent, any of the direct or indirect holders of the Equity Interests of the Parent, including the Sponsor or any of their respective Affiliates (in each case, other than the Loan Parties) or any shareholder, partner, member, officer, director, Controlling Person, agent, representative, executive or employee of any such Person (collectively, other than the Loan Parties, the “Non-Recourse Parties”), except to the extent of the obligations of any such Non-Recourse Party expressly provided for in any of the Loan Documents to which it may become a party, if ever. Except in respect of any obligation of a Non-Recourse Party expressly provided in any Loan Document to which it may become a party (if ever), no action shall be brought against the Non-Recourse Parties, and no judgment for any deficiency upon the Obligations shall be obtainable, by any Secured Party against the Non-Recourse Parties and the Secured Parties shall look solely to the Loan Parties (but not to any Non-Recourse Party) in enforcing its rights and obligations under and in connection with the Obligations; provided that nothing contained in this Section 9.21 shall be deemed to release any Non-Recourse Party from liability for its own fraudulent actions, bad faith or willful misconduct or from any other obligation of such Non-Recourse Party contained in any other agreement to which such Non-Recourse Party is a party or to bar any counterclaim against any Person.

Section 9.22           Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.23           Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 9.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” shall have the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TRANSMONTAIGNE OPERATING COMPANY L.P.

By:	TransMontaigne Operating GP L.L.C.,
its general partner

By:	/s/ Robert T. Fuller
Name: Robert T. Fuller
Title: Executive Vice President, Chief Financial Officer and Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TRANSMONTAIGNE PARTNERS LLC

By:	/s/ Robert T. Fuller
Name: Robert T. Fuller
Title: Executive Vice President, Chief Financial Officer and Treasurer

2

BARCLAYS BANK PLC,
as the Administrative Agent and Collateral Agent

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

3

BARCLAYS BANK PLC,
as Issuing Bank, Lender and Swingline Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

4

ING CAPITAL LLC,
as Issuing Bank and Lender

By:	/s/ Tanja van der Woude
Name: Tanja van der Woude
Title: Director

By:	/s/ Lauren Gutterman
Name: Lauren Gutterman
Title: Vice President

5

MIZUHO BANK, LTD.,
as Issuing Bank and Lender

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Executive Director

6

MUFG UNION BANK, N.A.,
as Issuing Bank and Lender

By:	/s/ Kevin Sparks
Name: Kevin Sparks
Title: Director

7

TRUIST BANK,
as Lender

By:	/s/ John Kovarik
Name: John Kovarik
Title: Director

8

ARCLIGHT CAPITAL PARTNERS, LLC,
as Lender

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	Managing Partner

9